Exhibit 4.8

EXECUTION VERSION

TERM FACILITY AGREEMENT US$46,725,000

Between	TORM PLC as Borrower
and	TORM A/S VESSELCO 12 PTE. LTD. TORM SINGAPORE PTE. LTD. as Guarantors
arranged by	ING BANK N.V. as Arranger
with	ING BANK N.V. as Original Lender
and	ING BANK N.V. as Agent and Security Agent

Date	8 SEPTEMBER 2017

CONTENTS
1.	Definitions and Interpretation	6
2.	The Facility	32
3.	Purpose	35
4.	Conditions of Utilisation	35
5.	Utilisation	36
6.	Repayment	37
7.	Illegality, Prepayment and Cancellation	38
8.	Interest	41
9.	Interest Periods	43
10.	Changes to the Calculation of Interest	43
11.	Fees	45
12.	Tax Gross Up and Indemnities	45
13.	Increased Costs	52
14.	Other Indemnities	54
15.	Mitigation by the Lenders	58
16.	Costs and Expenses	58
17.	Guarantee and Indemnity	60
18.	Representations	62
19.	Information Undertakings	70
20.	Financial Covenants	74
21.	General Undertakings	77
22.	Dealings with Mortgaged Vessels	81

23.	Condition and Operation of Mortgaged Vessels	85
24.	Insurance	89
25.	Minimum Security Value	93
26.	Bank Accounts	96
27.	Business Restrictions	97
28.	Hedging Contracts	100
29.	Events of Default	101
30.	Transaction security	107
31.	Changes to the Lenders	111
32.	Changes to the Obligors	115
33.	Roles of Agent, Arranger and base reference banks	116
34.	the security agent	124
35.	Conduct of Business by the Finance Parties	132
36.	Sharing Among the Finance Parties	133
37.	Payment Mechanics	134
38.	Set off	138
39.	Notices	138
40.	Calculations and Certificates	140
41.	Partial Invalidity	140
42.	Remedies and Waivers	140
43.	Amendments and Grant of Waivers	141
44.	Counterparts	144
45.	Confidentiality	144

46.	Restriction on Debt Purchase Transactions	147
47.	Confidentiality of Funding Rates and Base Reference Bank Quotations	147
48.	Governing Law	149
49.	Enforcement	149
50.	Patriot Act	150
51.	Contractual recognition of bail-in	150

PARTIES
This term facility agreement (the "Agreement") is made

between	TORM PLC (Companies House registration number 09818726) Birchin Court, 20 Birchin Lane London EC3V 9DU United Kingdom (the "Borrower")
and	The Entities listed in Schedule 1 (The Original Parties) as guarantors (the "Original Guarantors")
arranged by	ING BANK N.V. (the "Arranger")
with	ING BANK N.V. (the "Original Lender")
and	ING BANK N.V. as agent for the other Finance Parties (the "Agent")
and	ING BANK N.V. as security agent and trustee for the Secured Parties (the "Security Agent")

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement:
"Acceptable Bank" means:
a)
a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or A3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

b)	any other bank or financial institution approved by the Agent (acting on the instructions of the Majority Lenders).
"Accession Deed" means an accession deed executed by any Additional Guarantor, as accepted by the Agent, for accession to this Agreement, substantially in the form set out in Schedule 11 (Form of Accession Deed).
"Account" means any bank account, deposit or certificate of deposit opened, made or established in accordance with Clause 26 (Bank Accounts).
"Account Bank" means, in relation to any Account, either Danske Bank A/S or another bank or financial institution approved by the Majority Lenders (acting reasonably) at the request of the Borrower.
"Account Holder(s)" means, in relation to any Account, the Obligor(s), in whose name(s) that Account is held.
"Accounting Reference Date" means 31 December or such other date as may be approved by the Lenders.
"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 32 (Changes to the Obligors).
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Applicable Code" means any code or prescribed procedures required to be observed by a Mortgaged Vessel or the persons responsible for its operation under any applicable law (including, but not limited to, those currently known as the ISM Code and the ISPS Code).
"Approved Brokers" means the ship broker/consultancy firms Clarksons Platou, Maersk Broker, Braemar ACM, Arrow Shipbrokers, Fearnleys, SSY Valuation Services Limited, Inge Steensland, BRS and Lorentzen & Stemoco (or, in each case, any of their Affiliates) and such other reputable international and independent consultancy or ship broker firm approved in advance by the Agent (acting reasonably).
"Approved Technical Manager" means any of Fleet Ship Management Inc. (British Virgin Islands), Wallem, Executive Ship Management, V-Group, Synergy Marine Group, Anglo Eastern, Bernard Schulte Shipmanagement and Thome Group together with any of their Affiliates; provided that the identity of any new technical manager is promptly notified to the relevant Mortgaged Vessel's insurers and a copy of the addenda to the relevant insurances reflecting the new technical manager is promptly provided to the Security Agent.
"Assignment Agreement" means an agreement substantially in the form set out in Schedule 7 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 7 (Form of Assignment Agreement) it shall not be a Creditor/Agent Accession Undertaking as defined in, and for the purposes of, the Subordination Deed.
"Auditors" means the Borrower's current auditors or any other firm appointed by the Borrower to act as its statutory auditors, in each case, having the necessary skills and experience to audit a group of companies such as the Group.
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Availability Period" means the period from and including the date of this Agreement to and including 31 December 2017.
"Available Commitment" means, in relation to each Lender, its Commitment minus:
a)	the amount of its participation in any outstanding Utilisations; and
b)	in relation to any proposed Utilisation, the amount of its participation in any other Utilisations that are due to be made on or before the proposed Utilisation Date.
"Available Facility" means the aggregate for the time being of the Lenders' Available Commitments.
"Bareboat Charter" means each bareboat charter contract between (i) an Owner and the Borrower; (ii) the Borrower and TORM A/S, or (iii) an Owner and TORM A/S, as the case may be, in each case in form and substance satisfactory to the Agent.
"Bareboat Charterer" means each of the Borrower and TORM A/S, as the case may be.
"Base Reference Bank Quotation" means any quotation supplied to the Agent by a Base Reference Bank.
"Base Reference Bank Rate" means, in relation to LIBOR, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks:
a)
(other than where paragraph b) below applies) as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

b)
if different, as the rate (if any and applied to the relevant Base Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

"Base Reference Banks" means, in relation to LIBOR, the principal London office of ING Bank NV and three prime international banks appointed by the Agent in consultation with the Borrower.
"Break Costs" means the amount (if any) by which:
a)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:
b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Copenhagen, Amsterdam, New York and London (or any other relevant place of payment under Clause 37 (Payment Mechanics)).
"Cash" shall have the meaning given to such term in Clause 20.1 (Financial definitions).
"Change of Control" means either:
a)	any person or group of persons acting in concert gains direct or indirect control of the Borrower where:
i)	"control" of the Borrower means:
A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
I)	cast, or control the casting of, more than 50 per cent (50%). of the maximum number of votes that might be cast at a general meeting of the Borrower; or
II)	appoint or remove the chairman of the board of directors or the majority of the directors or other equivalent officers of the Borrower; or
III)	give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of the Borrower are obliged to comply; and/or
B)
the holding beneficially of more than 50 per cent. (50%) of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

ii)
"acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Borrower by any of them, either directly or indirectly, to obtain or consolidate control of the Borrower, provided that for the avoidance of doubt no action by the Lenders (in any capacity) shall result in those Lenders being deemed to be acting in concert for this purpose; or

b)	the Sponsor, directly or indirectly, either:

i)	ceases to be able through its appointees to the Borrower's board of directors (including the chairman (who shall have the casting vote)) to control the board of directors of the Borrower; or
ii)	ceases to own or control at least 33.34 per cent. (33.34%) of the maximum number of votes that might be cast at a general meeting of the Borrower.
"Charged Property" means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.
"Charter" means in relation to a Mortgaged Vessel, any charter commitment or similar contract of employment of that Mortgaged Vessel made between TORM A/S (or any other Group Member, if relevant) and a charterer that is not a Group Member.
"Charter Documents" means, in relation to a Mortgaged Vessel, each Charter of that Mortgaged Vessel, any documents supplementing it and any guarantee or security given by any person for the relevant charterer's obligations under it, as applicable.
"Classification" means, in relation to a Mortgaged Vessel, the classification with the relevant Classification Society specified in respect of such Mortgaged Vessel in Schedule 2 (Vessel Information) (or, in the case of any vessel mortgaged as additional security pursuant to Clause 25.13 (Creation of Additional Security), the classification with a Classification Society notified to the Agent as at the date of creation of such mortgage).
"Classification Society" means, in relation to a Mortgaged Vessel, Lloyds Register, DNV GL or American Bureau of Shipping or another classification society approved by the Agent (acting reasonably) at the request of an Owner.
"Code" means the US Internal Revenue Code of 1986.
"Commitment" means:
a)
in relation to the Original Lender, the amount relating to the Original Lender in respect of the "Commitment" in Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.
"Compliance Certificate" means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate) or otherwise in form and substance satisfactory to the Agent.
"Confidential Information" means all information relating to an Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
a)	any Group Member or any of its advisers; or

b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Group Member or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
i)	information that:
A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 45 (Confidentiality); or
B)	is identified in writing at the time of delivery as non‑confidential by any Group Member or any of its advisers; or
C)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs a) or b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

ii)	any Funding Rate or Base Reference Bank Quotation.
"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA amended so as to be addressed to or capable of being relied upon by the Borrower without requiring its signature by virtue of reliance on the Third Parties Act or in any other form agreed between the Borrower and the Agent (a copy of which is provided to the Borrower as soon as reasonable practicable following execution).
"Confirmation" shall have, in relation to any Hedging Transaction, the meaning given to it in the relevant Hedging Master Agreement.
"Constitutional Documents" means, in respect of an Obligor, such Obligor's certificate of incorporation, memorandum and articles of association, by‑laws or similar or other constitutional documents including as referred to in any certificate relating to the Agent pursuant to this Agreement.
"Contracts" means:
a)	the memorandum of agreement dated 28 July 2017 and entered into between Strong Holding Limited as seller and Owner A as buyer; and
b)	the memorandum of agreement dated 28 July 2017 and entered into between Strong Holding Limited as seller and Owner A as buyer, for the acquisition of the Newbuilding Vessels.
"Copenhagen Stock Exchange" means NASDAQ Copenhagen A/S.
"Debt Purchase Transaction" means, in relation to a person, a transaction where such person:
a)	purchases by way of assignment or transfer;
b)	enters into any sub‑participation in respect of; or

c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub‑participation in respect of, any Commitment or amount outstanding under this Agreement.
"Default" means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Defaulting Lender" means any Lender:
a)
which has failed to make its participation in the Loan available or has notified the Agent that it will not make its participation in the Loan available by the Utilisation Date in accordance with Clause 5.4 (Lenders' Participation);

b)	which has otherwise rescinded or repudiated a Finance Document; or
c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph a) above:
i)	its failure to pay is caused by:
A)	administrative or technical error; or
B)	a Payment Disruption Event; and,
ii)	payment is made within three (3) Business Days of its due date; or
iii)	the relevant Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.
"Disposal Proceeds" means, in relation to the sale of a Mortgaged Vessel, the proceeds to an Owner or any other Group Member from such sale (net of fees, costs, and expenses payable by an Owner or any Group Member in connection with such sale).
"Disposal Repayment Date" means in relation to:
a)	a Total Loss of a Mortgaged Vessel, the applicable Total Loss Repayment Date; or
b)
a sale of a Mortgaged Vessel by the relevant Owner, the date upon which such sale is completed by the transfer of title to the relevant purchaser in exchange for payment of all or part of the relevant purchase price.

"Dollars" or "US$" means the lawful currency of the US.
"Earnings" means, in relation to a Mortgaged Vessel and a person, all money at any time payable to that person for or in relation to the use or operation of such Mortgaged Vessel including freight, hire and passage moneys and/or for the provision of services by or from such Mortgaged Vessel or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys, damages for breach and payments for termination or variation of any charter commitment, contributions in general average, any claims under any guarantees related to freight and/or hire payable to an Obligor as a consequence of the operation of that Mortgaged Vessel, all moneys which are at any time payable under the Insurances relating to such Mortgaged Vessel in respect of loss of earnings, if and when that Mortgaged Vessel is employed on terms whereby any moneys described in this definition are pooled or shared with any other person, the proportion of the net receipts of the relevant pooling or sharing arrangements which are attributable to such Mortgaged Vessel and any other money whatsoever due or to become due to an Obligor from third parties in relation to that Mortgaged Vessel, or otherwise.
"Earnings Account" means any Account designated as an "Earnings Account" under Clause 26 (Bank Accounts).
"Earnings Account Pledge" means the account pledge or account charge agreement to be entered into by the Owners in favour of the Security Agent in respect of all amounts from time to time standing to the credit of the Earnings Accounts of the Owners.
"Environmental Approval" means any permit or Authorisation and the filing of any notification, report or assessment required for the operation of the Fleet Vessels under any Environmental Law applicable to the operation of such Fleet Vessel.
"Environmental Claim" means
a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or
b)	any claim by another person which relates to an Environmental Incident or to an alleged Environmental Incident, and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.
"Environmental Incident" means
a)	any Release from any Fleet Vessel;
b)
any incident in which Hazardous Material is Released from a vessel other than a Fleet Vessel and which involves a collision between a Fleet Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Fleet Vessel is actually or is reasonably likely to be arrested, attached, detained or injuncted and/or a Fleet Vessel and/or the relevant owner or an Owner and/or any operator or manager of a Fleet Vessel is at fault or allegedly at fault or is reasonably likely to be subject to any legal or administrative action; or

c)
any other incident in which Hazardous Materials are Released otherwise than from a Fleet Vessel and in connection with which a Fleet Vessel is actually or reasonably likely to be arrested and/or where the relevant owner or an Owner and/or any operator or manager of a Fleet Vessel is at fault or allegedly at fault or is reasonably likely to be subject to any legal or administrative action.

"Environmental Laws" means any law relating to pollution or protection of the environment, to the carriage of Hazardous Materials or to actual or threatened Release of Hazardous Materials.
"Event of Default" means any event or circumstance specified as such in Clause 29 (Events of Default).
"Existing Charter Agreement" means in relation to a Mortgaged Vessel, each charter commitment that is for a period in excess of thirteen (13) months (including any optional or automatic extension periods), if any, in effect on the date of this Agreement for that Mortgaged Vessel details of which are provided in Schedule 2 (Vessel information).
"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).
"Facility Office" means:
a)
in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office through which it will perform its obligations under this Agreement; or

b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
"Facility Period" means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower and the other Obligors (which the Agent shall do promptly) that:
a)	all amounts which have become due for payment by the Borrower or any other party under the Finance Document have been paid;
b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;
c)	the Borrower has no future or contingent liability under any provision of this Agreement and the other Finance Documents; and
d)	there are no Commitments in force.
"Fallback Interest Period" means three (3) months.
"FATCA" means:
a)	sections 1471 to 1474 of the Code or any associated regulations;
b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph a) above; or

c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs a) or b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:
a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs a) or b) above, 1 January 2019, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Fee Letter" means any letter between the Borrower and any Finance Party setting out any of the fees referred to in Clause 11 (Fees) or any other fees referred to in this Agreement.
"Final Repayment Date" means, subject to Clause 37.8 (Business Days), 8 September 2024.
"Finance Documents" means this Agreement, any Fee Letter, the Subordination Deed, the Security Documents, any Hedging Contract, any Transfer Certificate or Assignment Agreement, any Selection Notice, any Accession Deed and any other document designated as such by the Agent and the Borrower, provided that where the term "Finance Document" is used in, and construed for the purposes of, this Agreement, the Subordination Deed, or the Security Documents, a Hedging Contract shall be a Finance Document only for the purposes of:
a)	the definition of "Material Adverse Effect";
b)	the definition of "Secured Obligations";
c)	the definition of "Security Document";
d)	paragraph a)ii) of Clause 1.2 (Construction);
e)	Clause 17(Guarantee and Indemnity);
f)	Clause 29 (Events of Default) and Clause 29.24 (Acceleration)
g)	Clause 30 (Transaction Security); and
h)	Clause 34 (The Security Agent).
"Finance Party" means the Agent, the Security Agent, the Arranger, any Hedging Provider or a Lender, provided that where the term "Finance Party" is used in, and construed for the purposes of, this Agreement, the Subordination Deed, or the Security Documents, a Hedging Provider shall be a Finance Party only for the purposes of:

a)	paragraph c) of the definition of "Material Adverse Effect";
b)	the definition of "Secured Parties";
c)	the definition of "Security Document";
d)	Clause 17 (Guarantee and Indemnity);
e)	Clause 30 (Transaction Security);
f)	Clause 34 (The Security Agent); and
g)	Clause 35 (Conduct of business by the Finance Parties).
"Finance Lease" means any lease or hire purchase contract, a liability under which would, in accordance with GAAP, be treated as a balance sheet liability (other than a lease or hire purchase contract which would, in accordance with GAAP in force on the date of this Agreement have been treated as an operational lease).
"Financial Indebtedness" means any indebtedness for or in respect of:
a)	moneys borrowed and debit balances at banks or other financial institutions;
b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
d)	the amount of any liability in respect of any Finance Leases;
e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non‑recourse basis);
f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close‑out of that Treasury Transaction, that amount) shall be taken into account);

g)
any counter‑indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a Group Member, which liability would fall within one of the other paragraphs of this definition;

h)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services (other than legal or accounting services) and payment is due more than ninety (90) days after the date of supply;

i)
any amounts raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date or which would under relevant applicable accounting principles be classified as borrowings under GAAP;

j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs a) to j) above.

"Flag State" means, in relation to a Mortgaged Vessel, the country specified in respect of such Mortgaged Vessel in (Vessel Information), or such other state or territory as may be approved by all the Lenders, at the request of an Owner, as being the "Flag State" of such Mortgaged Vessel for the purposes of the Finance Documents, provided that, subject to Clause 22.1 (Vessel's name and Registration), each of Singapore, Denmark, Norway, United Kingdom, Isle of Man, Bahamas, Bermuda, Panama, Malta, Marshall Islands, Cyprus, Hong Kong and Liberia shall be deemed to be approved by the Lenders as being a Flag State.
"Fleet Vessel" means each Mortgaged Vessel and any other vessel owned by any Group Member or, for purposes of the definitions of "Environmental Approval", "Environmental Incident", and "Release" and Clause 14.6 (Environmental Indemnity), and Clause 21.10 (Environmental Matters), operated by any Group Member.
"Forecast" means:
a)	the Original Forecast; and
b)	in relation to any other period, any forecast delivered by the Borrower to the Agent in respect of that period pursuant to paragraph c) of Clause 19.1 (Financial Statements).
"Forward Freight Agreement" means a forward freight agreement made or (as the context may require) to be made between the Borrower and any counterparty thereto in relation to the purposes set out in Clause 28.1 (Hedging), each based on (i) the 2007 terms and conditions of the Forward Freight Agreement Brokers' Association standard contract and/or (ii) the 2002 ISDA Master Agreement and Schedule thereto.
"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)ii) of Clause 10.4 (Cost of funds).
"GAAP" means International Financial Reporting Standards (as adopted by the EU) and related interpretations as amended, supplemented, issued or adopted from time to time by the International Accounting Standards Board to the extent applicable to the relevant financial statements in respect of the Borrower and its Subsidiaries and otherwise generally accepted accounting principles of the jurisdiction of incorporation of such party consistently applied.
"General Assignment" means, in relation to a Mortgaged Vessel, a first priority assignment of an Owner's and Bareboat Charterers' interest in such Mortgaged Vessel's Insurances, Earnings, Requisition Compensation, Bareboat Charters and any Charter in excess of thirteen (13) months (including any optional or automatic extension periods) in relation to such Mortgaged Vessel (and any guarantee of such Charter) (without step-in rights), entered or to be entered into by an Owner and Bareboat Charterers in favour of the Security Agent in the agreed form.
"Group" means the Borrower and its Subsidiaries for the time being and, for the purposes of Clause 19.1 (Financial Statements) and Clause 20 (Financial Covenants), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP and/or any applicable law.
"Group Member" means any Obligor and any other entity which is a member of the Group.

"Guarantors" means each Original Guarantor and each Additional Guarantor and "Guarantor" means any of them.
"Hazardous Material" means (a) any chemical, material, waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, restricted waste, toxic, a contaminant, a pollutant, industrial waste, special waste, or radioactive, under or pursuant to any applicable law, and (b) any other chemical, material, substance or waste, exposure to or Release of which is prohibited or regulated in any way by any governmental authority having competent jurisdiction, including, in either case, petroleum and all derivatives thereof or synthetic substitutes therefor.
"Hedging Contract" means any Hedging Transaction between the Borrower or TORM A/S and any Hedging Provider pursuant to any Hedging Master Agreement and includes any Hedging Master Agreement and any Confirmations from time to time exchanged under it and governed by its terms relating to that Hedging Transaction.
"Hedging Master Agreements" means the agreements made or (as the context may require) to be made between the Borrower or TORM A/S and the Hedging Providers in relation to the purposes set out in Clause 28.1 (Hedging), and "Hedging Master Agreement" means any of them.
"Hedging Providers" means any bank or financial institution which is either:
a)	a Lender; or
b)	any Affiliate of a Lender who accedes to this Agreement pursuant to Clause 30.2 (Hedging Providers);
and, in each case, which enters into or provides a Hedging Transaction and includes their respective successors in title and "Hedging Provider" means any of them.
"Hedging Transaction" has, in relation to any Hedging Master Agreement, the meaning given to the term "Transaction" in that Hedging Master Agreement.
"Historic Screen Rate" means, in relation to any Loan, the most recent applicable Screen Rate for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than one day before the Quotation Day.
"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.
"Impaired Agent" means the Agent at any time when:
a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
b)	the Agent otherwise rescinds or repudiates a Finance Document;
c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph a) or b) of the definition of "Defaulting Lender"; or
d)	an Insolvency Event has occurred and is continuing with respect to the Agent;
unless, in the case of paragraph a) above:

i)	its failure to pay is caused by:
A)	administrative or technical error; or
B)	a Disruption Event; and
  payment is made within 3 Business Days of its due date; or
ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 9 (Form of Increase Confirmation).
"Increase Lender" has the meaning given to that term in Clause 2.2 (Increase).
"Increased Costs" has the meaning given to it in Clause 13.1 (b) (Increased Costs);
"Indemnified Person" means:
a)	each Finance Party and each Receiver and Delegate and any attorney, agent or other person appointed by any of them under the Finance Documents;
b)	each Affiliate of those persons; and
c)	any officers, employees or agents of any of the above persons.
"Initial Borrowing Date" means the Utilisation Date on which the first Utilisation is advanced to the Borrower.
"Insolvency Event" in relation to an entity, means that the entity:
a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
b)	admits in writing its inability generally to pay its debts as they become due;
c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding‑up or liquidation by it or such regulator, supervisor or similar official;

e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding‑up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph d) above and:

i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding‑up or liquidation; or

ii)	Is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;
f)	has a resolution passed for its winding‑up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made or is made, by a person or entity described in paragraph d) above);

h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs a) to h) above; or
j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
"Insurance Notice" means, in relation to a Mortgaged Vessel, a notice of assignment in the form scheduled to the Mortgaged Vessel's General Assignment or otherwise in agreed form.
"Insurances" means, in relation to a Mortgaged Vessel:
a)	all policies and contracts of insurance; and
b)	all entries in a protection and indemnity or war risks or other mutual insurance association, which are from time to time required to be obtained or maintained in respect of that Mortgaged Vessel by any Group Member pursuant to the terms of this Agreement.
"Interest Period" means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default Interest).
"Interpolated Historic Screen Rate" means, in relation to the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan; and
b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan, each for the currency of the Loan and each of which is as of a day which is no more than one day before the Quotation Day.

"Interpolated Screen Rate" means, in relation to LIBOR for the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period; and
b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period, each as of 11:00 a.m. on the Quotation Day.
"Intra-Group Creditor" means any Group Member that is or becomes a creditor of an Obligor under an intercompany loan.
"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.
"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.
"Legal Reservations" means:
a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for, or indemnify a person against, non‑payment of UK stamp duty may be void and defences of set‑off or counterclaim;

c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
d)
any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions delivered to the Agent under Clause 4 (Conditions of Utilisation) or Clause 32.2 (Additional Guarantors).

"Lenders" means:
a)	the Original Lender; and
b)	any bank, financial institution, trust, fund or other entity, which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 31 (Changes to the Lenders),
and which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
"LIBOR" means, in relation to the Loan:

a)	the applicable Screen Rate as of 11:00 a.m. on the Quotation Day for Dollars and for a period equal in length to the Interest Period of the Loan; or
b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.
"Loan" means the loan made or to be made under the Facility in up to three Utilisations, or the principal amount of the loan for the time being outstanding under this Agreement.
"Losses" means any costs, expenses, legal expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.
"Loss Payable Clauses" means, in relation to a Mortgaged Vessel, the provisions concerning payment of claims under the Mortgaged Vessel's Insurances in the form scheduled to the Mortgaged Vessel's General Assignment or in such other approved form.
"Major Casualty" means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.
"Major Casualty Amount" means US$1,000,000 or the equivalent in any other currency.
"Majority Lenders" means a Lender or Lenders whose Commitments aggregate sixty six and two thirds per cent. (66 2/3%) or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated sixty six and two thirds per cent. (66 2/3%) or more of the Total Commitments immediately prior to that reduction).
"Margin" means 2.05% per annum.
"Market Value" means, in respect of a Mortgaged Vessel, the fair market value of such Mortgaged Vessel as determined in accordance with Clause 25 (Minimum Security Value).
"Material Adverse Effect" means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:
a)	the business or financial condition of the Group taken as a whole; or
b)	the ability of the Obligors taken as a whole to perform their obligations under the Finance Documents; or
c)
the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

"Minimum Value" means the amount in Dollars which is at that time equal to one hundred and thirty per cent. (130%) of the principal amount of the Loan outstanding, minus, in relation to any Mortgaged Vessel which has become a Total Loss but whose Disposal Repayment Date has not then occurred, such proportion of the Loan as the Market Value of such Mortgaged Vessel bore to the aggregate Market Value of all the Mortgaged Vessels (including the relevant Mortgaged Vessel) immediately before its Total Loss.
"Mortgage" means, in relation to a Mortgaged Vessel, a first priority or first preferred mortgage in respect of the Mortgaged Vessel in the agreed form entered or to be entered into by an Owner in favour of the Security Agent, together with, to the extent required, any collateral deed of covenants in the agreed form.
"Mortgage Period" means, in relation to a Mortgaged Vessel, the period from the date the Utilisation is made in respect of such Mortgaged Vessel until the date the Mortgage or other Security Interest in respect of such Mortgaged Vessel and/or its Earnings, Insurances and Requisition Compensation is released and discharged or, if earlier, its Total Loss Date.
"Mortgaged Vessel" means each vessel listed in Schedule 2 (Vessel Information) and any other Fleet Vessel, in each case, which is subject to a Mortgage and/or whose Earnings, Insurances and Requisition Compensation are subject to a Security Interest under the Finance Documents.
"New Lender" has the meaning given to such term in Clause 31.1 (Assignment and Transfers by the Lenders).
"Newbuilding Tranche" means the tranche of the Facility available to finance the Newbuilding Vessels in an amount of up to forty million nine hundred and fifty thousand Dollars (US$ 40,950,000).
"Newbuilding Vessels" means Vessel 2 and Vessel 3 (as set out in Schedule 2).
"Obligor" means the Borrower or a Guarantor.
"Obligors' Agent" means the Borrower, appointed to act on behalf of each other Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors' Agent).
"Original Financial Statements" means the audited annual consolidated financial statements of the Borrower for the Borrower's financial year ended 31 December 2016 and the consolidated unaudited financial statements of the Borrower for the half year period ending on 30 June 2017.
"Original Forecast" means the Forecast for the financial year commencing on 1 January 2017 and ending on 31 December 2017 delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent).
"Owner" means each of Owner A and Owner B.
"Owner A" means VesselCo 12 Pte. Ltd. with registration no. 201722138W and address at 6 Battery Road #27-02, Singapore 049909.
"Owner B" means TORM Singapore Pte. Ltd. with registration no. 200401555Z and address at 6 Battery Road #27-02, Singapore 049909.
"Owners' Guarantees" means the guarantees and indemnities provided by an Owner as set out in Clause 17 (Guarantee and Indemnity).

"Participating Member State" means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
"Party" means a party to this Agreement.
"Payment Disruption Event" means either or both of:
a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

b)	the occurrence of any other event which results in a disruption (of a technical or systems‑related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
i)	from performing its payment obligations under the Finance Documents; or
ii)
from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Permitted Maritime Liens" means, in relation to a Mortgaged Vessel:
a)
any ship repairer's or outfitter's lien (whether or not constituting a maritime lien) arising in connection with such Mortgaged Vessel being put into the possession of any other person as permitted by Clause 23.12 (Repairer's Liens), or any work carried out while the Mortgaged Vessel is in such person's possession;

b)	any lien on such Mortgaged Vessel for master's, officer's or crew's wages outstanding in the ordinary course of its trading;
c)	any lien on such Mortgaged Vessel for salvage; and
d)	any lien arising solely by operation of law and/or in the ordinary course of business and which does not secure Financial Indebtedness.
"Permitted Security Interests" means, in relation to any asset, any Security Interest over it which is:
a)	granted by the Finance Documents; or
b)	a Permitted Maritime Lien; or
c)	is approved by the Majority Lenders; or
d)
in relation to Taxes not overdue, or, in the case of income and property taxes and assessments, which are being contested in good faith with due diligence and where the relevant Obligor or the Group as a whole has adequate cash reserves in excess of such contested sums; or

e)	a lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any Group Member; or

f)	any netting or set-off arrangement entered into by an Owner in the ordinary course of its banking arrangements for the purposes of netting debit and credit balances.
"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period unless market practice differs in the London interbank market for Dollars, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).
"RCF Facility" means the "Facility" under and as defined in the RCF Facility Agreement.
"RCF Facility Agreement" means the working capital facility agreement comprising a US$75,000,000 revolving credit facility made between, among others, TORM A/S as borrower, and Danske Bank A/S as agent dated 13 July 2015, as amended, restated, replaced and/or refinanced from time to time.
"Receiver" means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.
"Refinancing Tranche" means the tranche of the Facility available to finance Vessel 1 (as set out in Schedule 2), in an amount of up to five million seven hundred and seventy five thousand Dollars (US$5,775,000).
"Registry" means, in relation to each Mortgaged Vessel, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Mortgaged Vessel, the relevant Owner's title to such Mortgaged Vessel and the relevant Mortgage under the laws of its Flag State.
"Release" means, in relation to a Fleet Vessel, any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, seeping, dispersal, leaching, dumping, disposing of, depositing, migrating or placing, including movement through, into or upon, the environment or otherwise entering into the indoor or outdoor environment, including any natural or man‑made structure (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Material), and "Released" shall be construed accordingly.
"Relevant Affiliate" means, in relation to any Obligor or Group Member:
a)	a Subsidiary of that Obligor or Group Member; or
b)	a Holding Company of that Obligor or Group Member; or
c)	any other Subsidiary of that Holding Company,
but in each case excluding the Sponsor and excluding any Affiliate of the Sponsor which is not a Group Member (other than any Affiliate of the Sponsor which is the immediate Holding Company of the Borrower).
"Relevant Jurisdiction" means, in relation to an Obligor:
a)	its jurisdiction of incorporation;

b)
any jurisdiction where any asset (other than a Mortgaged Vessel and the assets which are the subject of the General Assignment) subject to or intended to be subject to any Transaction Security created or to be created by it is situated;

c)	the Flag State of any Mortgaged Vessel in respect of which it is the Owner; and
d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
"Repayment Date" means each Repayment Date as determined in accordance with Clause 6 (Repayment).
"Repeating Representations" means each of the representations and warranties set out in Clauses 18.1 (Status) to and including Clause 18.6 (Governing Law and Enforcement) (except for those contained in Clause 18.2 (Binding Obligations) to the extent that the circumstances giving rise to a misrepresentation as a result of the repetition of Clause 18.2 (Binding Obligations) also constitute an Event of Default under Clause 29.13 (Unlawfulness and Invalidity)), 18.7a) (Information), 18.15 (No Proceedings Pending or Threatened), and 18.32 (Sanctions).
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Requisition Compensation" means, in relation to a Mortgaged Vessel, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of such Mortgaged Vessel (other than by way of requisition of hire).
"Restricted Party" means a person:
a)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person) or otherwise is a target of Sanctions Laws;
b)
that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions Laws;

c)	that is directly or indirectly owned or controlled by a person referred to in a) and/or b) above; or
d)	with which any national of a Sanctions Authority is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws.
"Sanctions Authority" means (a) the United Nations, the European Union, the member states of the European Union, the United Kingdom, Singapore, the US or any country to which any Obligor, or any other Group Member or any Relevant Affiliate or any of them is bound or (b) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State and Her Majesty's Treasury.
"Sanctions Laws" means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adopted, imposed, administered, enacted and/or enforced by any Sanctions Authority.
"Sanctions List" means any list of persons or entities published in connection with Sanctions Laws, by or on behalf of any Sanctions Authority.

"Scheduled Amortisation Payment" means the amount set forth on Schedule 10 (Scheduled Amortisation Payments) for each Repayment Date as such Schedule 10 may be updated as contemplated in Clause 6.1b).
"Screen Rate" means, in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.
"Secured Obligations" means all the liabilities and all other present and future liabilities and obligations at any time due, owing or incurred by any Obligor or any other Group Member to any Secured Party under any of the Finance Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.
"Secured Parties" means the Finance Parties and any Receiver or Delegate from time to time but, in the case of each Finance Party, only if it is a Party or has acceded to this Agreement and the Subordination Deed.
"Security Documents" means:
a)	the Mortgage in respect of each of the Mortgaged Vessels;
b)	the General Assignment in relation to each of the Mortgaged Vessels;
c)	the Share Security in relation to each of the Owners;
d)	the Earnings Account Pledge; and
e)
any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement and any other Finance Document (other than documents under which a guarantee or security is provided solely for a Hedging Contract).

"Security Interest" means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Security Value" means the amount in Dollars which, at that time, is the aggregate of (a) the Market Value of all of the Mortgaged Vessels which have not then become a Total Loss and (b) the value of any additional security then held by the Security Agent provided under Clause 25 (Minimum Security Value), in each case as most recently determined in accordance with this Agreement.
"Selection Notice" means a notice substantially in the form set out in Schedule 5 (Form of Selection Notice) given in accordance with Clause 9 (Interest Periods).
"Share Security" means, in relation to Owner A, the document constituting a first priority Security Interest by the Borrower in favour of the Security Agent in the agreed form in respect of all of the shares in Owner A.

"Sponsor" means Oaktree Capital Management, L.P. and any fund or funds solely managed by Oaktree Capital Management, L.P.
"Subordination Deed" means the subordination deed dated on or about the date of this Agreement and made between, among others, the Borrower, the Obligors, the Intra-Group Creditors, the Agent, the Security Agent, the Lenders and the Hedging Providers.
"Subsidiary" means in relation to any company, corporation, limited liability partnership or other legal entity (a "holding company"), a company, corporation, limited liability partnership or other legal entity:
a)	which is controlled, directly or indirectly, by the holding company; or
b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or
c)	which is a subsidiary of another Subsidiary of the holding company, and, for this purpose, a company, corporation or limited liability partnership shall be treated as being controlled by another if that other company, corporation or limited liability partnership is able to direct is affairs and/or determine the composition of the majority of its board of directors or equivalent body.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Third Parties Act" has the meaning given to such term in Clause 1.3 (Third Party Rights).
"TORM A/S" means TORM A/S with CVR no. 22460218 and address at Tuborg Havnevej 18, 2900 Hellerup, Denmark.
"Total Commitments" means the aggregate of the Commitments being forty six million seven hundred and twenty five thousand Dollars (US$46,725,000) at the date of this Agreement.
"Total Loss" means, in relation to a Mortgaged Vessel, its:
a)	actual, constructive, compromised, agreed or arranged total loss; or
b)
requisition for title, confiscation or other compulsory acquisition by a government entity (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension); or

c)	hijacking, theft, condemnation, capture, seizure, or disappearance for more than one hundred twenty (120) days or such longer period as may be agreed by the Majority Lenders.
"Total Loss Date" means, in relation to the Total Loss of a Mortgaged Vessel (but, for the purposes of this definition, ignoring any time periods set out in the definition of "Total Loss"):
a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the Mortgaged Vessel was last reported;
b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:

i)	the date notice of abandonment of the Mortgaged Vessel is given to its insurers; or
ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or
iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the Mortgaged Vessel's insurers;
c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date falling ninety (90) days after the date upon which such event happened; and
d)
in the case of hijacking, theft, condemnation, capture, seizure, or disappearance, the date than one hundred twenty (120) days (or such longer period as may be agreed by the Majority Lenders) after the date upon which such event happened.

"Total Loss Repayment Date" means where a Mortgaged Vessel has become a Total Loss the earlier of:
a)	the date falling ninety (90) days after its Total Loss Date; and
b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.
"Tranches" means together the Newbuilding Tranche and the Refinancing Tranche and each a "Tranche".
"Transaction Documents" means the Finance Documents and the Bareboat Charters.
"Transaction Security" means the Security Interests created or expressed to be created pursuant to the Security Documents and the Owners' Guarantees.
"Transfer Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
"Transfer Date" means, in relation to an assignment or transfer, the later of:
a)	the proposed Transfer Date specified in the Assignment Agreement or Transfer Certificate; and
b)	the date on which the Agent executes the Assignment Agreement or Transfer Certificate.
"Treasury Transaction" means any derivative transaction entered into in connection with protection against, or benefit from, fluctuation in any rate, price or position.
"Trust Property" means, collectively:
a)	all moneys duly received by the Security Agent under or in respect of the Finance Documents;
b)
the Security Interests, guarantees, security, powers and rights given to the Security Agent under and pursuant to the Finance Documents including, without limitation, the covenants given to the Security Agent in respect of all obligations of any Obligor;

c)
all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Finance Documents whether from any Obligor or any other person; and

d)
all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof).

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.
"US" means the United States of America.
"US Tax Obligor" means:
a)	the Borrower to the extent it is resident for tax purposes in the US; or
b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
"USA PATRIOT Act" has the meaning given to such term in Clause 50 (Patriot Act).
"Utilisation" means the making available of all or part of the Facility.
"Utilisation Date" means the date on which a Utilisation is made.
"Utilisation Request" means a notice substantially in the form set out in Schedule 4 (Form of Utilisation Request).
"VAT" means:
a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
b)
any other tax of similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph a) above, or imposed elsewhere.

1.2	Construction
a)	Unless a contrary indication appears, any reference in any of the Finance Documents to:
i)
Sections, Clauses and Schedules are to be construed as references to the Sections and Clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

ii)
a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally (and shall include the circumstances described in Clause 17.4e));

iii)	words importing the plural shall include the singular and vice versa;

iv)	a time of day is to Copenhagen time;
v)	any person includes its successors in title, permitted assignees or transferees;
vi)	"agreed form" means:
A)	where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;
B)
prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower;

vii)
"approved by the Majority Lenders" or "approved by the Lenders" means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise "approved" means approved in writing by the Agent (on such conditions as the Agent may impose) and "approval" and "approve" shall be construed accordingly;

viii)	"assets" includes present and future properties, revenues and rights of every description;
ix)
"charter commitment" means, in relation to a vessel, any charter or contract for the employment of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

x)
the term "disposal" or "dispose" means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

xi)
the "equivalent" of an amount specified in a particular currency (the "specified currency amount") shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the "Agent's spot rate of exchange");

xii)
"euro/€" means the lawful currency of the Participating Member States and, in respect of all payments to be made under the Finance Documents in euro, funds which are for the same day settlement in the European Interbank Payments System (or such other funds as may at the relevant time be customary for the settlement of international banking transactions denominated in euro);

xiii)	a "government entity" means any government, state or agency of a state;
xiv)
a "guarantee" means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

xv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
xvi)	"month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

A)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and

B)
if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month, and the above rules in paragraph A) and B) will only apply to the last month of any period;

xvii)	an "obligation" means any duty, obligation or liability of any kind;
xviii)
something being in the "ordinary course of business" of a person means something that is in the ordinary course of that person's day‑to‑day business (and not merely anything which that person is entitled to do under its Constitutional Documents);

xix)	pay, prepay or repay in Clause 27 (Business Restrictions) includes by way of set‑off, combination of accounts or otherwise;
xx)
a "person" includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

xxi)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self‑regulatory or other authority or organisation and includes (without limitation) any regulation relating to Basel II or Basel III;

xxii)
"right" means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

xxiii)	"trustee, " "fiduciary" and "fiduciary duty" has in each case the meaning given to such term under applicable law;
xxiv)
the "winding up," "dissolution," or "administration" of person or (ii) a "receiver" or "administrative" "receiver" or "administrator" in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding‑up, reorganisation, dissolution, administration, judicial management, arrangement, adjustment, protection or relief of debtors; and

xxv)	a provision of law is a reference to that provision as amended or re‑enacted.
b)
Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

c)	Section, Clause and Schedule headings are for ease of reference only.
d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

e)
A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived by the Agent (acting on the instructions of all of the Lenders).

1.3	Third Party Rights
a)
Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of the relevant Finance Document.

b)	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).
c)
An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.4	Conflict of Documents
Unless a contrary indication appears, the terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.
2.	THE FACILITY
2.1	The Facility
Subject to the terms of this Agreement, the Lenders severally agree to provide to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments, which will be available in up to three (3) Utilisations as follows:
a)	a Utilisation up to the Refinancing Tranche, which will be available in order to refinance Vessel 1;
b)
a Utilisation up to 50% of the Newbuilding Tranche, which will be available in order to finance Vessel 2, subject to a maximum amount of 65 % of the acquisition price of Vessel 2 as set out in the relevant Contract; and

c)
a Utilisation up to 50% of the Newbuilding Tranche, which will be available in order to finance Vessel 3, subject to a maximum amount of 65 % of the acquisition price of Vessel 3 as set out in the relevant Contract.

2.2	Increase
a)	The Borrower may, by giving prior notice to the Agent by no later than the date falling fifteen (15) Business Days after the effective date of a cancellation of:
i)	the Available Commitments of a Defaulting Lender in accordance with Clause 7.7 f) (Right of Replacement or Cancellation and Prepayment in Relation to a Single Lender); or
ii)	the Commitments of a Lender in accordance with Clause 7.1 (Illegality),

request that the Commitments be increased (and the Commitments shall be so increased) in an aggregate amount of up to the amount of the Available Commitment or Commitments so cancelled as follows:
A)
the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an "Increase Lender") selected by the Borrower (each of which shall not be a Group Member and which is further acceptable to the Agent (acting reasonably)) and each of which confirms in writing its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been the Original Lender;

B)
each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been the Original Lender;

C)
each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been the Original Lender;

D)	the Commitments of the other Lenders shall continue in full force and effect; and
E)
any increase in the Commitments shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in Clause 2.2b) below are satisfied.

b)	An increase in the Commitments will only be effective on:
i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;
ii)
in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase (A) the Increase Lender entering into documentation required for it to accede as a party to this Agreement and the Subordination Deed and (B) the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Borrower and the Increase Lender.

c)	Each of the other Finance Parties hereby appoint the Agent as its agent to execute on its behalf any Increase Confirmation delivered to the Agent in accordance with this Clause 2.2.
d)
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

e)
Unless the Agent otherwise agrees or the increased Commitments are assumed by an existing Lender, the Borrower shall, not later than on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of three thousand five hundred Dollars (US$3,500) and the Borrower shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them, and, in the case of the Security Agent, by any Receiver or Delegate, in connection with any increase in Commitments under this Clause 2.2.

f)
The Borrower shall pay to the Increase Lender any fee in the amount and at the times agreed between the Borrower and the Increase Lender in any letter between the Borrower and the Increase Lender setting out such fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this Clause 2.2 f).
g)	Clause 31.4 (Limitation of Responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2g) in relation to an Increase Lender as if references in that clause to:
i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;
ii)	the "New Lender" were references to that "Increase Lender"; and
iii)	a "re assignment" and "re-transfer" were references to a "transfer" and "assignment".
2.3	Finance Parties' Rights and Obligations
a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

c)
A Finance Party may separately enforce its rights under the Finance Documents, provided that no Finance Party shall have any independent power to enforce, or have recourse to, any of the Security under the Security Documents or to exercise any right, power, authority or discretion arising under the Security Documents except through the Agent or Security Agent.

2.4	Obligors' Agent
a)
Each Obligor (other than the Borrower) by its execution of this Agreement or an Accession Deed irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

i)
the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower, and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.
b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.
3.	PURPOSE
3.1	Purpose
The Borrower shall apply all amounts borrowed under the Facility towards (i) the partial refinancing of Vessel 1 and (ii) the financing of the Newbuilding Vessels.
3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.	CONDITIONS OF UTILISATION
4.1	Initial Conditions Precedent
a)
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' Participation) in relation to the initial Utilisation if on or before the Utilisation Date for that Utilisation the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions Precedent to Delivery of a Utilisation Request) and in Part 2 of Schedule 3 (Conditions Precedent to Utilisation) in each case in form and substance satisfactory to the Agent.

b)
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' Participation) in relation to each Utilisation if on or before the Utilisation Date for that Utilisation the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 2 of Schedule 3 (Conditions Precedent to Utilisation) in respect of the Mortgaged Vessel(s) for which such Utilisation is made in each case in form and substance satisfactory to the Agent.

4.2	Notice to Lenders
The Agent shall notify the Borrower and the Lenders promptly upon receiving and being satisfied with all of the documents and evidence delivered to it under Clause 4.1 (Initial Conditions Precedent). Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification referred to in this Clause 4.2, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.3	Further Conditions Precedent
Subject to Clause 4.1 (Initial Conditions Precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' Participation) if on the date of a Utilisation Request and on a proposed Utilisation Date:
a)	no Default is continuing or would result from the proposed Utilisation; and
b)
all of the representations set out in Clause 18 (Representations) are true in all material respects (or with respect to any such representations which are already qualified by materiality, in all respects).

4.4	Waiver of Conditions Precedent

The conditions in this Clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders (or, in relation to those conditions precedent which are expressed in Schedule 3 (Conditions Precedent) to require all Lender approval, on the instructions of all Lenders).
5.	UTILISATION
5.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Agent of duly completed Utilisation Requests not later than 10:00 a.m. three (3) Business Days before a proposed Utilisation Date.
5.2	Completion of a Utilisation Request, number and amount of Utilisations
a)	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
i)	the proposed Utilisation Date is a Business Day within the Availability Period;
ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and Amount);
iii)	the proposed Interest Period complies with Clause 9 (Interest Periods); and
iv)	it identifies the purpose for the Utilisation and that purpose complies with Clause 3 (Purpose).
b)	The Facility may be utilised in up to three (3) Utilisations as follows:
i)
provided that the conditions precedent listed in Part 2 of Schedule 3 (Conditions Precedent to Utilisation) have been satisfied in respect of Vessel 1, a part of the Facility equal to the Refinancing Tranche will be available for Utilisation;

ii)
provided that the conditions precedent listed in Part 2 of Schedule 3 (Conditions Precedent to Utilisation) have been satisfied in respect of Vessel 2, a part of the Facility equal to 50% of the Newbuilding Tranche will be available for Utilisation;

iii)
provided that the conditions precedent listed in Part 2 of Schedule 3 (Conditions Precedent to Utilisation) have been satisfied in respect of Vessel 3, a part of the Facility equal to 50% of the Newbuilding Tranche will be available for Utilisation; and

iv)
the amount of each proposed Utilisation must not exceed the Available Facility and when added to the principal amount of the Loan outstanding immediately prior to such Utilisation must not exceed the Total Commitments.

5.3	Currency and Consolidation
a)	The currency specified in a Utilisation Request must be Dollars.
b)
The principal amount of each Utilisation shall be consolidated with the principal amount of the Loan outstanding at the time of that Utilisation so that all Utilisations, once advanced, will form one Loan.

5.4	Lenders' Participation
a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Utilisation available by the proposed Utilisation Date through its Facility Office.

b)
The amount of each Lender's participation in each Utilisation will be equal to the proportion borne by its Available Commitment to the relevant Available Facility immediately prior to making the Utilisation.

c)	The Agent shall promptly notify each Lender of the amount of the requested Utilisation and the amount of its participation in the Utilisation, in each case by 11:00 a.m. on the relevant Quotation Day.
d)
The Agent shall pay all amounts received by it in respect of the Utilisation (and its own participation in it, if any) to the Borrower or for its account in accordance with the instructions contained in the relevant Utilisation Request.

5.5	Cancellation of Commitments
The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Facility.
6.	REPAYMENT
6.1	Repayment of Loan
a)
To the extent not previously reduced and/or rescheduled in accordance with paragraph (c) below, the Borrower shall by no later than 3:00 p.m. on each Repayment Date repay an amount of each Utilisation under the Loan equal to the Scheduled Amortisation Payment for such Repayment Date, as set forth in Schedule 10 (Scheduled Amortisation Payments).

b)	Schedule 10 (Scheduled Amortisation Payments) shall be updated by the Agent in connection with each Utilisation on the basis of the following parameters:
i)
the first Repayment Date of each Utilisation shall be the date falling 3 months after such Utilisation and each subsequent Repayment Date in relation to such Utilisation shall be the dates falling with consecutive intervals of three months thereafter;

ii)	if the amount of the Facility that is utilised is less than the full Facility the Scheduled Amortisation Payments shall be reduced pro-rata;
iii)
Scheduled Amortisation Payments in respect of the Utilisation attributed to Vessel 1 shall be determined by the Agent on the basis that the portion of the Loan attributed to Vessel 1 is repaid in full by the time that that Vessel 1 is 20 years of age; and

iv)
Scheduled Amortisation Payments in respect of the Utilisations attributed to a Newbuilding Vessel shall be determined by the Agent on the basis that the portion of the Loan attributed to such Newbuilding Vessel is repaid in full by the time that that such Newbuilding Vessel is 17 years of age.

The latest updated version of Schedule 10 prepared by the Agent shall be the applicable version for purposes of this Agreement.
c)
If any Commitments have been partially reduced under this Agreement and/or any part of the Loan is prepaid (other than under Clause 6.1a) above) before any Repayment Date, the amount of the instalments by which the Loan shall be repaid under Clause 6.1 above on any such Repayment Date (as reduced by any earlier operation of this Clause 6.1c)) shall be reduced pro rata to such reduction in the Total Commitments and the Scheduled Amortisation Payments shall be reduced on a pro rata basis.

d)	No amounts repaid under this Clause 6.1 may be reborrowed.
6.2	Final Repayment Date

On the Final Repayment Date (without prejudice to any other provision of this Agreement), all outstanding amounts under this Agreement and the Security Documents (including, but not limited to the outstanding amounts of the Loan) shall be repaid in full.
7.	ILLEGALITY, PREPAYMENT AND CANCELLATION
7.1	Illegality
If it becomes unlawful (including, without limitation, if it becomes unlawful under or contrary to any applicable Sanctions Laws) in any applicable jurisdiction for a Lender to perform any of its obligations or to collect or claim any amount under the Loan as contemplated by this Agreement or to fund or maintain its participation in the Loan:
a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
b)	upon the Agent notifying the Borrower, each Available Commitment of that Lender will be immediately cancelled and the undrawn Total Commitments shall each be reduced rateably; and
c)
to the extent that the Lender's participation has not been transferred pursuant to Clause 31.1 (Assignments or Transfers by the Lenders), the Borrower shall repay that Lender's participation in the Loan on the last day of the Interest Period for such period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

7.2	Mandatory Prepayment - Change of Control
a)	Each Obligor shall promptly notify the Agent upon becoming aware of a Change of Control.
b)
If a Change of Control occurs and unless the Agent has previously approved the Change of Control (acting on the instructions of all Lenders, whose consent shall not be unreasonably withheld or delayed) the Total Commitments shall be cancelled with effect from the date such Change of Control occurs and the Loan and all other outstanding obligations under this Agreement and any of the other Finance Documents shall be payable not later than the date falling thirty (30) days after the date on which such Change of Control occurs.

7.3	Mandatory Prepayment – Security Value
In the event that, following the receipt of the notice from the Agent under Clause 25.12 (Security Shortfall), the Borrower does not comply with the provisions of Clause 25.12 (Security Shortfall), the Borrower shall be immediately obliged to prepay such amount of the Loan as shall be required in order to ensure that the Security Value equals or exceeds the Minimum Value.
7.4	Mandatory prepayment - Sale or Total Loss of a Mortgaged Vessel
a)
Provided that no Default has occurred and is continuing and without prejudice to the requirement set out in Clause 25.12 (Security Shortfall) that the Security Value shall at all times be equal to the Minimum Value, in connection with any sale or Total Loss of a Mortgaged Vessel, on the applicable Disposal Repayment Date relating to such Mortgaged Vessel, the Borrower shall prepay such amount of the Loan as may be necessary to ensure that (on the basis of valuations of the Mortgaged Vessels that are no older than thirty (30) days as at the relevant Disposal Repayment Date), the ratio of the outstanding Loan after such prepayment to the

Security Value after such sale or Total Loss shall be no higher than the ratio of the outstanding Loan prior to such prepayment to the Security Value prior to such sale or Total Loss.
b)
If a Default has occurred and is continuing and without prejudice to the requirement set out in Clause 25.12 (Security Shortfall) that the Security Value shall at all times be equal to the Minimum Value, in connection with any sale or Total Loss of a Mortgaged Vessel, on the applicable Disposal Repayment Date relating to such Mortgaged Vessel, the Borrower shall apply all of the Disposal Proceeds or all of the insurance proceeds in respect of such Total Loss, as the case may, to the prepayment of the Loan.

7.5	Voluntary Cancellation
At any time the Borrower may, if it gives the Agent not less than three (3) Business Days' prior written notice, cancel the whole or any part of the Available Facility. Upon any such cancellation the Commitments of the Lenders shall be reduced rateably.
7.6	Voluntary Prepayment
The Borrower may, if it gives the Agent not less than five (5) Business Days' (or such shorter period as the Lenders may agree) prior written notice, prepay, on the last day of an Interest Period, the whole or any part of the Loan but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of one million Dollars (US$1,000,000) (or such lesser amount as may be acceptable to the Agent).
7.7	Right of Replacement or Cancellation and Prepayment in Relation to a Single Lender
a)	If:
i)	any sum payable to any Lender by an Obligor is required to be increased under Clause 12.2 (Tax Gross up); or
ii)	any Lender claims indemnification from an Obligor under Clause 12.3 (Tax Indemnity) or Clause 13.1 (Increased Costs);
the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with Clause 7.7d) below.
b)
On receipt of a notice referred to in Clause 7.7a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero and (unless the Commitment of the relevant Lender is replaced in accordance with Clause 7.7d) below), the Commitments shall be reduced rateably.

c)
On the last day of each Interest Period which ends after the Borrower has given notice under Clause 7.7a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan together with all interest and other amounts due to that Lender under the Finance Documents.

d)
The Borrower may, in the circumstances set out in Clause 7.7a) above and if an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality), on ten (10) Business Days' prior written notice to the Agent and the relevant Lender, replace that Lender by requiring that Lender to transfer (and, to the extent permitted by law, that Lender shall transfer) pursuant to Clause 31 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 31 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the aggregate of:
i)	the outstanding principal amount of such Lender's participation in the Loan;
ii)	all accrued interest owing to such Lender;
iii)
the Break Costs which would have been payable to such Lender pursuant to Clause 10.6 (Break Costs) had the Borrower prepaid in full that Lender's participation in the Loan on the date of the transfer; and

iv)	all other amounts payable to that Lender under the Finance Documents on the date of the transfer.
e)	The replacement of a Lender pursuant to Clause 7.7d) above shall be subject to the following conditions:
i)	the Borrower shall have no right to replace the Agent;
ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and
iii)	in no event shall the Lender replaced under Clause 7.7d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.
f)
If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent twenty (20) Business Days' notice of the cancellation of the undrawn Commitment of that Lender.

7.8	Automatic Cancellation
Any part of the Total Commitments which has not become available by the end of the Availability Period relating to that part of the Total Commitments shall be automatically cancelled at close of business in London on the last day of the relevant Availability Period.
7.9	Restrictions
a)
Any notice of cancellation or prepayment given by any Party under this Agreement shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

b)
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs if the prepayment is not made on the last day of the relevant Interest Period, without premium or penalty. Any cancellation of any part of the Total Commitments pursuant to this Agreement shall be made without premium or penalty.

c)	The Borrower may not reborrow any part of the Facility which is repaid or prepaid.
d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.
g)
If any Commitments are partially reduced under this Agreement (other than under Clause 7.1 (Illegality) and Clause 7.7 (Right of Cancellation and Prepayment in Relation to a Single Lender)), the Commitments of the Lenders shall be reduced rateably.

h)
Any prepayment of the Loan pursuant to Clause 7.3 (Mandatory Prepayment – Security Value) to Clause 7.4 (Mandatory prepayment - Sale or Total Loss of Collateral Vessels) and Clause 7.6 (Voluntary Prepayment) shall be applied against the Loan pro rata to each Lender's participation in the Loan and pro rata against each Scheduled Amortisation Payment.

7.10	Release of Vessel 1
If the Borrower repays or prepays the Refinancing Tranche in full (a "Payment"), the Mortgage over Vessel 1 and the other Security Documents in respect of Vessel 1 may be released after such Payment, provided that:
a)	the Borrower notifies the Agent of such requirement no later than 10 Business Days after such Payment;
b)	the Borrower is in compliance with Clause 25 (Minimum Security Value); and
c)	no Default or Event of Default has occurred and is continuing.
8.	INTEREST
8.1	Calculation of Interest
The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
a)	Margin; and
b)	LIBOR.
8.2	Payment of Interest
The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period or, if an Interest Period is longer than three (3) months, every three (3) months during such Interest Period and on the last day of such Interest Period.  All interest is due and payable in cash.
8.3	Default Interest
a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 8.3 b) below, is two per cent. (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing in accordance with this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

b)	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period:
i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period; and
ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. (2%) higher than the rate which would have applied if the overdue amount had not become due.

c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

d)
If an Event of Default has occurred and is continuing the Loan shall be considered an overdue amount for the purposes of this Clause 8.3 and interest shall accrue on the Loan as set out in this Clause 8.3.

8.4	Notification of Rates of Interest
a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.
b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to the Loan.

9.	INTEREST PERIODS
9.1	Selection of Interest Periods
a)
The Borrower may select an Interest Period for the first Utilisation in the Utilisation Request for that Utilisation. The first Interest Period for each Subsequent Utilisation shall commence on the Utilisation Date for that Utilisation and end on the last day of the then current Interest Period applicable to the Loan.

b)	The Borrower may select an Interest Period for the Loan in a Selection Notice.
c)	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than 10:00 a.m. three (3) Business Days before the first day of the relevant Interest Period.
d)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph c) above, the relevant Interest Period will be three (3) months.
e)	The Borrower may select an Interest Period of three (3) or (6) six month(s) or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).
f)	No Interest Period shall extend beyond the Final Repayment Date.
9.2	Non Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
9.3	Commencement of Interest Periods
Each Interest Period shall start on the Utilisation Date or (if already made) on the last day of its preceding interest period.
10.	CHANGES TO THE CALCULATION OF INTEREST
10.1	Unavailability of Screen Rate
a)
Interpolated Screen Rate:  If no Screen Rate is available for LIBOR for an Interest Period, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period.

b)
Shortened Interest Period:  If no Screen Rate is available for LIBOR for an Interest Period and it is not possible to calculate the Interpolated Screen Rate, that Interest Period shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable LIBOR for that shortened Interest Period shall be determined pursuant to the definition of "LIBOR".

c)
Shortened Interest Period and Historic Screen Rate: If an Interest Period is, after giving effect to paragraph b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for LIBOR for that Interest Period and it is not possible to calculate the Interpolated Screen Rate, the applicable LIBOR shall be the Historic Screen Rate for that Loan.

d)
Shortened Interest Period and Interpolated Historic Screen Rate: If paragraph c) above applies but no Historic Screen Rate is available for an Interest Period, the applicable LIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to that Interest Period.

e)
Base Reference Bank Rate: If paragraph d) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Interest Period shall, if it has been shortened pursuant to paragraph b) above, revert to its previous length and the applicable LIBOR shall be the Base Reference Bank Rate as of 11:00 a.m. on the Quotation Day for the currency of the Loan and for a period equal in length to that Interest Period.

f)
Cost of funds: If paragraph e) above applies but no Base Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR for the Loan and Clause 10.4 (Cost of funds) shall apply to the Loan for that Interest Period.

10.2	Calculation of Base Reference Bank Rate
a)
Subject to paragraph b) below, if LIBOR is to be determined on the basis of a Base Reference Bank Rate but a Base Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the Base Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Base Reference Banks.

b)	If at or about noon on the Quotation Day none or only one of the Base Reference Banks supplies a quotation, there shall be no Base Reference Bank Rate for the relevant Interest Period.
10.3	Market disruption
If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed twenty per cent. (20%) of the Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 10.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.
10.4	Cost of funds
a)	If this Clause 10.4 applies, the rate of interest on the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
i)	the Margin; and
ii)
the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event before the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

b)
If this Clause 10.4 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

c)	Any alternative basis agreed pursuant to paragraph b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
d)	If this Clause 10.4 applies pursuant to Clause 10.3 (Market disruption) and:
i)	a Lender's Funding Rate is less than LIBOR; or
ii)	a Lender does not supply a quotation by the time specified in paragraph a)ii) above, the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph a) above, to be LIBOR.

e)
If this Clause 10.4 applies pursuant to Clause 10.1 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in paragraph a)ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

10.5	Notification to Borrower
If Clause 10.4 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Borrower.
10.6	Break Costs
a)
The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or any Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or that Unpaid Sum.

b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
11.	FEES
11.1	Commitment fee
a)
The Borrower shall pay to the Agent (for the account of each Lender) a fee in Dollars computed at the rate of 40% of the Margin on that Lender's Available Commitment under the Facility for the Availability Period.

b)
The commitment fee will accrue as from the date of this Agreement and accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.
11.2	Other fees
11.3	The Borrower shall pay the fees set out in any Fee Letter in the amounts and at the times set out in such Fee Letter.
12.	TAX GROSS UP AND INDEMNITIES
12.1	Definitions
In this Agreement:
"Borrower DTTP Filing" means an HM Revenue & Customs' Form DTTP2 duly completed and filed by the relevant Borrower, which:
a)
where it relates to a Treaty Lender that is the Original Lender, contains the scheme reference number and jurisdiction of tax residence and is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

b)
where it relates to a Treaty Lender that is a New Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate or Assignment Agreement and is filed with HM Revenue & Customs within 30 days of that Transfer Date.

"CTA" means the Corporation Tax Act 2009.
"ITA" means the Income Tax Act 2007.
"Protected Party" means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Qualifying Lender" means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
a)	a Lender:
i)
which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the CTA; or

ii)
in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

b)	a Lender which is:
i)	a company resident in the United Kingdom for United Kingdom tax purposes; or
ii)	a partnership each member of which is:
A)	a company so resident in the United Kingdom; or
B)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

iii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

c)	a Treaty Lender; or
d)	the Original Lender.
"Tax Credit" means a credit against, relief or remission for, or repayment of, any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
"Treaty Lender" means a Lender which:
a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and
b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loans is effectively connected.
"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
Unless a contrary indication appears, in this Clause 12.1 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up
a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
b)
The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Borrower.

c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:
i)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

ii)
the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) (as applicable) below.

e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

f)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

g)
i)
Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the Obligor to obtain authorisation to make that payment without a Tax Deduction.

ii)
A)
A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence; and

B)
a New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate or Assignment Agreement which it executes, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.
h)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:
i)	the Borrower has not made the Borrower DTTP Filing in respect of that Lender; or
ii)	the Borrower has made the Borrower DTTP Filing in respect of that Lender but:
A)	the Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
B)	HM Revenue & Customs has not given the Obligor authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing, and in each case, the Obligor has notified that Lender in writing, that Lender and the Obligor shall co-operate in completing any additional procedural formalities necessary for the Obligor to obtain authorisation to make that payment without a Tax Deduction.
i)
If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, the Obligor shall not make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment(s) or its participation in any Utilisation unless the Lender otherwise agrees.

j)	The Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.
12.3	Tax indemnity
a)
The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

b)	Paragraph (a) above shall not apply:
i)	with respect to any Tax assessed on a Finance Party:
A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
ii)	to the extent a loss, liability or cost:
A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or
B)
would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied; or

C)	relates to a FATCA Deduction required to be made by a Party.
c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.
12.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
b)	that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
12.5	Lender Status Confirmation
Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the documentation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:
a)	not a Qualifying Lender;
b)	a Qualifying Lender (other than a Treaty Lender); or
c)	a Treaty Lender.
If that Lender fails to indicate its status in accordance with this Clause 12.5 then such Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company).  For the avoidance of doubt, the documents which a Lender executes on becoming a Party shall not be invalidated by any failure of a Lender to comply with this Clause 12.5.
12.6	Stamp Taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
12.7	Value Added Tax
a)
All amounts set out, or expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Clause 12.7b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any party to a Finance Document other than the Recipient (the "Subject Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration):

i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

c)
Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment of in respect of such VAT from the relevant tax authority.

d)
Any reference in this Clause 12.7d) to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant Member State of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be)).

e)
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that

Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.
12.8	FATCA Information
a)	Subject to Clause 12.8c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
i)	confirm to that other Party whether it is:
A)	a FATCA Exempt Party; or
B)	not a FATCA Exempt Party;
ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;

iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

b)
If a Party confirms to another Party pursuant to paragraph a)i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

c)
Clause 12.8a) above shall not oblige any Finance Party to do anything, and Clause 12.8a)iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

i)	any law or regulation;
ii)	any fiduciary duty; or
iii)	any duty of confidentiality.
d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 12.8a)i) or a)ii) above (including, for the avoidance of doubt, where Clause 12.8c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

e)
If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:

i)	where the Borrower is a US Tax Obligor and the relevant Lender is the Original Lender, the date of this Agreement;
ii)	where the Borrower is a US Tax Obligor on a date on which any other lender becomes a Party as a Lender, that date; or
iii)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:
A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 12.8e) above to the relevant Borrower.
g)
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to Clause 12.8e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

h)
The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clauses 12.8e) or g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with Clauses 12.8e), f) or g) above.

12.9	FATCA Deduction
a)
Each Party may make any FATCA Deduction from a payment under this Agreement that it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

13.	INCREASED COSTS
13.1	Increased Costs
a)
Subject to Clause 13.3 (Exceptions), the Borrower shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

i)	the introduction after the date of this Agreement of or any change in (or in the interpretation, administration or application of) any law or regulation;
ii)	compliance with any law or regulation made after the date of this Agreement;
iii)	the implementation or application of or compliance with Basel III, CRD IV, or CRR or any law or regulation (whether national, international or supranational) implementing Basel III, CRD IV or CRR; or
iv)
any change in (or change of interpretation, administration or application of) the implementation, administration or application of or compliance with Basel III, CRD IV, or CRR or any other law or regulation which implements or applies Basel III, CRD IV, or CRR whether such implementation, application or compliance is by government, regulator, Finance Party or any of its Affiliates.

b)	In this Agreement:
"Increased Costs" means:
i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
ii)	an additional or increased cost; or

iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
"Basel III" means:
i)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

ii)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
"CRD IV" means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.
"CRR" means the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.
13.2	Increased Cost Claims
a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
c)
The Borrower shall not be obliged to compensate a Finance Party in respect of any claim pursuant to Clause 13.1 (Increased Costs) which relates to Increased Costs incurred more than twelve (12) months prior to the date on which the Finance Party (or the Agent in accordance with paragraph a) above) notifies the Agent of the event giving rise to the claim.

13.3	Exceptions
a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:
i)	attributable to a Tax Deduction required by law to be made by an Obligor;
ii)	attributable to a FATCA Deduction required to be made by a Party;

iii)
compensated for by Clause 12.3 (Tax Indemnity) (or would have been compensated for under Clause 12.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in Clause 12.3 (Tax Indemnity) applied);

iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or
v)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III, CRD IV, or CRR) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

b)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).
14.	OTHER INDEMNITIES
14.1	Currency Indemnity
a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

i)	making or filing a claim or proof against that Obligor; and/or
ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall, as an independent obligation, within three (3) Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other Indemnities
The Borrower shall (or shall procure that another Obligor will), within three (3) Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party as a result of:
a)	the occurrence of any Event of Default;
b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of Clause 36 (Sharing Among the Finance Parties);

c)
funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or
e)
any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent or any Finance Party as a result of the conduct of an Obligor or any of their partners (where such Obligor is a partnership) directors, officers, employees, agents or advisors that violates any Sanctions Laws, and shall cover any cost, loss or liability incurred by each Finance Party in any jurisdiction arising or asserted under or in connection with any Sanctions Laws as a result of the aforementioned.

14.3	Indemnity to the Agent and the Security Agent
The Borrower shall promptly indemnify the Agent and the Security Agent against:
a)	any and all Losses incurred by the Agent or the Security Agent (acting reasonably) as a result of:
i)	investigating any event which it reasonably believes is a Default;
ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement;
iv)
any action taken by the Agent or the Security Agent or any of their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor's obligations under the Finance Documents; and

b)
any Losses incurred by the Agent (otherwise than by reasons of the Agent's gross negligence or wilful misconduct or, in the case of any Losses pursuant to Clause 37.12 (Disruption to Payment Systems Etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

14.4	Indemnity Concerning Security
a)	The Borrower shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any cost, expense, loss or liability incurred by it in connection with:
i)	any failure by the Borrower to comply with its obligations under Clause 16 (Costs and Expenses);
ii)	the taking, holding, protection or enforcement of the Security Documents;
iii)
the exercise or purported exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver or Delegate by the Finance Documents or by law unless and to the extent that it was caused by its gross negligence or wilful misconduct;

iv)
any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person);

v)	any breach by any Obligor of the Finance Documents; or

vi)
its role (as applicable) as Security Agent, Receiver or Delegate under the Finance Documents or otherwise in connection with the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).

b)
The Security Agent and every Receiver and Delegate may, in priority to any payment to the other Finance Parties, indemnify itself out of the Trust Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 and shall have a lien on the Trust Property and the proceeds of the enforcement of the relevant Security Documents for all monies payable to it.

14.5	Indemnity Concerning Claims
The Guarantors hereby indemnify and agree to hold harmless each of the Finance Parties and in each case each of its and their Affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against any and all Losses joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any claim, investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened in relation to the Agreement (or the transactions contemplated hereby or thereby) or any use made or proposed to be made with the proceeds of the Facility except to the extent that such Losses resulted from such Indemnified Party's gross negligence or wilful misconduct.
14.6	Environmental Indemnity
a)
Without in any way limiting the generality of the other provisions contained in this Clause 14, the Borrower shall (or shall procure that an Obligor will), on demand, defend, protect, indemnify, save and hold harmless each Indemnified Person, without prejudice to any of their other rights under this Agreement and the other Finance Documents, from and against any and all Losses, demands, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgments, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Indemnified Persons or any of them at any time, whether before or after the repayment in full of principal and interest under this Agreement, in connection with or arising out of any Environmental Claim or otherwise arising out of or related to assets which is subject to any Security Documents, including:

i)
the actual or alleged presence of Hazardous Materials on, in, under or affecting all or any of the Mortgaged Vessels, any body of water, any other public domain or any surrounding areas, whether or not the same originates or emanates from the Mortgaged Vessels or from properties at which any Hazardous Materials generated, stored or handled by the Borrower were Released or disposed of; or

ii)
any Environmental Claim or other environmental action relating to the Vessels (or any of them) or any of the assets which are the subject of any of the Security Documents (the "Indemnified Matters"), whether any of the Indemnified Matters arise before or after acceleration of the Loan pursuant to Clause 29.24 (Acceleration) including, without limitation, (A) the costs of removal of any and all Hazardous Materials from all or any of the Mortgaged Vessels, any body of water, any other public domain or any surrounding areas, (B) additional costs required to take reasonable precautions to protect against the Release of Hazardous Materials on, in, under or affecting the Mortgaged Vessels into the air, any body of water, any other public domain or any surrounding areas, and (C) costs incurred to comply, in connection with all or any portion of the Project, with all applicable Environmental Laws with respect to Hazardous Materials, except to the extent that any such Indemnified Matter arises solely from the gross negligence or wilful misconduct of that Indemnified Person; or

iii)	any other loss incurred by the Finance Party due to any non-compliance of any Environmental Laws applicable to the Obligors and/or the Mortgaged Vessels.
b)
In no event shall any site visit, observation, or testing by any Finance Party (or any representative of any such Finance Party) be deemed to be a representation or warranty that Hazardous Materials are or are not present with respect to the Mortgaged Vessel or that there has been or shall be compliance with any Environmental Law.

c)	Neither the Borrower nor any other person is entitled to rely on any site visit, observation, or testing by any Finance Party or its representative.
d)
No Finance Party owes any duty of care to protect the Borrower or any other person against, or to inform the Borrower or any other person of, any Hazardous Materials or any other adverse condition affecting the Mortgaged Vessels.

e)
No Finance Party shall be obligated to disclose to the Borrower or any other person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by any Finance Party or its representatives.

f)
Notwithstanding anything to the contrary set forth above in this Clause 14.6, if any event occurs with respect to a Fleet Vessel (other than a Mortgaged Vessel) in respect of which indemnification may be sought from the Borrower under this Clause 14.6, the Indemnified Person seeking such indemnification shall only be indemnified if it notifies the Borrower in writing within a reasonable time after the relevant Indemnified Person becomes aware of such event and shall, to the extent legally permitted and only if it would not prejudice the defence or making of such claim, consult with the Borrower with respect to the conduct of the relevant claim, action or proceeding, conducts such action or proceeding properly and diligently (based on advice from its legal counsel, to the extent permitted by law and without being under any obligation to disclose any information which it is not lawfully permitted to disclose) and does not settle any such claim, action or proceeding without the Borrower's prior written consent (such consent not to be unreasonably withheld or delayed.

14.7	Continuation of Indemnities
The indemnities by the Borrower in favour of the Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding the repayment or prepayment of the Loan or any part of it, the cancellation of the Total Commitments or the repudiation by the Agent or the Borrower of this Agreement.
14.8	Third Parties Act
Each Indemnified Person may rely on the terms of Clause 14.4 (Indemnity Concerning Security) and Clauses 12 (Tax Gross up and Indemnities) and 14.9 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under Clause 14.4 (Indemnity Concerning Security), subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.
14.9	Interest
Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this Clause 14 (Other Indemnities) shall be paid within five (5) Business Days following a demand from such Indemnified Person and shall be paid together with interest on the sum demanded from the date which is five (5) Business Days following the date of demand therefor to the date of reimbursement by the Borrower to such Indemnified Person (both before and after judgment) at the rate referred to in Clause 8.3 (Default Interest).

14.10	Exclusion of Liability
No Indemnified Person will be in any way liable or responsible to any Obligor (whether as a mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this Clause 14.10, subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.
15.	MITIGATION BY THE LENDERS
15.1	Mitigation
a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross up and Indemnities) or Clause 13.1 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

b)	Clause 15.1a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
15.2	Limitation of Liability
a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).
b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
16.	COSTS AND EXPENSES
16.1	Transaction Expenses
The Borrower shall promptly, regardless of whether any Utilisation has occurred, within five (5) Business Days of demand pay any Finance Party the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by any of them (and by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, registration and perfection and any release, discharge or reassignment of:
a)	this Agreement and any other documents referred to in this Agreement and the Security Documents;
b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement including any executed to provide additional security under Clause 25 (Minimum Security Value); or
c)	any Security Interest expressed or intended to be granted by a Finance Document.
16.2	Amendment Costs
If an Obligor requests an amendment, waiver or consent, the Borrower shall, within five (5) Business Days of demand, reimburse the Agent and the Security Agent for the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Agent or the Security Agent (and by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.
16.3	Security Agent's management time and additional remuneration
a)
Any amount payable to the Security Agent under Clause 14.3 (Indemnity to the Agent and the Security Agent) and this Clause 16 following the occurrence of an Event of Default and while it is continuing shall include the cost of utilising the Security Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Security Agent may notify to the Borrower and the Lenders, and is in addition to any other fee paid or payable to the Security Agent.

b)	Without prejudice to paragraph a) above, in the event of:
i)
the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

ii)	the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances, the Borrower shall pay to the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph c) below.
c)
If the Security Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

16.4	Enforcement, Preservation and Other Costs
The Borrower shall within five (5) Business Days of demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants, brokers, surveyors and advisers) incurred by that Finance Party in connection with:
a)
the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Charged Property or enforcing those rights;

b)
any valuation carried out under Clause 25 (Minimum Security Value); provided, however, that if no Event of Default has occurred and is continuing, the costs of valuations carried out with inspection at the request of the Agent as contemplated in Clause 25.6a) (Basis of Valuation) to be borne by the Borrower shall be limited to one such valuation per year per Mortgaged Vessel; and/or

c)
any inspection carried out under Clause 23.8 (Inspection and Notice of Drydockings); provided, however, that if no Event of Default has occurred and is continuing, the costs of such inspections to be borne by the Borrower shall be limited to one such inspection per year per Mortgaged Vessel.

For purposes of determining the costs and expenses of valuations with inspection and inspections to be borne by the Borrower as contemplated in Clause b) and Clause c) above, a valuation with inspection shall also count as an inspection.

17.	GUARANTEE AND INDEMNITY
17.1	Guarantee and Indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:
a)
guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor's obligations under the Finance Documents;

b)
undertakes with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

c)
agrees with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have become due. The amount payable by the Guarantors under this indemnity will not exceed the amount it would have had to pay under this Clause 17.1 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing Guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
17.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of an Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each of the Guarantors under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
17.4	Waiver of Defences
The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this Clause 17.4, would reduce, release or prejudice any of its obligations under this Clause 17 including (without limitation):
a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Group Member;
c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;
g)	any insolvency or similar proceedings; or
h)	any change in name, authorised activities, capital stock, corporate existence, structure, personnel or ownership of the Borrower or any other Obligor.
17.5	Guarantor Intent
Without prejudice to the generality of Clause 17.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following:  business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
17.6	Immediate Recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
17.7	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and none of the Guarantors shall be entitled to the benefit of the same; and

b)	hold in an interest bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 17.
17.8	Deferral of Guarantors' Rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:
a)	to be indemnified by another Obligor;
b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;
c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which a Guarantor has given a guarantee, undertaking or indemnity under this Clause 17;

e)	to exercise any right of set off against any other Obligor; and/or
f)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay an equal amount to the Agent or as the Agent may direct for application in accordance with Clause 37 (Payment Mechanics).
17.9	Additional Security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
17.10	Release
An Owner shall be released from its obligations under this Clause 17 (and, with effect from the date of such release, shall be deemed to have resigned as a Guarantor and Obligor under the Finance Documents and shall no longer be considered a Guarantor or Obligor under the Finance Documents) if and to the extent all Mortgaged Vessels which it owns are sold and/or become a Total Loss provided that, in respect of a sale or Total Loss of a Mortgaged Vessel:
a)	the provisions of Clause 7.4 (Mandatory Prepayment - Sale or Total Loss of a Mortgaged Vessel) have been complied with to the Agent's satisfaction; and
b)	no Event of Default has occurred.
18.	REPRESENTATIONS
Each of the Borrower and the Guarantors makes and repeats the representations and warranties set out in this Clause 18 in relation to itself and any Transaction Documents to which it is a party to each Finance Party at the times specified in Clause 18.33 (Times When Representations are Made).
18.1	Status

a)	Each Obligor is duly incorporated or formed and validly existing under the laws of the jurisdiction of its incorporation or formation as a limited liability company, partnership or corporation.
b)	Each Obligor has power and authority to carry on its business as it is now being conducted and to own its property and other assets.
18.2	Binding Obligations
Subject to the Legal Reservations, (a) the obligations expressed to be assumed by each Obligor in each Transaction Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations and (b) each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.
18.3	Power and Authority
a)
Each Obligor has power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, performance and delivery of each Transaction Document to which it is or is to be a party and the transactions contemplated by those Transaction Documents.

b)
No limitation on any Obligor's powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Transaction Document to which such Obligor is, or is to be, a party.

18.4	Non conflict
The entry into and performance by each Obligor of, and the transactions contemplated by, the Transaction Documents and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:
a)	any present law or regulation or judicial or official order applicable to any Obligor;
b)	the Constitutional Documents of any Obligor; or
c)
any document, agreement or other instrument binding upon any Obligor or any Obligor's assets, and do not or will not constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Security Interest) on any Obligor's assets, rights or revenues.

18.5	Validity and Admissibility in Evidence
a)	All Authorisations required or desirable:
i)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Transaction Document to which it is a party;
ii)	to make each Transaction Document to which it is a party valid and enforceable and admissible in evidence in its Relevant Jurisdiction; and
iii)	to ensure that each Transaction Security has the priority and ranking contemplated by it,

have been obtained or effected and are in full force and effect except any Authorisation referred to in Clause 18.12 (No Filing or Stamp Taxes), which Authorisation will be promptly obtained or effected within any applicable period.
b)
All Authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor as presently conducted have been obtained or effected and are in full force and effect, if and to the extent that failure to obtain those Authorisations has or is reasonably likely to have a Material Adverse Effect.

18.6	Governing Law and Enforcement
a)
Subject to the Legal Reservations, the choice of English law or any other applicable law as the governing law of any Transaction Document will be recognised and enforced in each relevant Obligor's Relevant Jurisdiction.

b)
Subject to the Legal Reservations, any judgment obtained in relation to a Transaction Document in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in each Obligor's Relevant Jurisdictions.

18.7	Information
Save as disclosed in writing to the Agent and the Arranger at least five (5) Business Days prior to the date of this Agreement:
a)	all Information was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect;
b)	there are no facts or circumstances or any other information which could make the Information incomplete, untrue, inaccurate or misleading in any material respect;
c)
the Information does not omit anything (including any off-balance sheet liabilities or other information, documents or agreements) which could make the Information incomplete, untrue, inaccurate or misleading in any material respect;

d)
all opinions, projections, forecasts or expressions of intention contained in the Information and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and were believed in good faith by the Obligors to be reasonable as at the time at which such Information was prepared and at the time such Information was supplied to any Finance Party.

For the purposes of this Clause 18.7, "Information" means any factual information, documents, exhibits or reports relating to the Obligors or any other Group Member (excluding the Original Financial Statements covered by Clause 18.8 (Original Financial Statements)) provided by or on behalf of any Obligor or any other Group Member to any of the Finance Parties, including on or prior to the date of this Agreement, in connection with the Transaction Documents or the transactions referred to in them.
18.8	Financial Statements
a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.
b)
The audited Original Financial Statements give a true and fair view of the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis or of TORM A/S on an unconsolidated basis, as the case may be for the relevant period to which they relate.

c)
The unaudited Original Financial Statements fairly present the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis for the relevant period to which they relate.

d)
There has been no change in the assets, business or financial condition of the Borrower or any of its Subsidiaries (or the assets, business or consolidated financial condition of the Group) since the date of the Original Financial Statements which might reasonably be expected to have a Material Adverse Effect.

e)
The Borrower has not omitted to disclose to the Agent in the Original Financial Statements or otherwise any off balance sheet liabilities or other information, documents or agreements which if disclosed, could reasonably be expected to affect the decisions of the Finance Parties to enter into this Agreement.

f)	The most recent financial statements delivered pursuant to Clause 19.1 (Financial statements):
i)	have been prepared in accordance with GAAP as applied to the Original Financial Statements; and
ii)
give a true and fair view of (if audited) or fairly present (if unaudited) the consolidated or unconsolidated, as the case may be, financial condition as at the end of, and consolidated or unconsolidated, as the case may be, results of operations for, the period to which they relate.

g)
Since the date of the most recent financial statements delivered pursuant to Clause 19.1 (Financial statements) there has been no change in the assets, business or financial condition of the Borrower or any of its Subsidiaries which might reasonably be expected to have a Material Adverse Effect.

18.9	Pari Passu Ranking
Each Obligor's payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.
18.10	Ranking and Effectiveness of Security
Subject to the Legal Reservations and any applicable filing, registration or notice requirements, the Security Interest created by the Security Documents has (or will have when the Security Documents have been executed) the ranking in priority which it is expressed to have in the Security Documents, the Charged Property is not subject to any Security Interest other than Permitted Security Interests and such Security Interests will constitute perfected security on the assets described in the Security Documents.
18.11	No Insolvency
No corporate action, legal proceeding or other procedure or step described in Clause 29.11 (Insolvency Proceedings) or creditors' process described in Clause 29.12 (Creditors' Process) has been taken or, to the knowledge of any Obligor, threatened in relation to a Group Member and none of the circumstances described in Clause 29.11 (Insolvency Proceedings) applies to any Group Member.
18.12	No Filing or Stamp Taxes
Under the laws of each Obligor's Relevant Jurisdictions or any other jurisdiction where each Obligor conducts its business it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except:

a)
registrations of particulars of the Security Documents to which the Borrower is a party at Companies House in England and Wales under section 859A of the Companies Act 2006 and payment of associated fees;

b)	registrations of the Security Documents to which the relevant Owner is a party the Accounting and Corporate Regulatory Authority in Singapore (ACRA) and payment of associated fees; and
c)
stamping of each of the Share Security within 14 days after it has first been executed in Singapore, or if it is first executed outside Singapore, within 30 days after it has been first received in Singapore at the Inland Revenue Authority of Singapore; and

d)
such other registrations and filings and payments of associated fees as may be required pursuant to the terms of any of the Finance Documents and which will be made or paid promptly after the date of the relevant Finance Document.

18.13	Tax
No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to which it is, or is to be, a party to Lender who is a Qualifying Lender.
18.14	No Default
a)	No Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.
b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or any other Group Member or to which any Obligor's (or any other Group Member's) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

18.15	No Proceedings Pending or Threatened
No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect are (to the best of any Obligor's knowledge and belief having made due and careful enquiry) pending or threatened against any Obligor or any other Group Member.
18.16	No Breach of Laws
a)
Except as disclosed by an Obligor in writing to, and acknowledged in writing by the Agent, no Obligor has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

b)
No labour dispute is current or, to the best of any Obligor's knowledge and belief (having made due and careful enquiry), threatened against any Obligor or other Group Member which have or are reasonably likely to have a Material Adverse Effect.

18.17	Environmental and Other Matters
a)
Except as disclosed by an Obligor in writing to, and acknowledged in writing by, the Agent (acting on the instructions of the Majority Lenders) no Environmental Law applicable to any Mortgaged Vessel and/or any Obligor and no provision of any Applicable Code (to the extent applicable in the discretion of the Agent

(acting on the instructions of the Majority Lenders)) relating to any Mortgaged Vessel and/or any Obligor has been violated where such violation has or is reasonably likely to have a Material Adverse Effect.
b)
All consents, licences and approvals required under any Environmental Laws or any Applicable Code applicable to such Obligor have been obtained and are currently in force, if and to the extent that failure to obtain such consents, licenses and approvals or keep them in force has or is reasonably likely to have a Material Adverse Effect.

c)
No Environmental Claim has been made, or to the best of an Obligor's knowledge, is threatened or is pending against any Obligor or any Mortgaged Vessel and there are no circumstances reasonably likely to form the basis of any Environmental Claim relating to any Mortgaged Vessel or against or affecting any Obligor or any other person in connection with any Mortgaged Vessel, where such Environmental Claim has or is reasonably likely to have a Material Adverse Effect.

18.18	Tax Compliance
a)
No Obligor is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax (except for income and property taxes and assessments which are being contested in good faith and with due diligence and where the relevant Obligor or the Group as a whole has adequate cash reserves in excess of such contested sums).

b)
No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor with respect to Taxes such that a liability of, or claim against, any Obligor is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which might have a Material Adverse Effect.

c)	The Borrower is resident for Tax purposes only in the jurisdiction notified to the Agent from time to time.
18.19	Security and Financial Indebtedness
a)
No Security Interest exists over all or any of the present or future assets of any Obligor in breach of this Agreement, other than those which have been disclosed in writing to the Agent before the date of this Agreement.

b)	No Obligor has any Financial Indebtedness outstanding in breach of this Agreement.
c)	All of the Charged Property is freely assignable and chargeable in the manner contemplated by the Security Documents.
18.20	Legal and Beneficial Ownership
a)	Each Obligor is the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents.
b)
Each Obligor has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted, in each case save to the extent that failure to have such title, leases, licences or Authorisations does not have and is not reasonably likely to have a Material Adverse Effect.

18.21	Shares
The shares of Owner A are fully paid, are not subject to any option to purchase or similar rights and are owned directly by the Borrower. The Constitutional Documents of Owner A do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or capital or, if appropriate, any loan capital of Owner A (including any option or right of pre-emption or conversion).
18.22	Group Structure Chart
The Group structure chart set out in Schedule 12 (Group Structure Chart) is true, complete and accurate in all respects.
18.23	Accounting Reference Date
The financial year-end of the Borrower is the Accounting Reference Date.
18.24	No Adverse Consequences
It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:
a)	in order to enable any Finance Party to enforce its rights under any Finance Document; or
b)	by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document to which it is, or is to be, a party, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.
18.25	Copies of Documents
The copies of the Bareboat Charters, any Charter Documents for the Existing Charter Agreements and the Constitutional Documents of the Obligors delivered to the Agent under Clause 4 (Conditions of Utilisation) are or will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to the Bareboat Charters or any Existing Charter Agreement which would materially affect the transactions or arrangements contemplated by the Bareboat Charters or any Existing Charter Agreement or modify or release the obligations of any party under the Bareboat Charters or that Existing Charter Agreement.
18.26	No Immunity
The execution and delivery by an Obligor of any Transaction Document to which such Obligor is a party constitutes, and the exercise of its respective rights and performance of its respective obligations under such Transaction Documents will constitute private and commercial acts performed for private and commercial purposes. No Obligor will (except for bankruptcy and similar proceedings) be entitled to claim for itself or any or all of its respective assets any immunity from suit, execution, attachment or other legal process in any proceedings taken in connection with such Transaction Documents.
18.27	Vessel Status
Each Mortgaged Vessel will, on the first day of the relevant Mortgage Period, be:

a)	owned and registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;
b)	classed with the relevant Classification free of all overdue requirements and recommendations of the relevant Classification Society;
c)	insured in the manner required by the Finance Documents; and
d)	free of any Security Interests (other than Permitted Security Interests).
18.28	Vessel's Employment
Each Mortgaged Vessel:
a)
has been delivered, and accepted for service, under each Bareboat Charter and the Existing Charter Agreement set forth in Schedule 2 (Vessel Information) opposite the name of such Mortgaged Vessel, if relevant; and

b)	is free of any other charter commitment which, if entered into after that date, would require approval under the Finance Documents.
18.29	Address Commission
To the best knowledge of the Obligors (having made due inquiry), there are no rebates, commissions or other payments in connection with the Bareboat Charters or any Charter other than those referred to in it.
18.30	No Money Laundering
Each Obligor is acting for its own account in relation to the Facility and the performance and discharge of its respective obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents. None of the Obligors is in contravention of any anti money laundering law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article I of the EU Directive 2015/849 of 25 May 2015).
18.31	No Corrupt Practices
The Obligors have observed, and, to the best of their knowledge and belief, parties acting on their behalf have observed in the course of acting for any Obligor, all applicable laws and regulations relating to bribery and corrupt practices.
18.32	Sanctions
a)
Each Obligor and their respective directors, officers, joint ventures and employees and, to the best of each Obligor's knowledge, their respective agents and representatives (each acting in the capacity as agent or, as the case may be, representative for an Obligor) has been and is in compliance with applicable Sanctions Laws.

b)
No Obligor nor any other Group Member or any Relevant Affiliate of any of them or their respective directors, officers, joint ventures or employees and, to the best of each Obligor's knowledge, their respective agents and representatives (each acting in the capacity as agent or, as the case may be, representative for an Obligor):

i)	is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party or acts directly or indirectly on behalf of a Restricted Party; or
ii)	is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority.
18.33	Times When Representations are Made
a)	All of the representations and warranties set out in this Clause 18 are made on the date of this Agreement and are deemed to be made on the dates of:
i)	each Utilisation Request;
ii)	each Utilisation Date; and
iii)	in respect of any Additional Guarantor, the delivery of an Accession Deed in respect of such Additional Guarantor.
b)	The Repeating Representations are deemed to be made on:
i)	the last day of each Interest Period; and
ii)	the date of each Compliance Certificate.
c)
The representations in Clause 18.27 (Vessel Status) relating to any Mortgaged Vessels which become Mortgaged Vessels after the date of this Agreement shall be made on the first day of the Mortgage Period for the relevant Mortgaged Vessel.

The representation and warranty in Clause 18.7 (Information), when made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date at which the Information (as defined in Clause 18.7 (Information)) was provided. Each other representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.
19.	INFORMATION UNDERTAKINGS
Each Obligor undertakes that this Clause 19 will be complied with from the date of this Agreement until the end of the Facility Period.
In this Clause 19:
"Annual Financial Statements" means the financial statements for a financial year delivered pursuant to Clause 19.1(a) (Financial Statements).
"Quarterly Financial Statements" means the financial statements for a financial quarter delivered pursuant to Clause 19.1(b) (Financial Statements).
19.1	Financial Statements
a)
The Borrower shall supply to the Agent, as soon as reasonably practicable, but in any event within (i) in relation to item (i) below, one hundred and twenty (120) days, and (ii) in relation to items (ii) and (iii) below one hundred and fifty (150) days, (or, in each case if that day is not a Business Day, the next Business Day) after the end of each financial year, each of:

i)	the consolidated audited annual financial statements of the Borrower for that financial year;
ii)	the unconsolidated audited annual financial statements of TORM A/S; and
iii)	on request of the Agent, the unconsolidated audited annual financial statements of each Owner.
b)
The Borrower shall supply to the Agent, as soon as reasonably practicable, but in any event within forty-seven (47) days (or if that day is not a Business Day, the next Business Day) after the end of each financial quarter of each of its financial years (being 31 March, 30 June, 30 September and 31 December of each calendar year) the consolidated unaudited financial statements of the Borrower for that financial quarter.

c)
The Borrower shall supply to the Agent, as soon as reasonably practicable but in any event, on or prior to 1 December of any financial year, an annual Forecast (showing profit and loss, balance sheet and cash flow statements, as well as written assumptions of the Borrower) for the Borrower (on a consolidated basis) for the immediately succeeding financial year.

19.2	Provision and Contents of Compliance Certificate
a)
The Borrower shall supply a Compliance Certificate to the Agent, with each set of Annual Financial Statements and the set of Quarterly Financial Statements for the financial quarter of the Borrower ending 30 June in each calendar year for the Group.

b)
Each Compliance Certificate accompanying the Annual Financial Statements or accompanying the Quarterly Financial Statements for any financial quarter ending on 30 June or 31 December in any calendar year shall, among other things, set out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) and confirmations of compliance with Clause 25 (Minimum Security Value).

c)	Each Compliance Certificate shall be signed on behalf of the Borrower by the chief executive officer of the Borrower and the chief financial officer of TORM A/S.
19.3	Requirements as to Financial Statements and Forecast
a)
The Borrower shall procure that each set of Annual Financial Statements and Quarterly Financial Statements and each Forecast includes a profit and loss account, a balance sheet, a cashflow statement and written assumptions. In addition, each set of Annual Financial Statements for the Borrower shall be audited by the Auditors. Upon request of the Agent (acting on the instructions of the Majority Lenders), the Borrower shall provide to the Agent, in respect of the Quarterly Financial Statements for any financial quarter ending on 30 June or 31 December in any calendar year, a cause/effect analysis of deviations to the Forecast.

b)
Each set of financial statements delivered pursuant to Clause 19.1 (Financial Statements) shall give a true and fair view of (in the case of Annual Financial Statements for any financial year), or fairly represent (in other cases), the financial condition and operations of the Group or (as the case may be) the relevant Obligor as at the date as at which those financial statements were drawn up.

c)
The Borrower shall procure that each set of financial statements and Forecast delivered pursuant to Clause 19.1 (Financial Statements) shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements and Original Forecast as applicable, unless, in relation to any set of financial statements or Forecast, the Borrower notifies the Agent that there has been a change in GAAP or the accounting practices and the Borrower delivers to the Agent:

i)
a description of any change necessary for those financial statements or Forecast to reflect the GAAP or accounting practices and reference periods upon which corresponding Original Financial Statements or Original Forecast, as applicable, were prepared; and

ii)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine (having regard to Clause 20.3 (Financial Testing)) whether Clause 20 (Financial Covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements or that Forecast and the Original Forecast, as applicable.

d)
If the Borrower updates or changes the Forecast in any material respect, it shall deliver to the Agent such updated or changed Forecast and a written explanation of the main changes in that Forecast, together with the next Compliance Certificate delivered pursuant to Clause 19.2.

19.4	Year end
The Borrower shall procure that each financial year end of each Obligor falls on the Accounting Reference Date.
19.5	Information: Miscellaneous
a)	The Borrower shall supply to the Agent:
i)
at the same time as they are dispatched, copies of all documents dispatched by the Borrower to its shareholders generally (or any class of them) or dispatched by the Borrower or any other Obligor to its creditors generally (or any class of them);

ii)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, or, to its knowledge, threatened or pending against it or any other Obligor, and which might, if adversely determined, be reasonably expected to have a Material Adverse Effect;

iii)	promptly, such information as the Agent or the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents;
iv)
promptly on request, such further information regarding the financial condition, business, vessels, properties, assets and operations of the Group and/or any Group Member (including, but not limited to, any amplification or explanation of any item in the financial statements, Forecast or other materials provided by any Obligor under this Agreement, changes to management of the group and (except for the Borrower) an up-to-date copy of its shareholders register (or equivalent in its jurisdiction of incorporation)) as any Finance Party through the Agent may from time to time reasonably request;

v)
promptly upon request, such other information as any Finance Party through the Agent may from time to time reasonably request relating to vessels chartered-in by the Group, including details of how any charter commitments in respect of vessels chartered-in by Group Members are classified as a "liability" in the relevant Compliance Certificate;

vi)
promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against it, any Group Members, any of their joint ventures or any of their respective directors, officers, employees, or, in their capacity as agents or representatives of such Group Member, their agents or representatives, including information on what steps are being taken with regards to answer or oppose such; and

vii)
promptly upon becoming aware of it, written notification if any Obligor or any of their respective directors, officers, employees, agents or representatives is a Restricted Party, including identification of the Obligor or other relevant person that has become a Restricted Party and the circumstances relating thereto.

b)
Each Obligor shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same, but no later than ten (10) days thereafter: if any material Environmental Claim has been commenced or is threatened against any Obligor, or the Mortgaged Vessels, and of any facts or circumstances which will or are reasonably likely to result in any material Environmental Claim being commenced or threatened against any Obligor or the Mortgaged Vessels.

19.6	Notification of Default
Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon such Obligor becoming aware of its occurrence (unless such Obligor is aware that a notification has already been provided by another Obligor).
19.7	Sufficient Copies
The Borrower, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders and the Hedging Providers.
19.8	"Know Your Customer" Checks
a)	If:
i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
ii)	any change in the status of an Obligor or the composition of the shareholders or the partners of an Obligor after the date of this Agreement; or
iii)
a proposed assignment or transfer by a Lender or any Hedging Provider of any of its rights and/or obligations under this Agreement or any Hedging Contract to a party that is not a Lender or a Hedging Provider prior to such assignment or transfer, obliges the Agent, the relevant Hedging Provider or any Lender (or, in the case of Clause 19.8a)iii) above, any prospective new Lender or new Hedging Provider) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender or any Hedging Provider supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or any Hedging Provider) or any Lender or Hedging Provider (for itself or, in the case of the event described in Clause 19.8a)iii) above, on behalf of any prospective new Lender or Hedging Provider) in order for the Agent, such Lender or the relevant Hedging Provider, in the case of the event described in Clause 19.8a)iii) above, any prospective new Lender or new Hedging Provider to carry out and be satisfied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
b)
Each Finance Party shall promptly upon the request of the Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (in each case for itself) in order for it to carry out and be satisfied with the results of all necessary

"know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
c)
The Borrower shall, by not less than 10 Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 32 (Changes to the Obligors).

d)
Following the giving of any notice pursuant to paragraph c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

20.	FINANCIAL COVENANTS
Each Obligor undertakes that this Clause 20 will be complied with from the date of this Agreement until the end of the Facility Period and tested on a semi-annual basis.
20.1	Financial Definitions
In this Clause 20:
"Borrowings" means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of the Group for or in respect of:
a)	moneys borrowed and debit balances at banks or other financial institutions;
b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
d)	the amount of any liability in respect of Finance Leases;
e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
f)
any counter indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a Group Member, which liability would fall within one of the other paragraphs of this definition;

g)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services (other than legal or accounting services) and payment is due more than ninety (90) days after the date of supply;

h)
any amounts raised by the issue of shares which are redeemable (other than at the option of the issuer) during the Facility Period or which would under relevant applicable accounting principles be classified as borrowings under GAAP;

i)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

j)	(without double counting) the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs a) to i) above.
"Cash" means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of any Group Member and to which such Group Member is alone beneficially entitled for so long as:
a)	that cash is repayable on demand;
b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group Member or of any other person whatsoever or on the satisfaction of any other condition;
c)
there is no Security Interest over that cash except for (i) Permitted Security Interests granted pursuant to the Finance Documents, (ii) Security Interests which have not yet become enforceable in accordance with their terms and which do not restrict or block the use of the cash by the Group in the relevant account prior to their becoming enforceable, or (iii) Security Interests constituted by a netting or set-off arrangement entered into by Group Members in the ordinary course of their banking arrangements; and

d)
subject to paragraph c), the cash is freely and immediately available to be applied in repayment or prepayment of the Facility or any other amounts and has not been specifically pledged and blocked including for example as cash collateral to cure a collateral maintenance test or support a derivative transaction, and, for the avoidance of doubt, any cash at bank which does not fall within the above definition shall not represent "Cash" for the purposes of this Agreement except with the approval of the Agent.
"Cash Equivalents" means at any time:
a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;
b)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or any other country having a credit rating of A- or higher by Standard & Poor's Rating Services or A3 or higher by Moody's Investors Service Limited or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

c)	commercial paper not convertible or exchangeable to any other security:
i)	for which a recognised trading market exists;
ii)
issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or any other country having a credit rating of A- or higher by Standard & Poor's Rating Services or A3 or higher by Moody's Investors Service Limited;

iii)	which matures within one year after the relevant date of calculation; and
iv)
which has a credit rating of either A- or higher by S&P or A3 or higher by Moody's, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

d)
any investment in money market funds which (i) has a credit rating of either A- or higher by S&P or A3 or higher by Moody's, (ii) which invest substantially all their assets in securities of the types described in paragraphs a) to c) above and (iii) can be turned into cash on not more than five (5) days' notice; or

e)	any other debt security approved by the Agent (on behalf of the Majority Lenders), in each case, to which any Group Member is alone (or together with other Group Members) beneficially entitled at that time and which is not issued or guaranteed by any Group Member or subject to any Security Interest (other than Permitted Security Interests arising under the Finance Documents).
"Equity" means, on any date, the value of the aggregate capital and reserves of the Group (on a consolidated basis) determined in accordance with GAAP and adjusted to reflect the fair market value of the Fleet Vessels (including the fair market value of each Mortgaged Vessel as determined in accordance with Clause 25 (Minimum Security Value)).
"Equity Ratio" means the ratio of the Group's Equity to Total Assets.
"Minimum Liquidity" means, as at any date, the sum of:
a)	the Group's Cash and Cash Equivalents; and
b)
for so long as the Availability Period (as defined in the RCF Facility Agreement) ends at least twelve months after that date, the aggregate amount of undrawn commitments under the RCF Facility which are available for utilisation pursuant to the RCF Facility Agreement at that date, as certified to the Agent by the chief financial officer of the Borrower signing on behalf of the Borrower.
"Total Assets" means, on any date, the value of the total assets of the Group (on a consolidated basis) determined in accordance with GAAP and adjusted to reflect the fair market value of the Fleet Vessels (including the fair market value of each Mortgaged Vessel as determined in accordance with Clause 25 (Minimum Security Value)).
"Total Debt" means on any date, the aggregate amount of all obligations of all Group Members for or in respect of Borrowings at that time but excluding any such obligations to any other Group Member.
20.2	Financial Condition
The Borrower shall ensure that at all times following the date of this Agreement:
a)	Minimum Liquidity
Minimum Liquidity shall be equal to or greater than the greater of:
i)	seventy five million Dollars (US$75,000,000); and
ii)	five per cent. (5%) of the Group's Total Debt,

provided that at all times, a part of the Minimum Liquidity equal to the greater of (x) forty million Dollars (US$40,000,000) and (y) five per cent. (5%) of the Group's Total Debt shall consist of Cash and Cash Equivalents.
b)	Equity Ratio
The Equity Ratio shall not be less than twenty-five per cent. (25%).
20.3	Financial Testing
The financial covenants set out in Clause 20.2 (Financial Condition) shall be calculated in accordance with GAAP (save for terms which are specifically defined within this Clause 20 (Financial Covenants) and tested by reference to each of the Borrower's financial statements for each financial quarter ending 30 June and each financial year ending 31 December, in each case, delivered pursuant to Clause 19.1 (Financial Statements) and/or each Compliance Certificate delivered in connection therewith pursuant to Clause 19.2 (Provision and Contents of Compliance Certificate).
20.4	Most Favoured Lender
In the event that the Borrower agrees to additional financial covenants, or similar financial covenants at a stricter level with other banks, lenders and/or financiers (excluding minimum value clauses and dividend restrictions), the Borrower shall promptly notify the Agent and, if so required by the Majority Lenders, the Parties shall enter into such documentation as may be necessary to include such additional or similar stricter financial covenants into this Agreement.
21.	GENERAL UNDERTAKINGS
Each Obligor undertakes that this Clause 21 will be complied with from the date of this Agreement until the end of the Facility Period.
21.1	Use of Proceeds
The proceeds of the Loan will be used exclusively for the purposes specified in Clause 3 (Purpose). No proceeds of the Loan shall be (a) made available, directly or indirectly, to or for the benefit of a Restricted Party, (b) applied in a manner or for a purpose prohibited by Sanctions Laws or (c) applied in any other manner that could result in any Obligor or a Finance Party being in breach of any Sanctions Laws or becoming a Restricted Party.
21.2	Authorisations
Each Obligor will promptly:
a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction or (in the case of any material Authorisation) any other jurisdiction where each Obligor conducts substantive business to:
i)	enable it to perform its obligations under the Transaction Documents;
ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and

iii)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.
21.3	Compliance with Laws
Each Obligor shall:
a)	comply in all material respects with all laws or regulations:
i)	applicable to its business; and
ii)	applicable to the Mortgaged Vessel(s) owned by such Obligor its ownership, employment, operation, management and registration, including Applicable Codes, Environmental Laws, and the laws of each relevant Flag State;
b)	obtain, comply with and do all that is necessary to maintain in full force and effect any material Environmental Approvals for a Mortgaged Vessel;
c)
without limiting Clause 21.3a) above, not employ the Mortgaged Vessel(s) owned by such Obligor, nor allow their employment, operation or management in any manner contrary in any material respect to any law or regulation including but not limited to Applicable Codes and Environmental Laws, in each case, applicable to such Obligor; and

d)
comply with all applicable Sanctions Laws and not employ the Mortgaged Vessel(s) owned by such Obligor, nor allow their employment, operation or management in any manner contrary to any applicable Sanctions Laws.

21.4	Pari Passu Ranking
Each of the Obligors shall ensure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for those obligations which are preferred by mandatory law applying to companies generally.
21.5	Subordination
The Obligors shall ensure that the claims of any Intra-Group Creditor under any intercompany loans made by such Intra-Group Creditors to any Obligor from time to time are subordinated to the claims of the Finance Parties against the Obligors under the Finance Documents pursuant to the Subordination Deed and that each Group Member that becomes an Intra-Group Creditor after the Initial Borrowing Date accedes to the Subordination Deed as an Intra-Group Creditor not later than on the date on which it becomes an Intra-Group Creditor in each case to the extent that such Intra-Group Creditor makes any loan or credit to an Obligor in excess of USD 500,000 or if the Agent (acting on the instructions of the Majority Lenders) otherwise reasonably requires that a specific Intra-Group Creditor accedes to the Subordination Deed.
21.6	Tax Compliance
a)
Each Obligor shall (and the Borrower shall ensure that each Group Member will) duly pay and discharge in all material respects all Taxes imposed upon it or its assets within such time period as may be allowed by law without incurring penalties unless and only to the extent that:

i)	such payment is being contested in good faith;

ii)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been or will be disclosed in its latest financial statements delivered or which are next to be delivered to the Agent under Clause 19.1 (Financial Statements); and

iii)	such payment can be lawfully withheld.
b)
Except as approved by the Majority Lenders, each Obligor shall maintain its residence for Tax purposes in the jurisdiction notified to the Agent on or prior to the date of this Agreement and ensure that it is not resident for Tax purposes in any other jurisdiction.

21.7	Merger
No Obligor will enter into any amalgamation, demerger, merger, consolidation, re-domiciliation, legal migration or corporate reconstruction, except with the prior written consent of the Majority Lenders.
21.8	Further Assurance
a)
Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent or Security Agent may reasonably specify (and in such form as the Agent or Security Agent may reasonably require):

i)
to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent provided by or pursuant to the Finance Documents or by law;

ii)
to confer on the Security Agent Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents over those assets;

iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or
iv)	to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with Clause 31.1 (Assignments and Transfers by the Lenders).
b)
Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent by or pursuant to the Finance Documents.

21.9	Negative Pledge in Respect of Charged Property
Except as approved by the Majority Lenders and save for Permitted Security Interests, no Obligor will grant, assume or permit to exist any Security Interest over any Charged Property to the extent prohibited by Clause 27.3 (Negative Pledge – the Owners).
21.10	Environmental Matters
a)
Each Obligor shall, as soon as reasonably practicable but no later than five (5) Business Days after the date that the relevant Obligor obtains knowledge thereof, notify the Agent of any Environmental Claim being made against any Group Member or any Fleet Vessel which, if successful to any extent, might have a Material

Adverse Effect and of any Environmental Incident which may give rise to such a claim and will keep the Agent regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.
b)	Environmental Laws (and any consents, licences or approvals obtained under them) applicable to Fleet Vessels will not be violated in a way which might have a Material Adverse Effect.
21.11	Maintenance of Listing
The Borrower shall maintain its listing on the Copenhagen Stock Exchange and it may also list its shares on any other stock exchange, including the New York Stock Exchange and Nasdaq New York.
21.12	No Change of Legal Entity Type, Jurisdiction, Etc.
During the Facility Period, no Obligor will, without prior written approval of the Majority Lenders (such approval not to be unreasonably withheld or delayed) change:
a)	the type of legal entity which it exists as;
b)	its jurisdiction or country of domicile or centre of establishment or tax residency; or
c)	its Accounting Reference Date.
21.13	Money Laundering and Bribery
Each Obligor shall, and each Obligor shall use all reasonable endeavours to procure that any parties acting on their behalf shall, observe and abide with any measure (including but not limited to) any law, official requirement or other regulatory measure or procedure implemented to combat:
a)
money laundering (as defined in article I of the Directive (EU) 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, amending Regulation (EU) No 648/2012 of the European Parliament and of the Council, and repealing Directive 2005/60/EC of the European Parliament and of the Council and Commission Directive 2006/70/EC Directive 2005/60/EF (Directive 2005/60/EC of the European Parliament and of the Council of 26 October 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing); and

b)	bribery and corrupt practices in compliance with the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.
21.14	Certificate of Financial Responsibility
If required at any time by the government of the United States of America, each Owner shall obtain and provide to the Agent a copy of the certificate of financial responsibility and the vessel response plan as required under the laws of the United States of America. If requested by the Agent (acting reasonably), each Owner shall also provide evidence of the approval of such documents by the appropriate United States of America government entity.
21.15	Sanctions

c)	Each Obligor shall ensure that none of them, nor any of their respective directors, officers or employees is or will become a Restricted Party.
d)
Each Obligor shall, and shall procure that each other Group Member and each Relevant Affiliate of any of them shall, not use any revenue or benefit derived from any activity or dealing with a Restricted Party in discharging any obligation due or owing to the Finance Parties, to the extent such discharge with such revenue or benefit would be prohibited by Sanctions Laws or would otherwise cause any Finance Party to be in breach of Sanctions Laws.

e)
Each Obligor shall procure that no proceeds from any activity or dealing with a Restricted Party are credited to any bank account held with any Finance Party in its name or in the name of any other Group Member or any Relevant Affiliate of any of them, to the extent such provision of proceeds would be prohibited by Sanctions Laws or would otherwise cause any Finance Party to be in breach of Sanctions Laws.

f)
Each Obligor shall, and shall procure that each other Group Member shall, to the extent permitted by law promptly upon becoming aware of them supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions Laws by any Sanctions Authority.

g)	No Obligor shall permit or authorise and each Obligor shall prevent any Mortgaged Vessel being used directly or indirectly:
i)	by or for the benefit of any Restricted Party in violation of Sanctions Laws or in any manner which would otherwise cause any Finance Party to be in breach of Sanctions Laws; and/or
ii)
in any trade which is reasonably likely to expose the Mortgaged Vessel, any Finance Party, any manager, crew or insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions Laws.

21.16	Ownership of Assets
Each Owner shall hold full legal title to, and own the entire beneficial interest in, the applicable Mortgaged Vessel, Insurances and Earnings, free of any Security Interest and other interests and rights of every kind, save for Permitted Security Interests.
21.17	Centralised Cash Management
The Obligors shall ensure that the Group's cash management function is centralised and handled by TORM A/S for the Group.
21.18	Articles of association
Each of Torm A/S and Owner A undertakes upon demand of the Agent to make such changes to Owner A's constitution as set out in email of 5 September 2017 at 05:08 pm CEST from Mette Riber Rasmussen, Kromann Reumert to Tina Herbing, Gorrissen Federspiel.
22.	DEALINGS WITH MORTGAGED VESSELS
Each Obligor undertakes that this Clause 22 will be complied with in relation to each Mortgaged Vessel throughout the relevant Mortgaged Vessel's Mortgage Period.
22.1	Vessel's Name and Registration

a)	A Mortgaged Vessel's name shall not be changed without the prior written consent of the Agent (acting on the instructions of the Majority Lenders).
b)
The Mortgaged Vessel shall be registered with the relevant Registry under the laws of its Flag State in the name of the relevant Owner. Subject to Clause 22.1d) below, the Mortgaged Vessel shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State), except with approval of the Agent (acting on the instructions of all of the Lenders). If that registration is for a limited period, it shall be renewed at least forty five (45) days before the date it is due to expire and the Agent shall be notified of that renewal at least thirty (30) days before that date.

c)
Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Mortgaged Vessel being required to be registered under the laws of another state of registry.

d)	An Owner may change the Flag State of any Mortgaged Vessel owned by it to any other Flag State without the consent of the Lenders subject to:
i)
the relevant Owner providing the Finance Parties with a replacement Mortgage at the time of such transfer and any other replacement Security Documents and other documentation as the Agent or the Security Agent may reasonably request (including, without limitation, legal opinions, certificates of ownership and encumbrance (or the equivalent evidence of registration in the name of the relevant Owner), in each case in form and substance satisfactory to the Agent), so that the Finance Parties have the equivalent Security Interest over such Mortgaged Vessel as they had prior to such change of Flag State;

ii)	any amendments to the Finance Documents which may be required in the reasonable opinion of the Agent as a result of such change of Flag State; and
iii)	no Default having occurred and being continuing.
e)
Notwithstanding the provisions of Clause 22.1a), b), c) and d) above, no bareboat registrations may be effected in respect of any of the Mortgaged Vessels without the prior written consent of the Agent (acting on the instructions of the Majority Lenders); provided that bareboat registrations may be effected in Denmark subject to the receipt by the Security Agent of such undertakings and powers of attorney relating to the deletion of such bareboat registrations in form and substance satisfactory to the Security Agent as the Security Agent may require.

22.2	Sale or Other Disposal of Mortgaged Vessel
a)	Each Owner may sell any Mortgaged Vessel or any share or interest in it to any person, provided that:
i)	no Default is continuing or has occurred; and
ii)	the Borrower has made or will make no later than at the Disposal Repayment Date, a prepayment in accordance with Clause 7.4 (Mandatory prepayment – Sale or Total Loss of a Mortgaged Vessel).
b)	There are no restrictions on the purchase or disposal of any Fleet Vessel (other than a Mortgaged Vessel, as set out in 22.2a) above), including with respect to new-build programs.
22.3	Manager
a)	Subject to paragraph b) below, each Mortgaged Vessel shall be managed commercially and technically by TORM A/S.

b)
Any Mortgaged Vessel may be managed by another Approved Technical Manager or by another commercial manager that has been consented to by the Majority Lenders (such consent not to be unreasonably withheld) subject to such Approved Technical Manager and/or approved commercial manager, as the case may be, having delivered a duly executed manager's undertaking in a form consistent with market practice in ship finance transactions in favour of the Security Agent in a form and substance acceptable to the Majority Lenders and including in any event a subordination of the manager's claims against the Obligors and the Mortgaged Vessels to the claims of the Finance Parties under the Finance Documents; provided that in the case of a third party manager, the Obligors shall only use their reasonable commercial efforts to obtain such subordination).

22.4	Copy of Mortgage on Board; Notice of Mortgage
To the extent required by the applicable law of the Flag State, each Owner agrees to:
a)
keep on board the relevant Mortgaged Vessel with its papers a properly certified copy of the relevant Mortgage shown to anyone having business with the Mortgaged Vessel which business might create or imply any commitment or Security Interest over or in respect of the Mortgaged Vessel (other than a lien for crew's wages and salvage) and to any representative of the Agent or the Security Agent; and

b)
prominently display a framed printed notice of the Mortgaged Vessel's Mortgage in the navigation room and in the master's cabin of the Mortgaged Vessel. The notice must be satisfactory to the Security Agent.

22.5	Chartering
a)
None of the Obligors shall enter into any Charter for a Mortgaged Vessel (except for the Bareboat Charters copies of which have been provided to the Agent as a condition precedent to the first Utilisation under this Agreement and, if the Obligors expect to change the bareboat charter structure of any Mortgaged Vessel, such other Bareboat Charters as may be approved by the Agent (acting on the instructions of the Majority Lenders) and a copy of which has been provided to the Agent) which is a bareboat or demise charter or passes possession and operational control of such Mortgaged Vessel to another person.

b)
All Charters of the Mortgaged Vessels shall be on terms as to payment or amount of hire which are not materially less beneficial to the Obligors than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as such Mortgaged Vessel under charter commitments of a similar type and period.

c)
The Obligors shall promptly notify the Agent of any Charter made for a period which is longer than thirteen (13) months (including any optional or automatic extension periods) and shall deliver to the Agent, upon the Agent's reasonable request, a summary of all Charters to which the Mortgaged Vessels are subject, including the identity of the charterers.

d)
The Obligors shall give notice of the assignments contained in the General Assignment for each Mortgaged Vessel to the charterer under any Charter for such Mortgaged Vessel longer than thirteen (13) months (including any optional or automatic extension periods) immediately upon entry into the General Assignment (or, if later, the date of entry into such Charter) and shall ensure that the Agent receives a copy of that notice, provided that, prior to the occurrence and continuance of an Event of Default, no notice shall be required to be given if the Borrower demonstrates to the reasonable satisfaction of the Agent (acting on the instructions of all of the Lenders), sound commercial reasons to refrain from giving such notice. If a charterer of a Mortgaged Vessel is notified of the assignment under the General Assignment, the Obligors shall use reasonable endeavours to obtain acknowledgements of such notices from that charterer (it being acknowledged that it may not be possible to obtain such acknowledgements).

e)
Except with approval or as provided at paragraph f) below, the Obligors shall not terminate or rescind the Bareboat Charters or withdraw the Mortgaged Vessel from service under the Bareboat Charters or take any similar action. Except with approval or as provided at paragraph f) below, the Bareboat Charterers shall not terminate or rescind the Bareboat Charters for any reason whatsoever.

f)
The relevant Owner and/or the relevant Bareboat Charterers may terminate the Bareboat Charters and related Bareboat Charterparty Fee Agreements (as defined in the relevant General Assignment) and withdraw the relevant Mortgaged Vessel from service under the Bareboat Charters and the Security Agent shall, at the request and the cost of the Borrower, as soon as reasonably practicable release all Transaction

Security granted to it by the relevant Owner and/or the Bareboat Charterers in respect of the Bareboat Charters and related Bareboat Charterparty Hire and Management Fee Agreements in each case provided that:
i)
the relevant Owner or the relevant Bareboat Charterer has given the Agent and the Security Agent not less than 5 (five) Business Days' (or such shorter period as the Lenders may agree) prior written notice of the proposed termination;

ii)
the relevant Owner grants such Transaction Security as the Security Agent, in its reasonable opinion, requires and the relevant Owner carries out any action to protect, perfect or give priority to the Transaction Security in each case as the Security Agent, in its reasonable opinion, requires;

iii)
this Agreement and any other relevant Finance Documents has been unconditionally amended in such manner as the Agent, in its reasonable opinion, requires in consequence of that additional security being provided; and

iv)
the Agent, or its duly authorised representative, has received such documents and evidence it may, in its reasonable opinion, require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 (Conditions Precedent) in relation to that amendment and additional security and its execution and (if applicable) registration.

g)
No Obligor shall do anything which would or might prevent the other Obligors complying with this Clause 22 (Dealings with Mortgaged Vessels) or Clauses 23 (Condition and Operation of Mortgaged Vessels) or 0 (Insurance), or fail to do anything required by the Bareboat Charters where failure to do so would or might have such an effect.

h)
Except as approved by the Majority Lenders, the Bareboat Charterers shall not grant or allow to exist any Security Interest over any asset of the Bareboat Charterers over which a Security Interest is granted or expressed to be granted by its General Assignment.

22.6	Payment of Earnings
The relevant Earnings from the Mortgaged Vessel shall be paid in accordance with the provisions of the relevant Mortgaged Vessel's General Assignment. If any Earnings are held by brokers or other agents, they shall be paid to the Security Agent, if so required by the Security Agent following any date on which the Earnings have become payable to the Security Agent under the Mortgaged Vessel's General Assignment.
22.7	Class Records
Upon written request by the Agent not more than once per year except in case of the occurrence and continuance of an Event of Default, the Obligors shall instruct the relevant Classification Society to send to the Agent copies of all class records held by that Classification Society in relation to the relevant Mortgaged Vessel.
23.	CONDITION AND OPERATION OF MORTGAGED VESSELS
Each Obligor undertakes that this Clause 23 will be complied with in relation to each Mortgaged Vessel throughout the relevant Mortgaged Vessel's Mortgage Period.
23.1	Defined Terms
In this Clause 23 and in Schedule 3 (Conditions Precedent):

"Applicable Law" means all laws and regulations applicable to vessels registered in the Mortgaged Vessel's Flag State or which for any other reason apply to the Mortgaged Vessel or to its condition or operation at any relevant time, including, without limitation, laws and regulations relating to scrapping and/or dismantling vessels.
"Applicable operating certificate" means any certificates or other document relating to the Mortgaged Vessel or its condition or operation required to be in force under any Applicable Law or any Applicable Code.
23.2	Repair
The Obligors shall keep each Mortgaged Vessel owned by it in a good safe condition and state of repair:
a)	consistent with prudent ownership and sound ship management practice; and
b)
so as to maintain that Mortgaged Vessel's class as at the date of this Agreement (or, in the case of any vessel mortgaged as additional security pursuant to Clause 25.13 (Creation of Additional Security), as at the date of creation of such mortgage) free of overdue recommendations and conditions affecting that Mortgaged Vessel's class with a Classification Society.

23.3	Modification
Except with approval of the Agent (acting on the instructions of the Majority Lenders), the structure, type or performance characteristics of the Mortgaged Vessel shall not be modified in a way which could or might materially alter the Mortgaged Vessel or materially reduce its value.
23.4	Removal of Parts
Except with approval of the Agent (acting on the instructions of the Majority Lenders), no material part of the Mortgaged Vessel or any equipment shall be removed from the Mortgaged Vessel if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the relevant Owner free of any Security Interest except Security Interests created pursuant to the Security Documents).
23.5	Third Party Owned Equipment
Except with approval of the Agent (acting on the instructions of the Majority Lenders), equipment owned by a third party shall not be installed on the Mortgaged Vessel if it cannot be removed without risk of causing damage to the structure or fabric of the Mortgaged Vessel or incurring significant expense.
23.6	Maintenance of Class; Compliance with Laws and Codes
The Mortgaged Vessel's class shall be the relevant Classification, which may not be changed without consent of the Majority Lenders. The Mortgaged Vessel and every person who owns, operates or manages the Mortgaged Vessel shall comply in all material respects with all Applicable Laws, and the requirements of all Applicable Codes. There shall be kept in force and on board the Mortgaged Vessel or in such person's custody any applicable operating certificates which are required by Applicable Laws or Applicable Codes to be carried on board the Mortgaged Vessel or to be in such person's custody.

23.7	Surveys
The Mortgaged Vessel shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests. If any recommendations are made in such a report, they shall be complied with in the way and by the time required in the report.
23.8	Inspection
The Agent and/or Security Agent, through a qualified surveyor appointed by the Agent and/or Security Agent for such purpose, shall be allowed once a year to board the Mortgaged Vessel at all reasonable times (without materially interfering with that Mortgaged Vessel's trading or operations) to inspect it and given all proper facilities needed for that purpose, subject to customary indemnity undertakings. The limitation of one such inspection per year per Mortgaged Vessel shall not apply at any time that an Event of Default has occurred and is continuing.
23.9	Lay up
The Obligors shall not allow any lay up of any Mortgaged Vessels without the prior written consent of the Agent (acting on the instructions of the Majority Lenders).
23.10	Information about Mortgaged Vessel
The Agent shall promptly be given any information which it may reasonably require about the Mortgaged Vessel or its employment, position, use or operation, including details of towages and salvages, copies of all Charters subject to the General Assignment and copies of any applicable operating certificates.
23.11	Notification of Certain Events
The Borrower shall immediately notify the Agent of:
a)	any Major Casualty or any damage to a Mortgaged Vessel where the cost of the resulting repairs is likely to exceed the Majority Casualty Amount;
b)	any occurrence which may result in a Mortgaged Vessel becoming a Total Loss;
c)	any requisition of a Mortgaged Vessel for hire;
d)
any Environmental Incident, or any Release which in either case may reasonably result in a liability in excess of two million Dollars (US$2,000,000) (or the equivalent in any other currency) involving any single Mortgaged Vessel or five million Dollars (US$5,000,000) (or the equivalent in any other currency) in respect of the Mortgaged Vessels taken together, in accordance with the provisions of Clause 21.10a) (Environmental Matters);

e)
any capture, seizure, arrest, confiscation or detention of the Mortgaged Vessel or any exercise or purported exercise of a lien, Security Interest or other claim on the Mortgaged Vessel or its Earnings or Insurances.

23.12	Repairers' Liens
Except with prior written consent of the Security Agent, the Mortgaged Vessel shall not be put into any other person's possession for work to be done on the Mortgaged Vessel if the cost of that work will exceed or is likely to exceed an amount equal to $6,000,000 for such Mortgaged Vessel (or $15,000,000 in the aggregate for all

Mortgaged Vessels at any given time) put into any other person's possession for work, unless any amount above such threshold is either covered by (i) a written undertaking not to exercise any lien on the Mortgaged Vessel or its Earnings for the cost of such work exceeding such threshold, delivered by such person to the Security Agent on approved terms or (ii) adequate reserves which have been made available (as evidenced in a form and substance reasonably acceptable to the Agent).
23.13	Lawful Use
The Mortgaged Vessel shall not be employed:
a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;
b)	in carrying illicit or prohibited goods;
c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or
d)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods and the persons responsible for the operation of the Mortgaged Vessel shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Mortgaged Vessel and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.
23.14	War Zones
The Mortgaged Vessel shall not enter or remain in any zone which has been declared a war zone by any government entity or the Mortgaged Vessel's war risk insurers unless the Insurances permit the Mortgaged Vessel to enter into or remain in such zone. If the relevant Owner has to take out additional insurances in order to comply with the Mortgaged Vessel's insurer's requirements to ensure that the Mortgaged Vessel remains properly insured in accordance with the Finance Documents in order to enter such war zone, the relevant Owner shall ensure that such additional insurances are obtained and copies of such documents are provided to the Agent at the Agent's request.
23.15	Dismantling, recycling and green passport
a)
In the event that the any Group Member sells a Mortgaged Vessel for dismantling or recycling, the relevant Group Member shall obtain from the buyer of that Mortgaged Vessel a covenant that such buyer will dismantle or recycle the vessel in accordance with the provisions of The Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009.

b)
If any Mortgaged Vessel is to be scrapped by the relevant Owner, the relevant Owner shall first provide the Agent with a copy of that Mortgaged Vessel's "Green Passport" (being a document listing all the potentially hazardous materials on board) or an equivalent document for that Mortgaged Vessel in a form satisfactory to the Agent (acting on the instructions of the Majority Lenders) and executed by a surveyor approved by the Agent (acting on the instructions of the Majority Lenders).

24.	INSURANCE
Each Obligor undertakes that this Clause 24 shall be complied with in relation to each Mortgaged Vessel and its Insurances throughout the relevant Mortgaged Vessel's Mortgage Period.
24.1	Insurance Terms
In this Clause 24:
"Approved Insurers" means any first class insurer for prudent ship operations with a minimum rating of A- with AM Best and/or BBB+ with Standard & Poor's, or any other international, reputable maritime insurance company, underwriter approved in writing by the Agent (acting reasonably) and, in respect of any P&I risk, any club that is a member of the International Group of P&I Clubs or any other P&I Club or association approved in writing by the Agent (acting reasonably).
"Approved Insurance Brokers" means each of Arthur Gallagher, Henschien, Bergvall, BMS, George Duncker, Marsh, Willis, Towers Watson or such other reputable international insurance broker approved in writing by the Agent (acting reasonably).
"Excess risks" means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.
"Excess war risk P&I cover" means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.
"Hull cover" means insurance cover against the risks identified in paragraphs a) and b) of Clause 24.3 (Coverage Required).
"P&I risks" means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).
24.2	Required Insurance
The Borrower shall, at its own cost, obtain and maintain at all times insurances in respect of each Mortgaged Vessel against:
a)	fire and usual marine risks (including hull and machinery, excess risks, hull interest and freight interest);
b)	war and usual dispossession risks (including war protection and indemnity risks and terrorism, piracy, hijacking and confiscation risks);
c)	protection and indemnity risks (including pollution liability risks) on usual entry terms adopted by the industry for similar vessels for the full tonnage of each Mortgaged Vessel; and

d)
at the request of the Agent, such other risks and matters specified by the Agent by written notice to the Borrower which the Agent (acting on the instructions of the Majority Lenders) reasonably considers necessary or advisable for a prudent shipowner or operator of a vessel similar to the relevant Mortgaged Vessel to insure against at the time of that notice, where such insurance is available at a reasonable cost, and having regard to market practices and other circumstances prevailing at the relevant time, in each case, on terms which comply with the other provisions of this Clause 24.
24.3	Coverage Required
a)
The insured value of each Mortgaged Vessel shall at all times during the Facility Period represent at least such Mortgaged Vessel's Market Value and the aggregate insured value of all the Mortgaged Vessels in respect of such Insurances shall at all times during the Facility Period be no less than one hundred and twenty per cent. (120%) of the aggregate amount of the Loan then outstanding.

b)
The amount of the hull and machinery marine risks coverage for each Mortgaged Vessel shall at all times during the Facility Period represent at least eighty per cent. (80%) of the Mortgaged Vessel's Market Value.

c)	The amount insured in respect of P&I risks shall be in the amount equal to the maximum limit of cover available in the market.
24.4	Placing of Cover
The insurance coverage required by Clause 24.2 (Required Insurances) shall be:
a)	in the name of the Mortgaged Vessel's Owner and (in the case of the Mortgaged Vessel's hull cover for claims in respect of physical loss or damage to a Mortgaged Vessel) no other person, other than:
i)	the Security Agent to the extent required by the Security Agent under Clause 24.4b) below; and
ii)	any manager or other third party subject to such person, upon request from the Security Agent, assigning all rights to the Security Agent in a manner acceptable to the Security Agent, and, if so required by the Agent from time to time, has duly executed and delivered a first priority assignment of its interest in the Mortgaged Vessel's Insurances to the Security Agent in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires);
b)
if the Agent so requests (acting on instructions of the Majority Lenders), in the joint names of the Mortgaged Vessel's Owner and the Security Agent (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Agent for premiums or calls);

c)	in Dollars or another approved currency;
d)
arranged through Approved Insurance Brokers or direct with Approved Insurers or protection and indemnity or war risks associations and/or clubs that are members of the "International Group of P&I Clubs"; and

e)	on terms and conditions satisfactory to the Security Agent.
24.5	Deductibles
The aggregate amount of any excess or deductible under the Mortgaged Vessel's hull cover shall not exceed US$300,000, unless approved in writing by the Agent (acting reasonably).

24.6	Mortgagee's Insurance
The Borrower shall promptly reimburse to the Agent (i) the full cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Mortgaged Vessels mortgagee's interest insurance (MII) and a mortgagee's additional perils pollution insurance (MAPP) (all P&I risks) cover (however, in relation to MII, only to the extent not already covered under Insurances taken out pursuant to Nordic Maritime Insurance Plan) for the benefit of the Finance Parties in each case for an amount equal to up to one hundred and ten per cent. (110%) of the Loan then outstanding and on such terms as the Agent considers appropriate, and (ii) the full cost incurred by the Agent or the Lenders in considering or making claims thereunder.
24.7	Fleet Liens, Set off and Cancellations
If the Mortgaged Vessel's hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:
a)	set off against any claims in respect of the Mortgaged Vessel any premiums due in respect of any of such other vessels insured (other than other Mortgaged Vessels); or
b)	cancel that cover because of non-payment of premiums in respect of such other vessels, or the Borrower shall ensure that hull cover for any Mortgaged Vessels is provided under a separate policy from any other vessels, in each case unless reputable international insurance brokers and reputable maritime insurance companies have developed a general policy of not giving such undertakings.
24.8	Insurance Notices and Loss Payable Clauses
The interest of the Security Agent as assignee of the Insurances shall be endorsed on all insurance policies by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Mortgaged Vessel and its Insurances signed by its Owner and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent if it is itself an assured) in a manner satisfactory to the Security Agent (acting reasonably).
24.9	Details of Renewal of Insurances
Before any of the Mortgaged Vessel's Insurances are due to expire and only if so requested by the Agent, the Agent shall be notified of the names of the brokers, insurers and associations to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are to be renewed.
24.10	Instructions for Renewal
Before any of the Mortgaged Vessel's Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.
24.11	Confirmation of Renewal
The Mortgaged Vessel's Insurances shall be renewed upon their expiry in a manner and on terms which comply with this Clause 24 and confirmation of such renewal given by approved brokers or insurers to the Agent on the day of expiry.

24.12	Insurance Documents
The Borrower shall, upon the Agent's reasonable request, provide the Agent with pro forma copies of insurance policies and other relevant documentation (including, but not limited to, cover notes) issued by brokers, insurers and associations in connection with the Mortgaged Vessel's Insurances as soon as possible after they are available after they have been replaced or renewed.
24.13	Letters of Undertaking
Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant Approved Insurance Brokers, Approved Insurers protection and indemnity risks and/or war risks associations and club undertakings.
24.14	Independent Report
The Agent may at any time request a detailed report from an independent firm of marine insurance brokers giving their opinion on the adequacy of the Mortgaged Vessel's Insurances in which case the Borrower shall reimburse the Agent for the cost of obtaining such a report. The Borrower shall be liable to pay (or reimburse the Agent) for no more than one such report per Mortgaged Vessel per year (unless (x) such report is obtained in connection with the occurrence of, or shows the occurrence of, an Event of Default, in which case the cost of such report shall be for the Borrower's account or (y) there shall be a material change to the Mortgaged Vessel's Insurances.
24.15	Collection of Claims
All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Mortgaged Vessel's Insurances shall be provided promptly.
24.16	Employment of Mortgaged Vessel
The Mortgaged Vessel shall only be employed or operated in conformity with the terms of the Mortgaged Vessel's Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and/or any additional requirements of the insurers have been satisfied).
24.17	Declarations and Returns
If any of the Mortgaged Vessel's Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Mortgaged Vessel sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.
24.18	Application of Recoveries
All sums paid under the Mortgaged Vessel's Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

24.19	Settlement of Claims
Any claim under the Mortgaged Vessel's Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval of the Agent (acting on the instructions of the Majority Lenders).
25.	MINIMUM SECURITY VALUE
Each Obligor undertakes that this Clause 25 will be complied with from the date of this Agreement until the end of the Facility Period.
25.1	Valuation of Assets
For the purpose of the Finance Documents, the value at any time of any Mortgaged Vessel or any other asset over which additional security is provided under this Clause 25 will be its value as most recently determined in accordance with this Clause 25 and, for the avoidance of doubt, in case of additional valuations required by the Agent as contemplated in Clause 25.2c), on the basis of such additional valuations.
25.2	Valuation Frequency
a)	Prior to the occurrence of an Event of Default, valuations of each Mortgaged Vessel and each such other asset in accordance with this Clause 25 shall be provided to the Agent:
i)	as required to determine the Security Value,
ii)	semi-annually (as at each 30 June and 31 December), along with each Compliance Certificate delivered pursuant to Clause 20.3 (Financial Testing) in respect of such dates, and
iii)
as required to determine the Market Value of the Mortgaged Vessels as contemplated in Clause 7.4 (Mandatory prepayment - Sale or Total Loss of a Mortgaged Vessel) in connection with a Sale or Total Loss of a Mortgaged Vessel Security Value.

b)
After an Event of Default has occurred and while it is continuing, valuations of each Mortgaged Vessel and each such other asset in accordance with this Clause 25 may be required by the Agent at any time.

c)
At any time, if the Agent reasonably suspects the Borrower is not in compliance with (i) Clause 20 (Financial Covenants), (ii) Clause 28.1c) (in relation to Forward Freight Agreements), (iii) the required Security Value in connection with any Utilisation, or (iv) this Clause 25, the Agent may (with thirty (30) days' prior notice (other than in the case of item (iii) of this sub-clause (c) in which case no such notice period shall apply)) either request additional valuations of each Mortgaged Vessel to be provided to it by the Borrower or itself obtain additional valuations of each Mortgaged Vessel, in each case, such additional valuations (whether obtained by the Borrower or by the Security Agent) to prevail.

25.3	Expenses of Valuation
The Borrower shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing or obtaining valuations.
25.4	Valuations Procedure
a)	The value of any Mortgaged Vessel shall be determined in accordance with this Clause 25.
b)
Additional security in the form of Cash deposited in a blocked account subject to Security Interest in favour of the Security Agent shall be valued at par. Any other additional security provided under this Clause 25 shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as may be approved by the Majority Lenders or as may be agreed in writing by the Borrower and the Agent (on the instructions of the Majority Lenders).

25.5	Currency of Valuation
Valuations shall be provided by an Approved Broker in Dollars or, if an Approved Broker is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency. If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into Dollars at the Agent's spot rate of exchange for the purchase of Dollars with that other currency as at the date to which the valuation relates.
25.6	Basis of Valuation
Each valuation will be addressed to the Agent in its capacity as such and made:
a)
without physical inspection provided that the Agent (acting on the instructions of the Majority Lenders acting reasonably) may by no less than two months' notice to the Borrower require that the Market Value be determined in respect of one or more Mortgaged Vessels with physical inspection;

b)	on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm's length on normal commercial terms between a willing buyer and a willing seller not under duress; and
c)	without taking into account the benefit of any charter commitment.
25.7	Information Required for Valuation
The Borrower shall promptly provide to the Agent and any such Approved Broker any information which they reasonably require for the purposes of providing such a valuation.
25.8	Approved Brokers
All valuers must be an Approved Broker. The Agent may from time to time notify the Borrower of approval of one or more additional independent ship brokers as Approved Brokers for the purposes of this Clause 25.
25.9	Appointment of Approved Brokers
When a valuation is required for the purposes of this Clause 25, the Borrower shall promptly appoint two (2) Approved Brokers to provide such a valuation. If the Borrower is approved to appoint valuers but fails to do so promptly, the Agent may appoint Approved Brokers to provide that valuation.

25.10	Number of Valuers
Each valuation will be carried out by two Approved Brokers obtained by the Borrower.
25.11	Differences in Valuations
a)
Subject to paragraphs b) and c) below, if the valuations provided by each Approved Broker differ, the value of the relevant Mortgaged Vessel for the purposes of the Finance Documents will be the mean average of those valuations.

b)
If the valuations on a Mortgaged Vessel delivered by the two (2) Approved Brokers deviates by a margin of more than twenty per cent. (20%) of the higher of the two valuations, the Agent (acting on behalf of the Lenders) may request a valuation from a third Approved Broker and the "Market Value" of the relevant Mortgaged Vessel shall thereafter be the average of the three (3) valuations.

c)
If the valuations of all Mortgaged Vessels in the aggregate delivered by two (2) Approved Brokers deviates by a margin of more than ten per cent. 10% of the higher of the two valuations, the Agent (acting on behalf of the Lenders) may request valuations from a third Approved Broker for all such Mortgaged Vessels and the "Market Value" of such Mortgaged Vessels shall thereafter be the average of the three (3) valuations.

25.12	Security Shortfall
If at any time the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrower require that such deficiency be remedied. The Borrower shall then within fourteen (14) days of receipt by the Borrower of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrower may, at its option:
a)	provide additional security over other assets approved by the Majority Lenders in accordance with this Clause 25; and/or
b)	prepay any part of the Loan under Clause 7.6 (Voluntary Prepayment) provided that in such case no minimum prepayment amount requirements shall be applicable;
and in the event that such additional security is not provided, or prepayment made, within fourteen (14) days of receipt by the Borrower of such notice, the Borrower shall prepay such amount of the Loan as shall be required under Clause 7.3 (Mandatory Prepayment – Security Value), which shall, for the avoidance of doubt, not constitute a breach of this Agreement.
25.13	Creation of Additional Security
The value of any additional security which the Borrower offers to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:
a)
in the case of any vessel mortgaged as additional security pursuant to Clause 25.12 (Security Shortfall), the relevant owner accedes as an Additional Guarantor and grants the Transaction Security and carries out any action to protect, perfect or give priority to the Transaction Security in each case identified in Part III of Schedule 3 (Conditions Precedent);

b)
that additional security, its value and the method of its valuation have been approved by the Majority Lenders, it being agreed that cash collateral provided in Dollars and placed in a blocked account with the Account

Bank which is subject to a perfected Security Interest in favour of the Security Agent shall always be acceptable to the Lenders and shall be valued at par;
c)
a Security Interest over that security has been constituted in favour of the Security Agent or (if appropriate) the Finance Parties pursuant to security documentation in form and substance satisfactory to the Security Agent;

d)	the Finance Documents have been unconditionally amended in such manner as the Agent, in its reasonable opinion, requires in consequence of that additional security being provided; and
e)
the Agent, or its duly authorised representative, has received such documents and evidence it may, in its reasonable opinion, require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 (Conditions Precedent) in relation to that amendment and additional security and its execution and (if applicable) registration.

25.14	Release of Additional Security
a)
In connection with each semi-annual valuation of the Mortgaged Vessels as contemplated in Clause 25.2a)i) only and provided always that the conditions set out in Clause 25.14b) below are satisfied, the Security Agent shall, at the request and the cost of the Borrower, as soon as reasonably practicable following receipt of the notice referred to in Clause 25.14b)b)i) below (but in any case no earlier than the Proposed Additional Security Reduction Date set out in such notice), release any Security Interests over additional security in the form of cash created pursuant to Clause 25.13 (Creation of Additional Security), such date on which the relevant releases occur being a "Additional Security Reduction Date".

b)	The conditions referred to in Clause 25.14a) above are as follows:
i)
the Borrower shall have provided the Agent and the Security Agent with at least fifteen (15) Business Days' prior written notice of such request for release of the relevant Security Interests, such notice stating a proposed date of release (the "Proposed Additional Security Reduction Date") which date shall be no later than 30 days following the date of the relevant semi-annual valuation Compliance Certificate referred to Clause iii) below;

ii)	the released security must be in lump sums of US$1,000,000 or, if the security is less than US$1,000,000, that amount; and
iii)
immediately prior to and following the Additional Security Reduction Date, the Security Value shall be equal to or greater than the Minimum Value, as set out in a semi-annual valuation Compliance Certificate.

26.	BANK ACCOUNTS
Each Obligor undertakes that this Clause 26 will be complied with following the Initial Borrowing Date until the end of the Facility Period.
26.1	Earnings Account
a)
An Obligor or some or all of the Obligors jointly shall be the holder(s) of one or more Accounts with an Account Bank which is designated as an "Earnings Account" for the purposes of the Finance Documents. The Earnings Accounts must be notified to the Security Agent prior to the first Utilisation and the Earnings Accounts of the Owners may not be changed without the prior consent of the Security Agent and subject always to the execution and perfection of an Earnings Account Pledge over the relevant Earnings Accounts of the Owners.
b)
The Earnings of the Mortgaged Vessels, any Requisition Compensation in respect of the Mortgaged Vessels, and all moneys payable to the Obligors under the Mortgaged Vessel's Insurances shall be paid by the persons from whom they are due to an Earnings Account unless required to be paid to the Security Agent under the relevant Finance Documents.

26.2	Other Provisions
a)
An Account may only be designated for the purposes described in this Clause 26 if such designation is made in writing by the Agent and acknowledged by the Borrower and specifies the names and addresses of the Account Bank and the Account Holder(s) and the number and any designation or other reference attributed to the Account.

b)	The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the relevant Account Holder(s) and Account Bank.
27.	BUSINESS RESTRICTIONS
Except as otherwise approved by the Majority Lenders, each Obligor undertakes that this Clause 27 will be complied with by and in respect of each Group Member from the date of this Agreement until the end of the Facility Period.
27.1	Change of Business
Except as approved by the Majority Lenders, no Group Member shall engage in any business other than the businesses in which such entity is engaged as at the date of this Agreement and activities related directly thereto and similar or related business. The Borrower shall not, and shall procure that no other Group Member will, make any material change to its business from that as at the date of this Agreement except:
a)	the disposal of any Fleet Vessels, subject to compliance with Clause 7.4 (Mandatory Prepayment – Sale or Total Loss); or
b)	as approved by the Majority Lenders.
27.2	The Business of Owner A
Owner A shall not conduct any business other than the ownership and operation of the Mortgaged Vessels owned by it and any business incidental thereto.
27.3	Negative Pledge – Owner A
a)	Owner A shall not grant, assume or permit any Security Interest to exist, arise or be created or extended over all or any part of its assets.
b)	Without prejudice to Clauses 27.4 (Financial Indebtedness) and 27.7 (Disposals), Owner A shall not:
i)
sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or reacquired by, any other Group Member other than pursuant to disposals permitted under Clause 27.7 (Disposals);

ii)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms (except for the discounting of bills or notes in the ordinary course of business);
iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or
iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
c)	Clauses 27.3a) and 27.3b) above do not apply to Permitted Security Interests.
27.4	Negative pledge – shares in Owner B
TORM A/S undertakes not to grant or permit to exist, and immediately procure the removal of any Security Interest over any of the shares in Owner B.
27.5	Financial Indebtedness – The Obligors (other than Owner A)
a)	No Obligor (other than Owner A) shall incur or permit to exist, any Financial Indebtedness owed by it to any other person except:
i)	any Financial Indebtedness incurred by an Obligor (other than Owner A) if:
A)	the Borrower and the Group is in compliance with the provisions of Clause 20 (Financial Covenants); and
B)	the Borrower and the Group will remain in compliance with the provisions of Clause 20 (Financial Covenants) even after taking account of such Financial Indebtedness on a pro forma basis; and
C)	no Event of Default has occurred and is continuing at the time such Financial Indebtedness is incurred or would occur as the result of the incurrence of such Financial Indebtedness; and
ii)	Financial Indebtedness incurred under the Finance Documents.
b)
The Borrower shall ensure that the aggregate exposure of the Group under charter arrangements for vessels owned by third parties with remaining terms in excess of six (6) months shall not exceed, when added to any exposure of the Group under Forward Freight Agreements entered into under Clause 28.1c), an amount equal to a charter-in day rate of US$25,000 payable on 50% of all Fleet Vessels owned by all Group Members for a period of twenty-four (24) months. The aggregate exposure of the Group under charter-in arrangements for vessels owned by third parties as per 30 June or 31 December (as the case may be) in the relevant year shall be reported on in each Compliance Certificate.

27.6	Financial Indebtedness – Owner A
Owner A shall not incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:
a)	Financial Indebtedness incurred under the Finance Documents;
b)	Financial Indebtedness incurred which is approved at the relevant time by all of the Lenders;
c)	Financial Indebtedness owed to the Borrower and incurred in connection with the acquisition of the Mortgages Vessels subject to the terms of the Subordination Deed and which Financial Indebtedness is eliminated on or prior to the date that is 120 days following the Utilisation Date for the Utilisation of the Facility that is applied to the financing of such Mortgaged Vessels; and
d)	trade credits on normal commercial terms and in the ordinary course of business.
27.7	Loans and credit –Owner A
Owner A shall not make, grant or permit to exist any loans or any credit by it to anyone else other than:
a)	loans or credit to another Obligor; and
b)	trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities.
27.8	Disposals – Owner A
a)
Other than as set forth in Clause 27.7b) below, Owner A shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of any of its assets except for any of the following disposals so long as they are not prohibited by any other provision of the Finance Documents:

i)	disposals of assets on normal commercial terms, at market value and on an arm's length basis; and
ii)	disposals permitted by Clause 27.1 (Negative Pledge – the Owners).
b)
Provided that no Event of Default has occurred and is continuing, Owner A may dispose of a Mortgaged Vessel owned by it, subject to compliance with Clause 7.4 (Mandatory Prepayment – Sale or Total Loss of Vessel).

27.9	Contracts and Arrangements with Affiliates
No Group Member shall be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm's length basis (except for Financial Indebtedness owed to another Group Member or an "Affiliate" (as such term is defined in accordance with GAAP) of any Group Member, provided that all Financial Indebtedness owing from an Obligor to another Group Member shall be unsecured and, to the extent required by the Subordination Deed, fully subordinated to this Agreement and the other Finance Documents).
27.10	Acquisitions and Investments – Owner A
Owner A shall not acquire any person, business, vessels or other material assets (other than a vessel that is, or becomes, a Mortgaged Vessel) or make any investment in any person or business or enter into any joint venture arrangement except for capital expenditures or investments relating to upgrade or maintenance work in the ordinary course of business.
27.11	Distributions and Other Payments
a)	Except as permitted under Clause 27.10b) below, the Borrower shall not:
i)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or kind) on or in respect of its share capital (or any class of its share capital);

ii)	repay or distribute any dividend or share premium reserve;

iii)	pay or allow the payment by any other Group Member of any management, advisory or other fee to or to the order of any of the shareholders of the Borrower;
iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or
v)
make any payment or repayment or allow any other Group Member to make a payment or repayment under any Financial Indebtedness owed to a shareholder of the Borrower or a Group Member which is not an Obligor;

each of the above being referred to herein as a "Distribution".
b)
Clause 27.10a) above does not apply to any direct or indirect Distributions by the Borrower after the expiry of each half of each of its financial years, of up to 75% of its Net Income (as defined below) for that half year period; provided that:

i)	any such Distributions are declared and made when no Default is continuing or would occur immediately after the declaration or making of such payments; and
ii)	after giving effect to any such payments, the Borrower is not in breach of any of the provisions of Clause 20.2 (Financial Condition).
For this purpose, "Net Income" shall mean the net income determined based on the Borrower's financial statements as at 30 June or its annual audited financial statements, as the case may be. Any amount available for distribution based on Net Income for a financial year and that is not distributed shall not be carried forward.
c)	This Clause 27.10 shall cease to apply at any time:
i)	at which the Group LTV is equal to or less than fifty per cent. (50%) and would continue to be equal to or less than fifty per cent. (50%) following the Distribution; or
ii)	the Borrower is listed on the New York Stock Exchange or Nasdaq New York.
For this purpose "Group LTV" means the ratio of (y) the sum of the Group's Borrowings less Cash and Cash Equivalents to (z) the aggregate Market Value of the Fleet Vessels determined in the same manner as Market Value in respect of the Mortgaged Vessels.
28.	HEDGING CONTRACTS
Each Obligor undertakes that this Clause 28 will be complied with from the date of this Agreement until the end of the Facility Period.
28.1	Hedging
a)	The Owners shall not enter into any Hedging Transactions.
b)
The Obligors shall not enter into a Hedging Transaction or any other Treasury Transaction either with a Hedging Provider or a third party which is speculative, which includes Hedging Transactions and other Treasury Transactions that are (i) not entered into to hedge a real risk or exposure which the Borrower has or (ii) entered into by the Borrower for the main purpose of financial losses or gains.

c)
Notwithstanding the provisions of Clause 28.1b), Forward Freight Agreements which are not entered into for the purpose of hedging cover against the forward position in which the Group has a commitment in relation to freight market risk existing because of trading of specified time charters and voyages in respect of physical vessels or cargoes in respect of any Fleet Vessel may be entered into (other than by the Owners) with any Hedge Provider or third party, provided that the aggregate exposure under such Forward Freight Agreements

(when added to the outstanding exposure under Charters permitted by Clause 27.4b)) shall not exceed an amount equal to a charter-in day rate of US$25,000 payable on fifty per cent. (50%) of all Fleet Vessels owned by all Group Members for a period of twenty-four (24) months; and provided further that such Forward Freight Agreements are entered into in the ordinary course of trading, on arms' length terms and using market standard documents. The aggregate exposure of the Group under Forward Freight Agreements entered into under this Clause 28.1c) as of 30 June or 31 December (as the case may be) in the relevant financial year shall be specified in each Compliance Certificate.
d)	Any Treasury Transaction which is concluded with a Hedging Provider shall be on the terms of the Hedging Master Agreement or Forward Freight Agreement with that Hedging Provider.
e)	If and when any such Treasury Transaction has been concluded with a Hedging Provider, it shall constitute a Hedging Contract for the purposes of the Finance Documents.
29.	EVENTS OF DEFAULT
Each of the events or circumstances set out in Clauses 29.1 (Non-payment) to 29.23 (Mortgaged Vessel Registration) is an Event of Default.
29.1	Non payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
a)	its failure to pay is caused by administrative or technical error or by a Payment Disruption Event; and
b)	payment is made within three (3) Business Days of its due date.
29.2	Financial Covenants
The Borrower does not comply with Clause 20 (Financial Covenants).
29.3	Insurance
The Insurances in respect of a Mortgaged Vessel are not placed and kept in force in the manner required by Clause 24 (Insurance).
29.4	Security Shortfall
The Borrower, upon the request of the Agent, fails to timely comply with the provisions of Clause 25.12 (Security Shortfall).
29.5	Sanctions
The representation made or deemed to be made or repeated by the Obligors in Clause 18.32 (Sanctions) is or proves to have been incorrect or misleading in any respect when made or deemed to be made or repeated or any proceeds of the Loan are applied in contravention of the restrictions set out in Clause 21.1 (Use of Proceeds) or any Obligor fails to comply with its obligations under Clause 21.3d) (Compliance with Laws - Sanctions Laws) or Clause 21.15 (Sanctions) or any other requirement with respect to Sanctions set out in this Agreement is not complied with.

29.6	Other Obligations
a)
An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clauses 29.1 (Non-payment), 29.2 (Financial Covenants), 29.3 (Insurance), 29.4 (Security Shortfall), or 29.5 (Sanctions)).

b)
No Event of Default under Clause 29.6a) above will occur if the Agent considers in its reasonable opinion that the failure to comply is capable of remedy and the failure is remedied within ten (10) Business Days of the earlier of (i) the Agent giving notice to the Borrower or relevant Obligor and (ii) the Borrower or an Obligor becoming aware of the failure to comply.

29.7	Misrepresentation
a)
Any representation, warranty or statement made or deemed to be made or repeated by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document (other than the representation set out in Clause 18.32 (Sanctions)) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

b)
No Event of Default under Clause 29.7a) above will occur if the Agent considers in its reasonable opinion that the circumstances giving rise to that misrepresentation are capable of remedy and are remedied within fifteen (15) Business Days of the earlier of (i) the Agent giving notice to the Borrower or relevant Obligor and (ii) the Borrower or an Obligor becoming aware of the failure to comply.

29.8	Breach of material contract
An event or circumstance is outstanding which constitutes an event of default or termination event (however described) under any material agreement or instrument (other than a Finance Document or any agreement between an Obligor and any Lender or any Affiliate of any Lender or any other agreement or arrangement which relates to Financial Indebtedness (without prejudice to Clause 29.9 (Cross Default)) which is binding on the Borrower or any other Group Member or to which its assets are subject.
29.9	Cross Default
a)	Any Financial Indebtedness of any Group Member is not paid when due nor within any originally applicable grace period.
b)	Any Financial Indebtedness of any Group Member is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
c)	Any commitment for any Financial Indebtedness of any Group Member is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described).
d)	The counterparty to a Treasury Transaction entered into by any Group Member becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).
e)
Any creditor of any Group Member becomes entitled to declare any Financial Indebtedness of that Group Member immediately due and payable prior to its specified maturity as a result of a material event of default (however described).

f)
No Event of Default will occur under this Clause 29.9 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 29.9a) to e) is less than ten million Dollars (US$10,000,000) (or its equivalent in any other currency or currencies).

29.10	Insolvency
a)
Any Group Member (other than an Owner) is generally unable or admits inability to pay its debts in an aggregate amount exceeding ten million Dollars (US$10,000,000) or an Owner is generally unable or admits inability to pay its debts in an aggregate amount exceeding one million Dollars (US$1,000,000) as they fall due, suspends making payments on any of its debts exceeding ten million Dollars (US$10,000,000) or one million Dollars (US$1,000,000), as the case may be, in aggregate or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such hereunder) with a view to rescheduling any of its indebtedness in excess of ten million Dollars (US$10,000,000) or one million Dollars (US$1,000,000), as the case may be, in aggregate.

b)
The value of the assets of any Group Member is less than its liabilities (taking into account contingent and prospective liabilities) and as a result such Group Member is required under applicable law to file for insolvency or cease trading.

c)
A moratorium is declared in respect of any indebtedness of any Group Member (other than an Owner) exceeding ten million Dollars (US$10,000,000) in aggregate or of any indebtedness of an Owner exceeding one million Dollars (US$1,000,000) in aggregate. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

29.11	Insolvency Proceedings
a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
i)
the suspension of payments (with respect to payments in respect of debt, in respect of debt in an aggregate amount exceeding US$10,000,000), a moratorium of any indebtedness exceeding ten million Dollars (US$10,000,000) aggregate, winding up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member (other than an Owner);

ii)
the suspension of payments (with respect to payments in respect of debt, in respect of debt in an aggregate amount exceeding US$1,000,000), a moratorium of any indebtedness exceeding one million Dollars (US$1,000,000) aggregate, winding up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Owner;

iii)
a composition, compromise, assignment or arrangement with any creditor of any Group Member (other than an Owner) in respect of debt in an aggregate amount exceeding US$10,000,000 or in respect of an Owner in respect of debt in an aggregate amount exceeding US$1,000,000;

iv)
the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Group Member (other than an Owner) or any of its assets having an aggregate value exceeding US$10,000,000 (including the directors of any such Group Member requesting a person to appoint any such officer in relation to such Obligor or any of its assets), or

v)
the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of an Owner or any of its assets having an aggregate value exceeding US$1,000,000 (including the directors of an Owner requesting a person to appoint any such officer in relation to an Owner or any of its assets)

or any analogous procedure or step is taken in any jurisdiction.

b)
Clause 29.11a) above shall not apply to any winding up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days (or such longer period as the Agent may agree) of commencement or, if earlier, the date on which it is advertised.

29.12	Creditors' Process
Any expropriation, attachment, sequestration, distress, execution or analogous process affects any substantial asset or assets of any Group Member (other than an Owner) having an aggregate value exceeding ten million Dollars (US$10,000,000) or, in respect of an Owner having an aggregate value exceeding one million Dollars (US$1,000,000) (other than a Mortgaged Vessel) and, in each case, is not discharged within five (5) Business Days.
29.13	Unlawfulness and Invalidity
a)	It is or becomes unlawful for an Obligor or any other Group Member which is a party to the Subordination Deed to perform any of its obligations under the Finance Documents.
b)
Any obligation or obligations of any Obligor under any Finance Documents or any other Group Member under the Subordination Deed are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

c)
Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Subordination Deed ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

29.14	Subordination Deed
a)	Any Group Member which is party to the Subordination Deed (other than an Obligor) fails to comply with the provisions of, or does not perform its obligations under, the Subordination Deed; or
b)	a representation or warranty given by that party in the Subordination Deed is incorrect in any material respect, and if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, and it is not remedied within fifteen (15) Business Days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.
29.15	Cessation of Business and Revocation of Authorisations
a)	The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or substantially all of its business.
b)
Any Authorisation required in connection with the entry by any Obligor into, validity or enforceability of any of the Finance Documents or the performance by any Obligor of the obligations thereunder or any of the transactions contemplated thereby is revoked, terminated or otherwise ceases to be in full force and effect and such revocation, termination or cessation has or is reasonably like to have a Material Adverse Effect.

29.16	Ownership of the Obligors
At any time after the initial Utilisation Date any Obligor (other than the Borrower) is not or ceases to be a direct or indirect wholly-owned Subsidiary of the Borrower.

29.17	Audit Qualification
The Borrower's Auditors issue a qualified opinion or an adverse opinion as contemplated by international auditing standards as at the date of this Agreement with respect to the consolidated audited annual financial statements of the Borrower.
29.18	Expropriation
The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action (including destruction of a substantial part of such Obligor's assets (including any Mortgaged Vessel)) by or on behalf of any governmental, regulatory or other authority or other person in relation to any Group Member or any of its assets, provided such event has or is reasonably likely to have a Material Adverse Effect.
29.19	Repudiation and Rescission of Finance Documents
An Obligor (or, in the case of the Subordination Deed, any Group Member which is a party to the Subordination Deed (other than an Obligor)) repudiates or purports to repudiate a Finance Document or rescinds or purports to rescind a Finance Document.
29.20	Litigation
Any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place, or threatened against any Group Member or any of its assets, rights or revenues which, which is not frivolous or vexatious and which, if adversely determined has or is reasonably likely to have a Material Adverse Effect, except if such Group Member has taken out an appropriate insurance cover in respect of the whole amount of any judgement, arbitral award or order relating thereto and has provided evidence thereof to the Agent.
29.21	Material Adverse Effect
Any Environmental Incident or other event or circumstance or series of events (including any change of law) occurs which has or is reasonably likely to have a Material Adverse Effect.
29.22	Arrest of Mortgaged Vessel
A maritime or other lien (not being a Permitted Maritime Lien) is imposed on any Mortgaged Vessel or if a Mortgaged Vessel, its Earnings, Insurances or Requisition Compensation is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and in either case the relevant Owner fails to procure the release of such lien or Mortgaged Vessel within a period of thirty (30) days (or such longer period as may be approved) of any of the Obligors becoming aware of such event save where the Obligors have provided additional security to the Security Agent in such form and for such amounts as the Agent may approve, acting on the instructions of all the Lenders.
29.23	Mortgaged Vessel Registration
Except with approval, the registration of any Mortgaged Vessel under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if such Mortgaged Vessel is only provisionally registered on the date of its Mortgage, such Mortgaged Vessel is not permanently registered under such laws within thirty (30) days of such date.

29.24	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
a)	cancel the Total Commitments at which time they shall immediately be cancelled; and/or
b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

c)	declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or
d)	declare that no withdrawals be made from any Account; and/or
e)	exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
30.	TRANSACTION SECURITY
30.1	Ranking
The Transaction Security shall secure the Obligors' liabilities under this Agreement and the Finance Documents (other than the Hedging Contracts) on a first priority basis and shall secure the Obligors' liabilities under the Hedging Contracts on a second priority basis.
30.2	Hedging Providers
a)
Accession: It is acknowledged that at the time any Hedging Contract is entered into after the date hereof, any Hedging Provider who is party to such Hedging Contract (and who is not a party to this Agreement and the Subordination Deed as a Hedging Provider) shall accede to, and become a party to, this Agreement and the Subordination Deed by entering into a deed of accession in a form to be agreed by the parties and upon the execution of such deed of accession the relevant Hedging Provider shall have the rights and obligations on the part of the Hedging Providers contained in this Agreement and the other Finance Documents.

b)
Transaction Security rights: Each Hedging Provider is a Finance Party and as such, will be entitled to share in the Transaction Security in respect of any liabilities of the Obligors under the Hedging Contracts with such Hedging Provider in the manner and to the extent contemplated by the Finance Documents.

c)
No Voting Rights: No Hedging Provider in its capacity as such shall be entitled to vote on any matter where a decision of the Lenders alone is required under this Agreement, whether before or after the termination or close out of the Hedging Contracts with such Hedging Provider, provided that each Hedging Provider shall be entitled to vote on any matter where a decision of all the Finance Parties is expressly required.

d)
Acceleration and Enforcement of Security: Neither the Agent or any other beneficiary of the Security Documents shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to Clause 29 (Events of Default) or pursuant to the other Finance Documents, to have any regard to the requirements of the Hedging Provider except to the extent that the relevant Hedging Provider is also a Lender.

e)
No claims under the Owner's Guarantee. No Hedging Provider shall make any claims under the Owner's Guarantee (such claims to be made only by the Security Agent on behalf of the Finance Parties) and any amounts that may be paid out by the Owner under the Owner's Guarantee shall be deemed to be Recoveries (as defined in Clause 30.4a) and shall be treated and distributed as such.
30.3	Enforcement of Transaction Security
a)	Enforcement instructions:
i)	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by the Majority Lenders.
ii)
The Security Agent shall not enforce the Transaction Security in the absence of instructions from the Majority Lenders unless the Security Agent reasonably considers that it is necessary to do so in order to protect the priority, value or enforceability of the relevant Transaction Security.

iii)
If any action has been taken under Clause 29.24 (Acceleration), the Majority Lenders may, subject to the Transaction Security having become enforceable in accordance with its terms, give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as the Majority Lenders see fit.

b)
Manner of enforcement: If any Transaction Security is being enforced in accordance with this Agreement and the Security Documents, the Security Agent shall enforce the Transaction Security in such manner (including, without limitation, the selection of any administrator (or any analogous officer in any jurisdiction) of any Obligor to be appointed by the Security Agent) as the Majority Lenders shall instruct, or, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate or in the best interests of the relevant Secured Parties.

c)	Waiver of rights. To the extent permitted under applicable law, each of the Secured Parties and the Obligors waives all rights it may otherwise have to:
i)
require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied; or

ii)
contest or support any other person in contesting, in any proceeding, (i) the validity, perfection, priority or enforceability of the Transaction Security and/or (ii) the relative rights and duties of the Secured Parties under this Agreement or any other Finance Document with respect to such Transaction Security; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any party hereto to enforce this Agreement, including the priority of the Transaction Security as provided herein.

d)
Duties owed: Each of the Secured Parties and the Obligors acknowledges that, in the event that the Security Agent enforces or is instructed to enforce any Transaction Security by the Majority Lenders, the duties of the Security Agent and of any Receiver or Delegate owed to the other Secured Parties in respect of the method, type and timing of that enforcement or of the exploitation, management or realisation of any of that Transaction Security shall be no different to or greater than the duty that is owed by the Security Agent, Receiver or Delegate to the Obligors under general law.

e)
Enforcement through Security Agent only: The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

30.4	Application of Recoveries
a)
Order of application: Subject to Clause b) below, all amounts from time to time received or recovered by the Security Agent in connection with the realisation or enforcement of all or any part of the Transaction Security and any collections under the Owners' Guarantees (together, for the purposes of this Clause 30.4, the "Recoveries") shall be held by the Security Agent on trust to apply them to the extent permitted by applicable law (and subject to the provisions of this Clause 30.4), in the following order of priority:

i)
in discharging costs, expenses, fees or other sums of a similar nature owing to the Security Agent, any Receiver or any Delegate in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

ii)
in payment of all costs and expenses incurred by any other Secured Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

iii)	in payment to the Agent on its own behalf and on behalf of the Lenders for application (in accordance with the terms of this Agreement) towards the discharge of:
A)	first, any and all obligations of the Obligors owed to the Agent under the Finance Documents; and
B)	second, any and all obligations of the Obligors owed to the Lenders under the Finance Documents;
iv)
in payment to the Hedging Providers for application towards the discharge of the obligations of the Obligors owed to the Hedging Providers (on a pro rata basis between such obligations owed to each Hedging Provider); and

v)	if none of the Obligors or other Group Members is under any further actual or contingent liability under any Finance Document or Hedging Contract, in payment to the relevant Obligor or Group Member.
b)
Prospective liabilities: Following an acceleration under Clause 29.24 and/or the enforcement of any of the Transaction Security and/or the receipt of any Recoveries under the Owners' Guarantees, the Security Agent may (upon instructions from the Majority Lenders) hold any amount of the Recoveries in a suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (any interest being credited to the relevant account) for later application under Clause 30.4a) (Order of application) in respect of:

i)	any sum due or owing to the Security Agent, any Receiver or any Delegate; and
ii)	any part of the Obligors' liabilities to the Finance Parties, that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.
c)
Investment of proceeds: Prior to the application of the proceeds of the Security Property in accordance with Clause 30.4a) (Order of application) the Security Agent may, upon instructions from the Majority Lenders, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those monies in accordance with the provisions of this Clause 30.4.

d)
Currency Conversion: For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another (in the case of the Security Agent, at the Security Agent's Spot Rate of Exchange). The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.
e)
Permitted Deductions: The Security Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

f)	Good Discharge: Any payment to be made in respect of the Secured Obligations by the Security Agent:
i)	may be made to the Agent on behalf of the Lenders; or
ii)	shall be made direct to the Hedging Providers,
and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.
The Security Agent is not under any obligation to make the payments to the Agent or the Hedging Providers under this paragraph f) in the same currency as that in which the Obligors' liabilities are denominated.
g)	Calculation of Amounts: For the purpose of calculating any person's share of any sum payable to or by it, the Security Agent shall be entitled to:
i)
notionally convert the liabilities owed to any person into US Dollars, that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the US Dollars with the actual currency of the Liabilities owed to that person at the time at which that calculation is to be made; and

ii)
assume that all moneys received or recovered as a result of the enforcement or realisation of the Security Property are applied in discharge of the liabilities in accordance with the terms of the Finance Documents under which those Liabilities have arisen.

30.5	Turnover by the Finance Parties
a)
Turnover: If at any time prior to the Final Repayment Date, any Finance Party receives or recovers any amount of Recoveries not paid to it in accordance with Clause 30.4 (Application of Recoveries) (including by way of set-off) that Finance Party will:

i)
in relation to receipts and recoveries not received or recovered by way of set-off, hold that amount on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement; and

ii)
in relation to receipts and recoveries received or recovered by way of set-off, promptly pay an amount equal to that recovery to the Security Agent for application in accordance with the terms of this Agreement.

b)
Sums received by Obligors or other Group Members: If any of the Obligors or any other Group Member receives or recovers any sum which, under the terms of any of the Finance Documents, should have been paid to the Security Agent, that Obligor will, and in the case of a Group Member the Obligors shall ensure that that Group Member will, hold that amount on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement; and

c)
Saving provision: If, for any reason, any of the trusts expressed to be created in this Clause 7 should fail or be unenforceable, the affected Finance Party or Obligor or other Group Member will promptly pay an amount equal to that receipt or recovery to the Security Agent to be held on trust by the Security Agent for application in accordance with the terms of this Agreement.

30.6
Prevalence of this Clause 30 over Clause 37.6 (Partial Payments). To the extent that there are any Recoveries (as defined in Clause 30.4 (Application of Recoveries)), such Recoveries shall be applied first in accordance with this Clause 30 and thereafter the Recoveries received by the Agent in accordance with this Clause 30 shall be applied by the Agent in accordance with Clause 37.6 (Partial Payments) if applicable.

31.	CHANGES TO THE LENDERS
31.1	Assignments and Transfers by the Lenders
Subject to this Clause 31, a Lender (the "Existing Lender") may assign any of its rights, or transfer by novation or sub-participate any of its rights and obligations, under any Finance Document to a bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").
31.2	Conditions of Assignment or Transfer
a)
The consent of the Borrower is required for an assignment or transfer by an Existing Lender or any sub-participation or any other agreement or arrangement having an economic effect substantially similar to a sub-participation of any of its obligations by a Lender which involves the transfer of voting rights to the transferee or gives the transferee effective control over voting rights (a "Sub-Participation"), unless the assignment, transfer or Sub-Participation (as applicable) is (i) to a Lender or an Affiliate of a Lender, or (ii) following the occurrence of an Event of Default which is continuing and has been notified to the Borrower by the Agent. Any assignment, transfer or Sub-Participation by a Lender shall be without additional cost to the Borrower or the Agent. The Agent will immediately advise the Borrower of the assignment, transfer or Sub-Participation.

b)
The Borrower's consent may not be unreasonably withheld or delayed and will be deemed to have been given five (5) Business Days after the Agent or Existing Lender has requested consent unless consent is expressly refused within that time.

c)	An assignment or transfer will only be effective:
i)
on receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it was the Original Lender;

ii)
on the New Lender entering into any documentation required for it to accede as a party to the Subordination Deed and to any Security Document to which the Existing Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements;

iii)
on the performance by the Agent of all "know your customer" or other checks relating to any person that it is required to carry out in relation to such assignment or transfer to a New Lender, the completion of which the Agent shall promptly notify to the Lender and the New Lender;

iv)	if it is for a minimum amount of five million Dollars (US$5,000,000) or, if less, all of the Commitments of the Existing Lender;
v)	if required, the Borrower has given its consent in accordance with paragraph (a) above; and
vi)
in respect of a transfer only, will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Subordination Deed and if the procedure set out in Clause 31.5 (Procedure for Transfer) is complied with.

d)	If:
i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
e)
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the transfer or assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

f)
No Lender may transfer all or any part of its rights and/or obligations under the Finance Documents to a direct or indirect shareholder of the Borrower holding or controlling more than 5% of the shares in the Borrower, to any Obligor, or to any other Group Member without the prior written consent of all of the Lenders.

31.3	Fee
The New Lender (unless it is an Affiliate of the Existing Lender) shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee of three thousand five hundred Dollars (US$3,500).
31.4	Limitation of Responsibility of Existing Lenders
a)	Unless expressly agreed to the contrary, an Existing Lender and the Arranger makes no representation or warranty and assumes no responsibility to a New Lender for:
i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
ii)	the financial condition of any Obligor;
iii)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents; or
iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and

ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

c)	Nothing in any Finance Document obliges an Existing Lender to:
i)	accept a re transfer or re assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 31 (Changes to the Lenders); or
ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
31.5	Procedure for Transfer
a)
Subject to the conditions set out in Clause 31.2 (Conditions of Assignment or Transfer), a transfer is effected in accordance with Clause 31.5d) below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under Clause 31.2c) (Conditions of Assignment or Transfer) which it may be necessary for it to execute, in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, subject to Clause 31.5b) below, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

c)	The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultations with them.
d)	On the Transfer Date:
i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, the Existing Lender shall be released from further obligations towards the Obligors and the other Finance Parties under the Finance Documents and the rights of the Obligors and the other Finance Parties against the Existing Lender under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations") (but the obligations owed by the Obligors under the Finance Documents shall not be released);

ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

iii)
the other Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been the Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Existing Lender and the other Finance Parties shall each be released from further obligations to each other under the Finance Documents; and

iv)	the New Lender shall become a Party to the Finance Documents as a "Lender" for the purposes of all the Finance Documents.
31.6	Procedure for Assignment
a)
Subject to the conditions set out in Clause 31.2 (Conditions of Assignment or Transfer) an assignment may be effected in accordance with Clause 31.6c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 31.6b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

b)
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

c)	The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Assignment Agreement on their behalf without any consultations with them.
d)	On the Transfer Date:
i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;
ii)
the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Security Documents); and

iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.
e)
Lenders may utilise procedures other than those set out in this Clause 31.6 to assign their rights and obligations under the Finance Documents (but not, without the consent of the Borrower or unless in accordance with Clause 31.5 (Procedure for Transfer), to obtain a release by the relevant Obligor from the obligations owed to such Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that such Lenders comply with the conditions set out in Clause 31.2 (Conditions of Assignment or Transfer).

31.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation and any other document required under Clause 31.2c) (Conditions of Assignment or Transfer), send a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation and such documents to the Borrower.

31.8	Security Over Lenders' Rights
In addition to the other rights provided to Lenders under this Clause 31, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; except that no such charge, assignment or Security Interest shall:
a)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

b)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

32.	CHANGES TO THE OBLIGORS
32.1	No Transfer or Assignment
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior written consent of the Lenders.
32.2	Additional Guarantors
a)	Subject to compliance with the provisions of paragraphs c) and d) of Clause 19.8 ("Know your customer" checks), the Borrower may request that any of its wholly owned Subsidiaries become a Guarantor.
b)	A Group Member shall become an Additional Guarantor if:
i)	the proposed Additional Guarantor delivers to the Agent a duly completed and executed Accession Deed; and
ii)
the Agent has received all of the documents and other evidence listed in Part III of Schedule 3 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

c)
The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 3 (Conditions Precedent).

d)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph c) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

32.3	Repetition of Representations
Delivery of an Accession Deed by any Additional Guarantor constitutes confirmation by that Additional Guarantor that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

33.	ROLES OF AGENT, ARRANGER AND BASE REFERENCE BANKS
33.1	Appointment of the Agent
a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.
b)
Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

33.2	Instructions
a)	The Agent shall:
i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
B)	in all other cases, the Majority Lenders;
ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph i) above.
b)
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

c)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

d)
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
f)
The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the security constituted by the Security Documents or the Security Documents.

33.3	Duties of the Agent
a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

b)	Subject to paragraph c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
c)
Without prejudice to Clause 31.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower), paragraph b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
e)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

f)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
33.4	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
33.5	No fiduciary duties
a)	Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.
b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
33.6	Business with the Group
The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Member.
33.7	Rights and discretions
a)	The Agent may:
i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
ii)	assume that:
A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
B)	unless it has received notice of revocation, that those instructions have not been revoked; and
iii)	rely on a certificate from any person:
A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph A) above, may assume the truth and accuracy of that certificate.
b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 29.1 (Non-payment));
ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and
iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
d)
Without prejudice to the generality of paragraph c) above or paragraph e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

e)
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:
i)	be liable for any error of judgment made by any such person; or
ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person, unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.
g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
h)	Without prejudice to the generality of paragraph g) above, the Agent:
i)	may disclose; and
ii)	on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Borrower and to the other Finance Parties.
i)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

j)
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
33.8	Responsibility for documentation
Neither the Agent nor the Arranger is responsible or liable for:
a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

33.9	No duty to monitor
The Agent shall not be bound to enquire:
a)	whether or not any Default has occurred;
b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
c)	whether any other event specified in any Finance Document has occurred.
33.10	Exclusion of liability
a)
Without limiting paragraph b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

iii)	without prejudice to the generality of paragraphs i) and ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:
A)	any act, event or circumstance not reasonably within its control; or
B)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Payment Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:
i)	any "know your customer" or other checks in relation to any person; or
ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.
e)
Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

33.11	Lenders' indemnity to the Agent
a)
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 37.12 (Disruption to Payment Systems etc.), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

b)	Subject to paragraph c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph a) above.
c)	Paragraph b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.
33.12	Resignation of the Agent
a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.
b)
Alternatively the Agent may resign by giving 30 days' notice to the Lenders and the Borrower, in which case the Majority Lenders may appoint a successor Agent, such successor to be acceptable to the Borrower (acting reasonably).

c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph b) above within 20 days after notice of resignation was given, the retiring Agent may appoint a successor Agent, such successor to be acceptable to the Borrower (acting reasonably).

d)
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 33.12 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

e)
The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

f)	The Agent's resignation notice shall only take effect upon the appointment of a successor.
g)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph e) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent and Security Agent) and this Clause 33.12 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

h)
The Agent shall resign in accordance with paragraph b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

i)
the Agent fails to respond to a request under Clause 12.8 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

ii)
the information supplied by the Agent pursuant to Clause 12.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.
33.13	Replacement of the Agent
a)
After consultation with the Borrower, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent, such successor to be acceptable to the Borrower (acting reasonably).

b)
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

c)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph b) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent and the Security Agent) and this Clause 33.13 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
33.14	Confidentiality
a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
33.15	Relationship with the Lenders
a)
The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

i)	entitled to or liable for any payment due under any Finance Document on that day; and
ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
b)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 39.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 39.2 (Addresses) and paragraph i) of Clause 39.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

33.16	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
a)	the financial condition, status and nature of each Group Member;
b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

d)
the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security Interest affecting the Charged Property.

33.17	Agent's management time
Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent and the Security Agent), Clause 16 (Costs and Expenses) and Clause 33.11 (Lenders' indemnity to the Agent) after the occurrence of an Event of Default while such Event of Default is continuing, shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

33.18	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
33.19	Reliance and engagement letters
Each Finance Party and Secured Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.
33.20	Role of Base Reference Banks
a)	No Base Reference Bank is under any obligation to provide a quotation or any other information to the Agent.
b)
No Base Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Base Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

c)
No Party (other than the relevant Base Reference Bank) may take any proceedings against any officer, employee or agent of any Base Reference Bank in respect of any claim it might have against that Base Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Base Reference Bank Quotation, and any officer, employee or agent of each Base Reference Bank may rely on this Clause 33.20 subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

33.21	Third party Base Reference Banks
A Base Reference Bank which is not a Party may rely on Clause 33.20 (Role of Base Reference Banks), paragraph c) of Clause 43.2 (Exceptions) and Clause 47 (Confidentiality of Funding Rates and Base Reference Bank Quotations) subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.
34.	THE SECURITY AGENT
34.1	Trust and agency
a)	The Security Agent declares that it shall hold the Transaction Security on trust for the Secured Parties on the terms contained in this Agreement.
b)
Each Secured Party (that is or may become party to this Agreement) hereby irrevocably appoints the Security Agent to act as its agent (in Danish: repræsentant) for the Secured Parties in accordance with Sections 4f and 4g of the Danish act on trading in securities etc. (as amended from time to time) (in Danish: værdipapirhandelsloven) under and in connection with each of the Danish law governed Security Documents to which the Security Agent is a party (the "Relevant Danish Security Documents").

c)
Each of the parties to this Agreement agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Security Documents to which the Security Agent is expressed to be a party (and no others shall be implied).

34.2	Instructions to Security Agent and exercise of discretion
a)
Subject to paragraphs (d) and (e) below, the Security Agent shall act in accordance with any instructions given to it by the Majority Lenders or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Security Agent and shall be entitled to assume that (i) any instructions received by it from an Agent, the Finance Parties or a group of Finance Parties are duly given in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation, that those instructions or directions have not been revoked. The Security Agent shall not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with this paragraph (a) (or, if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).

b)
The Security Agent shall be entitled to request instructions, or clarification of any direction, from the Majority Lenders as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it.

c)	Any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Secured Parties.
d)	Paragraph (a) above shall not apply:
i)	where a contrary indication appears in this Agreement;
ii)	where this Agreement requires the Security Agent to act in a specified manner or to take a specified action;
iii)
in respect of any provision which protects the Security Agent's own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, the provisions set out in Clauses 34.4(Security Agent's discretions) to Clause 34.19 (Disapplication);

iv)
in respect of the exercise of the Security Agent's discretion to exercise a right, power or authority under any of Clause 30.4a) (Order of application), Clause 30.4b) (Prospective liabilities), and Clause 30.4e) (Permitted Deductions).

e)
If giving effect to instructions given by the Majority Lenders would (in the Security Agent's opinion) have an effect equivalent to an amendment to this Agreement or the Finance Documents, the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Secured Party (other than the Security Agent) whose consent would have been required in respect of that amendment.

f)
In exercising any discretion to exercise a right, power or authority under this Agreement where either it has not received any instructions from the Majority Lenders as to the exercise of that discretion, the Security Agent shall do so having regard to the interests of all the relevant Secured Parties.

34.3	Security Agent's Actions
Without prejudice to the provisions of Clause 30.3 (Enforcement of Transaction Security) and Clause 34.2 (Instructions to Security Agent and exercise of discretion), the Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its reasonable discretion to be appropriate or in the best interests of the relevant Secured Parties.
34.4	Security Agent's discretions
The Security Agent may:
a)
assume (unless it has received actual notice to the contrary from the Agent) that (i) no Default has occurred and no Obligor is in breach of or default under its obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested by any Finance Document in any person has not been exercised;

b)
if it receives any instructions or directions under Clause 30.3 (Enforcement of Transaction Security) to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;

c)
engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services are at any time necessary, expedient or desirable and the Security Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of so relying;

d)
rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party or an Obligor, upon a certificate signed by or on behalf of that person;

e)	unless this Agreement expressly specifies otherwise, disclose to any other Party any information it reasonably believes it has received as security trustee under this Agreement; and
f)
refrain from acting in accordance with the instructions of any Party (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting.

34.5	Security Agent's obligation to forward documents
The Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party provided that, except where a Finance Document expressly provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
34.6	Excluded obligations
Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent shall not:
a)	be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents;
b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

c)
be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

d)	have or be deemed to have any relationship of trust or agency or any fiduciary relationship with, any Obligor; or
e)
be obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

34.7	Exclusion of liability
None of the Security Agent, any Receiver or any Delegate shall accept responsibility or be liable for:
a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

c)
any damages, costs or losses to any person, any diminution in value, or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents, the Transaction Security or otherwise, whether in accordance with an instruction from an Agent or otherwise unless directly caused by its gross negligence or wilful misconduct;

d)
the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents or the Transaction Security; or

e)	any shortfall which arises on the enforcement or realisation of the Transaction Security.
34.8	No proceedings
a)
No Party (other than the Security Agent, that Receiver or that Delegate) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Rights Act.

b)	Nothing in this Agreement shall oblige the Security Agent to carry out:
i)	any "know your customer" or other checks in relation to any person; or
ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party and each Finance Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.
c)
Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

34.9	Own responsibility
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
a)	the financial condition, status and nature of each Group Member;
b)
the legality, validity, effectiveness, adequacy and enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

c)
whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

d)
the adequacy, accuracy and/or completeness of any information provided by the Security Agent or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any security affecting the Charged Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.
34.10	No responsibility to perfect the Transaction Security
The Security Agent shall not be liable for any failure (other than any failure resulting from the gross negligence or wilful misconduct of the Security Agent) to:

a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;
b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;
c)
register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

d)
take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security Interests under the laws of any jurisdiction; or

e)	require any further assurances in relation to any of the Security Documents.
34.11	Insurance by Security Agent
a)
The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

b)
Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless an Agent shall have requested it to do so in writing and the Security Agent shall have failed to do so within fourteen days after receipt of that request.

34.12	Custodians and nominees
The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.
34.13	Acceptance of title
The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.
34.14	Refrain from illegality
Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

34.15	Business with the Group
The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any Group Member.
34.16	Winding up of trust
If the Security Agent, with the approval of the Agent and each of the Hedging Providers, determines that (i) all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged and (ii) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor or other Group Member pursuant to the Finance Documents:
a)
the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

b)	any Retiring Security Agent shall release, without recourse or warranty, all of its rights under each of the Security Documents.
34.17	Powers supplemental
The rights, powers, authorities and discretions conferred upon the Security Agent by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.
34.18	Agency division separate
a)
In acting as trustee or agent for the Secured Parties, the Security Agent shall be regarded as acting through its trustee, or as the case may be, agency division which shall be treated as a separate entity from any of its other divisions or departments.

b)
If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

34.19	Disapplication
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.
34.20	Intra-Group Creditors and Obligors: Power of Attorney
Each Intra-Group Creditor and Obligor by way of security for its obligations under this Agreement irrevocably appoints the Security Agent to be its attorney to do anything which that Intra-Group Creditor or Obligor has authorised the Security Agent or any other Party to do under this Agreement or is itself required to do under this Agreement but has failed to do (and the Security Agent may delegate that power on such terms as it sees fit) and the same constitutes an Event of Default which is continuing.

34.21	Resignation of the Security Agent
a)
The Security Agent may resign by giving notice to the other Parties in which case the Majority Lenders may appoint a successor Security Agent, such successor to be acceptable to the Borrower (acting reasonably).

b)
If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (a) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Agents) may appoint a successor Security Agent, such successor to be acceptable to the Borrower (acting reasonably).

c)
The retiring Security Agent (the "Retiring Security Agent") shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

d)	The Security Agent's resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Transaction Security to that successor.
e)
Upon the appointment of a successor, the Retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 34.16 (Winding up of trust) and under paragraph (c) above) but shall, in respect of any act or omission by it whilst it was the Security Agent, remain entitled to the benefit of Clauses 34 (The Security Agent), 14.3 (Indemnity to the Agent and the Security Agent and Clause 14.4 (Indemnity Concerning Security).  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

f)
By notice to the Security Agent, the Majority Lenders may require the Security Agent to resign in accordance with paragraph (a) above.  In this event, the Security Agent shall resign in accordance with paragraph (a) above but the cost referred to in paragraph (c) above shall be for the account of the Company.

34.22	Delegation
a)
Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

b)
Any delegation made pursuant to this Clause 34.22 may be made upon any terms and conditions (excluding the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties and it shall not be bound to supervise or monitor the performance of, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate.

c)
The Security Agent shall, at the instruction of the Majority Lenders, undertake such enforcement or other proceedings and make such claims against any delegates of the Security Agent appointed pursuant to this Clause 34.22 in respect of any right the Security Agent may have with respect to any act or omission of any kind by such delegate of the Security Agent.

34.23	Additional Security Agents
a)
The Security Agent may at any time with the prior consent of the Majority Lenders appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the relevant Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Company and each of the Agents of that appointment.
b)
Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

c)
The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

35.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
35.1	Finance Parties Tax Affairs
No provision of this Agreement will:
a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
35.2	Finance Parties Acting Together
Notwithstanding Clause 2.3 (Finance Parties' Rights and Obligations), if the Agent makes a declaration under Clause 29.24 (Acceleration) the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrower and any Group Members and generally administer the Facility in accordance with the wishes of the Majority Lenders. All the Finance Parties shall be bound by the provisions of this Clause and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.
35.3	Conflicts
a)
The Borrower acknowledges that any Arranger and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together an "Arranger Group") may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrower may have conflicting interests in respect of the Facility or otherwise.

b)
No member of an Arranger Group shall use confidential information gained from any Obligor by virtue of the Facility or its relationships with any Obligor in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of an Arranger Group has as Agent in respect of the Finance Documents. The Borrower also acknowledges that no member of an Arranger Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.

c)
The terms "parent undertaking," "subsidiary undertaking" and "fellow subsidiary undertaking" when used in this Clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.

35.4	Obligors
Any information or consent provided by the Agent or Security Agent under the Finance Documents may be relied upon by the Obligors as having been properly authorised by the Lenders, the Majority Lenders and/or the Finance Parties, as applicable, in accordance with the terms of the Finance Documents, unless otherwise notified by the Agent or Security Agent. Furthermore, each Obligor shall be entitled to deal with Agent and/or Security Agent in all matters arising under or relating to this Agreement and other Finance Documents.
36.	SHARING AMONG THE FINANCE PARTIES
36.1	Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Transaction Security) or Clause 37 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:
a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;
b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 37 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 37.6 (Partial Payments).

36.2	Redistribution of Payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 37.6 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.
36.3	Recovering Finance Party's Rights
On a distribution by the Agent under Clause 36.2 (Redistribution of Payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.
36.4	Reversal of Redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and
b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
36.5	Exceptions
a)
This Clause 36 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 36.5, have a valid and enforceable claim against the relevant Obligor.

b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings in accordance with the terms of this Agreement, if:

i)	it notified that other Finance Party of the legal or arbitration proceedings; and
ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

37.	PAYMENT MECHANICS
37.1	Payments to the Agent
a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document (other than a Hedging Contract), that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

37.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 37.3 (Distributions to an Obligor) and Clause 37.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment (but with same day value) in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London). Any such payment made under this Clause 37.2 shall be made on the basis that if such payment is placed on overnight deposit by the Agent before making such funds available to the relevant Party and interest is earned on such overnight deposit, this interest shall be (or a pro rata amount of such interest in accordance with that Party's share in the payment) shall be made available to the Party entitled to receive the payment.

37.3	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 38 (Set off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
37.4	Clawback
a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

37.5	Impaired Agent
a)
If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 37.1 (Payments to the Agent) may instead either:

i)	pay that amount direct to the required recipient(s); or
ii)
if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph a) of the definition of "Acceptable Bank" and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").

In each case such payments must be made on the due date for payment under the Finance Documents.
b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
c)
A Party which has made a payment in accordance with this Clause 37.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

d)
Promptly upon the appointment of a successor Agent in accordance with Clause 33.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 37.2 (Distributions by the Agent).

e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

i)	that it has not given an instruction pursuant to paragraph d) above; and
ii)	that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.
37.6	Partial Payments
a)
If the Agent receives a payment for application against amounts due under the Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses;
ii)
secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under Clause 33.11 (Lenders' Indemnity to the Agent) including any amount resulting from the indemnity to the Agent and the Security Agent under Clause 14.3 (Indemnity to the Agent and the Security Agent);

iii)	thirdly, in or towards payment to the Lenders pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;
iv)	fourthly, in or towards payment to the Lenders pro rata of any principal which is due but unpaid under those Finance Documents; and
v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
b)	The Agent shall, if so directed by all the Lenders, vary the order set out in Clause 37.6a)i) to a)v) above.
c)	Clauses 37.6a) and 37.6b) above will override any appropriation made by an Obligor.
37.7	No Set off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set off or counterclaim (except as otherwise provided in the Finance Documents).
37.8	Business Days
a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
37.9	Payments on Demand
For the purposes of Clause 29.1 (Non-payment) and subject to the Agent's right to demand interest under Clause 8.3 (Default Interest), payments on demand shall be treated as paid when due if paid within three (3) Business Days of demand, except as otherwise expressly provided in the Finance Documents.

37.10	Currency of Account
a)	Subject to Clauses 37.10b) and 37.10c) below, Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
b)	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in Dollars on its due date.
c)
Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in Dollars and, if they were incurred in a currency other than Dollars, the amount payable under the Finance Documents shall be the equivalent in Dollars of the relevant amount in such other currency on the date on which it was incurred.

37.11	Change of Currency
a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

37.12	Disruption to Payment Systems Etc.
If either the Agent determines (in its discretion) that a Payment Disruption Event has occurred or the Agent is notified by the Borrower that a Payment Disruption Event has occurred:
a)
the Agent may, and shall, upon instructions from the Majority Lenders, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

b)
the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in Clause 37.12a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

c)
the Agent shall promptly notify the Finance Parties of any such determination or notice from the Borrower but in any event no later than five (5) Business Days after the date on which such determination was made or notice of such determination was received;

d)
the Agent shall, upon instructions from the Majority Lenders, consult with the Finance Parties in relation to any changes mentioned in paragraph a) above but shall not be entitled to take any action to implement any changes to the operation or administration of the Facility without the instructions of the Majority Lenders and Clause 33.2 (Instructions) shall not apply in such circumstances pending receipt by the Agent of the Majority Lenders' instructions;

e)
any such changes agreed upon by the Agent, acting upon instructions from the Majority Lenders, and the Borrower shall (whether or not it is finally determined that a Payment Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents, notwithstanding the provisions of Clause 43 (Amendments and Grant of Waivers);

f)	the Agent shall not be liable to the Finance Parties for failing to take any steps in respect of a Payment Disruption Event in the absence of specific instructions from the Majority Lenders;
g)	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 37.12e) above;
h)
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take any actions pursuant to or in connection with, this Clause 37.12.

38.	SET OFF
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set off.
39.	NOTICES
39.1	Communications in Writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.
39.2	Addresses
The address (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
a)	in the case of any Obligor which is a Party, that identified with its name in Schedule 1 (The Original Parties);
b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;
c)	in the case of the Agent and any other original Finance Party that identified with its name in Schedule 1 (The Original Parties); and
d)	in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity, or, in each case, any substitute address or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.

39.3	Delivery
a)
Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under Clause 39.2 (Addresses), if addressed to that department or officer.

b)
Any communication or document to be made or delivered to the Agent or Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The Original Parties) (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

c)	All notices from or to an Obligor shall be sent through the Agent.
d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 39.3 will be deemed to have been made or delivered to each of the Obligors.
39.4	Notification of Address
Promptly upon receipt of notification of an address or change of address pursuant to Clause 39.2 (Addresses) or changing its own address, the Agent shall notify the other Parties.
39.5	Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed
39.6	Electronic Communication
a)
Any communication to be made between the Agent and a Lender or a Hedging Provider or an Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including by way of the Agent's Debt Domain system), if the Agent and the relevant Lender such Hedging Provider or such Obligor:

i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
iii)	notify each other of any change to their address or any other such information supplied by them.
b)
Any electronic communication made between the Agent and a Lender or the Hedging Provider or an Obligor will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or the Hedging Provider or an Obligor to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

c)
All Lenders and Hedging Providers confirm that they have consented to the use of the Agent's Debt Domain system as an accepted method of communication under or in connection with the Finance Documents and agree that the Debt Domain system will be the primary method of communication between the Agent, the

Lenders or a Hedging Provider. The Lenders and the Hedging Providers acknowledge that a communication via Debt Domain will be effective once the communication is posted to Debtdomain by the Agent.
39.7	English Language
a)	Any notice given under or in connection with any Finance Document shall be in English.
b)	All other documents provided under or in connection with any Finance Document shall be:
i)	in English; or
ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

40.	CALCULATIONS AND CERTIFICATES
40.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
40.2	Certificates and Determinations
Any certification or determination by the Agent of a rate or amount under any Finance Document is in the absence of manifest error, conclusive evidence of the matters to which it relates.
40.3	Day Count Convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.
41.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
42.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Documents. No election to affirm any Finance Document shall be effective unless it is in writing. No single or partial exercise of any right or remedy prevents any further or other exercise, or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

43.	AMENDMENTS AND GRANT OF WAIVERS
43.1	Required Consents
a)
Subject to Clause 43.2 (Exceptions), any term of the Finance Documents may be amended or waived with the consent of the Agent (acting on the instructions of the Majority Lenders and, if it affects the rights and obligations of the Agent, the consent of the Agent) and the Borrower and any such amendment or waiver agreed or given will be binding on all Parties.

b)	The Agent may (or, in the case of the Security Documents, may instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 43.1.
c)
Without prejudice to the generality of Clause 33.7 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for, and effecting, any amendment, waiver or consent under this Agreement.

d)
Each Obligor agrees to any such amendment or waiver permitted by this Clause 43.1 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph d), require the consent of all of the Guarantors.

43.2	Exceptions
a)	An amendment, waiver or discharge or release that has the effect of changing or which relates to:
i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);
ii)	an extension to the date of payment of any amount under the Finance Documents;
iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;
iv)	an increase in, or an extension of, any Commitment or the Total Commitments or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;
v)	a change to the Borrower or any other Obligor, except in the case of the release of any Guarantor in accordance with Clause 17.10 (Release);
vi)	any provision which expressly requires the consent or approval of all the Lenders (other than the all Lender consent required under Clause 22.5(d));
vii)
Clause 2.3 (Finance Parties' Rights and Obligations), Clause 31 (Changes to the Lenders), Clause 36.1 (Payments to Finance Parties), this Clause 43.2, Clause 48 (Governing Law) or Clause 49.1 (Jurisdiction of English Courts);

viii)	the order of distribution under Clause 30 (Transaction Security) or Clause 37.6 (Partial Payments);
ix)	the currency in which any amount is payable under any Finance Document;
x)
the nature or scope of the Charged Property (except in the case of any release of Charged Property expressly permitted by any Finance Document) or the manner in which the proceeds of enforcement of the Security Documents are distributed;

xi)	the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity), except in the case of the release of any Guarantor in accordance with Clause 17.10 (Release);
xii)	the circumstances in which the security constituted by the Security Documents are permitted or required to be released under any of the Finance Documents;

xiii)	changes to Clause 28 (Hedging Contracts);
xiv)	changes to Clause 9.1a) (Selection of Interest Periods); or
xv)	changes to any provision in this Agreement relating to Sanctions Laws or any person being a Restricted Party;
shall not be made without the prior consent of all the Lenders.
b)	Amendments to or waivers in respect of the Hedging Contracts may only be agreed by the relevant Hedging Provider.
c)
An amendment or waiver which relates to the rights or obligations of the Agent, Security Agent or the Arranger or a Base Reference Bank in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, Security Agent or the Arranger (as the case may be).

d)
Notwithstanding Clauses 43.1 (Required Consents) and 43.2a) to 43.2b) above (inclusive), the Agent may, if the Borrower (acting reasonably) agrees, make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

e)
The Borrower shall (at its own cost) have the right, in the absence of a Default which is continuing, to replace any Lender (the "Replaced Lender") that refuses to consent to certain amendments or waivers of this Agreement approved by the Agent which expressly require the consent of such Lender and which have been approved by the Majority Lenders with a New Lender (as defined in Clause 31.1 (Assignments and Transfers by the Lenders) provided that:

i)	such New Lender consents to the proposed amendments or waivers;
ii)	the New Lender and the Replaced Lender enter into a Transfer Certificate or Assignment Agreement;
iii)	the conditions set out in Clause 31.2c)c)i) to c)iii) (Conditions of Assignment or Transfer) inclusive are satisfied; and
iv)	all amounts owing to the Replaced Lender including, but not limited to
A)	all amounts of principal and all accrued interest on the amount of the Replaced Lender's Commitment which has been utilised on the date of the Transfer Certificate or Assignment Agreement;
B)	any Break Costs; and
C)	any accrued but unpaid fees payable pursuant to Clause 11 (Fees)
are paid on or before the date of the Transfer Certificate or Assignment Agreement.
43.3	Releases
Except with the approval of the Lenders or as is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release:
a)	any Charged Property from the security constituted by any Security Document; or
b)	any Obligor from any of its guarantee or other obligations under any Finance Document.

43.4	Excluded Commitments
If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement (other than an amendment, waiver or consent referred to in Clause 43.2 (Exceptions)) within fifteen (15) Business Days of that request being made (unless the Borrower and the Agent agree to a longer time period in relation to any request):
a)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
43.5	Disenfranchisement of Defaulting Lenders
a)
For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility or the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender's Commitments under the Facility will be reduced by the amount of its Available Commitments under the Facility and, to the extent that the reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of this Clause 43.5.

b)	For the purposes of this Clause 43.5, the Agent may assume that the following Lenders are Defaulting Lenders:
i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and
ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs a), b) or c) of the definition of Defaulting Lender has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
43.6	Replacement of a Defaulting Lender
a)
The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender or a Non-Consenting Lender, by giving ten (10) Business Days' prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) assign pursuant to Clause 31 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 43.6 shall be subject to the following conditions:
i)	the Borrower shall have no right to replace the Agent or Security Agent;
ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

iii)	the transfer must take place no later than fourteen (14) days after the notice referred to in Clause 43.6a) above; and
iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.
44.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
45.	CONFIDENTIALITY
45.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 45.2 (Disclosure of Confidential Information) and Clause 45.3 (Disclosure to Numbering Service Providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
45.2	Disclosure of Confidential Information
Any Finance Party may disclose:
a)
to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners, insurers, insurance brokers, providers of direct or indirect credit protection and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 45.2a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

b)	to any person:
i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person's Affiliates, Representatives and professional advisers;

ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Representatives and professional advisers;

iii)
appointed by any Finance Party or by a person to whom Clause 45.2b)i) or 45.2b)ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 33.15 (Relationship with the Lenders));

iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 45.2b)i) or 45.2b)ii) above;
v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
vii)	to any persons to whom or for whose benefit that Finance Party charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to Clause 31.8 (Security over Lenders' Rights);
viii)	who is a Party; or
ix)	with the consent of the Borrower,
in each case, such Confidential Information as that Finance Party shall consider appropriate, if:
A)
in relation to paragraphs b)i), b)ii) and b)iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

B)
in relation to paragraph b)iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

C)
in relation to paragraphs b)v), b)vi) and b)vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

c)
to any person appointed by that Finance Party or by a person to whom Clauses 45.2b)b)i) or 45.2b)b)ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 45.2c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price sensitive information; and

e)	any Confidential Information which is required to be publicised by applicable laws and regulations.

45.3	Disclosure to Numbering Service Providers
a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

i)	names of Obligors (including any logos or trademarks of such Obligors);
ii)	country of domicile of Obligors;
iii)	place of incorporation of Obligors;
iv)	date of this Agreement;
v)	Clause 48 (Governing Law);
vi)	the names of the Agents and the Arranger;
vii)	date of each amendment and restatement of this Agreement;
viii)	amount of, and name of, the Facility;
ix)	amount of Total Commitments;
x)	currency of the Facility;
xi)	type of the Facility;
xii)	ranking of the Facility;
xiii)	Final Repayment Date for the Facility;
xiv)	changes to any of the information previously supplied pursuant to Clauses 45.3a)i) to 45.3a)xiii) above; and
xv)	such other information agreed between such Finance Party and the Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

c)	Each Obligor represents that none of the information set out in Clauses 45.3a)i) to 45.3a)xv) above is, nor will at any time be, unpublished price sensitive information.
45.4	Disclosure for Statistical Purposes
Each Finance Party undertakes, upon request of the Borrower, to deliver such information as to the place where its participation in any outstanding Utilisation, or other Financial Indebtedness owed to such Finance Party, is beneficially held to the extent required to be delivered to any public authority in Denmark for statistical purposes.
45.5	Entire Agreement
This Clause 45 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

45.6	Inside Information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to inside dealing and market abuse and each of the Finance Parties undertakes not to use only Confidential Information for unlawful purpose.
45.7	Notification of Disclosure
Each of the Finance Parties agrees (to the extent permitted by applicable law and regulation) to inform the Borrower:
a)
of the circumstances of any disclosure of Confidential Information made pursuant to Clause 45.2 (Disclosure of Confidential Information) if allowed by the applicable laws, regulations and internal compliance rules except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 45 (Confidentiality).
45.8	Continuing Obligations
The obligations in this Clause 45 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:
a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
46.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS
No Obligor shall, and each Obligor shall procure that no Group Member shall, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs b) or c) of the definition of Debt Purchase Transaction. No Lender shall enter into any Debt Purchase Transaction with a direct or indirect shareholder of the Borrower holding or controlling more than five per cent. (5%) of the shares in the Borrower without the prior written consent of all of the Lenders.
47.	CONFIDENTIALITY OF FUNDING RATES AND BASE REFERENCE BANK QUOTATIONS
47.1	Confidentiality and disclosure
a)
The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Base Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs b), c) and d) below.

b)	The Agent may disclose:
i)	any Funding Rate (but not, for the avoidance of doubt, any Base Reference Bank Quotation) to the relevant Borrower pursuant to Clause 8.4 (Notification of rates of interest); and

ii)
any Funding Rate or any Base Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Base Reference Bank, as the case may be.

c)	The Agent may disclose any Funding Rate or any Base Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:
i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Base Reference Bank Quotation is to be given pursuant to this paragraph i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Base Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Base Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Base Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

iv)	any person with the consent of the relevant Lender or Base Reference Bank, as the case may be.
d)
The Agent's obligations in this Clause 47 relating to Base Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest) provided that (other than pursuant to paragraph b)i) above) the Agent shall not include the details of any individual Base Reference Bank Quotation as part of any such notification.

47.2	Related obligations
a)
The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Base Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Base Reference Bank Quotation for any unlawful purpose.

b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Base Reference Bank, as the case may be:

i)
of the circumstances of any disclosure made pursuant to paragraph c)ii) of Clause 47.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

ii)	upon becoming aware that any information has been disclosed in breach of this Clause 47.
47.3	No Event of Default
No Event of Default will occur under Clause 29.4 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 47.
48.	GOVERNING LAW
This Agreement and any non-contractual obligations connected with it are governed by English law.
49.	ENFORCEMENT
49.1	Jurisdiction of English Courts
a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
c)
This Clause 49.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

49.2	Service of Process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor which is a Party (other than an Obligor incorporated in England and Wales) and each Additional Guarantor (at the time it becomes an Additional Guarantor hereunder):
a)
irrevocably appoints TORM plc of Birchin Court, 20 Birchin Lane, London EC3V 9DU, United Kingdom (as also set out in Schedule 1 (The Original Parties) or, for an Additional Guarantor, in its relevant Accession Deed, as that Obligor's English agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and
c)
if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

By its signature to this Agreement, TORM plc acknowledges and accepts its appointment as agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document as set out in a) above.

50.	PATRIOT ACT
Each Lender hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the "USA PATRIOT Act") it may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, including the names and addresses thereof and other information that allows each Lender to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act. The Borrower and the Guarantors shall provide such information and take such actions as are requested by any Lender to comply with the USA PATRIOT Act.
51.	CONTRACTUAL RECOGNITION OF BAIL-IN
51.1	Bail-in recognition
a)
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

b)	any Bail-In Action in relation to any such liability, including (without limitation):
i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
iii)	a cancellation of any such liability; and
c)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
51.2	Definitions
As used in Clause 51.1 (Bail-in recognition), the following terms have the following meanings:
"Bail-In Action" means the exercise of any Write-down and Conversion Powers.
"Bail-In Legislation" means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms , the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"Write-down and Conversion Powers" means in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

SIGNATURES TO TERM FACILITY AGREEMENT
This Agreement has been entered into on the date stated at the beginning of this Agreement.

FOR TORM PLC as Borrower

/s/ Jacob Meldgaard
Signature	Signature
Name: Jacob Meldgaard	Name:
Position:	Position:

FOR TORM A/S as Guarantor

/s/ Christian Søgaard-Christensen	/s/ Christian Gorrissen
Signature	Signature
Name: Christian Søgaard-Christensen	Name: Christian Gorrissen
Position: Chairman	Position: Director

FOR VESSELCO 12 PTE. LTD. as Guarantor EXECUTED and DELIVERED as a DEED for and on behalf of VESSELCO 12 PTE. LTD. by

/s/ Christian Gorrissen	/s/ Christian Mens
Designation: Director	Designation: Director
Name: Christian Gorrissen	Name: Christian Mens
Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

FOR TORM SINGAPORE PTE. LTD. as Guarantor EXECUTED and DELIVERED as a DEED for and on behalf of TORM SINGAPORE PTE. LTD by

/s/ Jacob Meldgaard	/s/ Christian Søgaard-Christensen
Designation: Director	Designation: Director
Name: Jacob Meldgaard	Name: Christian Søgaard-Christensen

FOR ING BANK N.V. as Arranger and Original Lender

/s/ Thomas Kaas
Signature	Signature
Name: Thomas Kaas	Name:
Position: Attorney-in-fact	Position:

FOR ING BANK N.V. as Agent

/s/ Thomas Kaas
Signature	Signature
Name: Thomas Kaas	Name:
Position: Attorney-in-fact	Position:

FOR ING BANK N.V. as Security Agent

/s/ Thomas Kaas
Signature	Signature
Name: Thomas Kaas	Name:
Position: Attorney-in-fact	Position:

SCHEDULE 1 - THE ORIGINAL PARTIES
The Original Parties

Borrower
Name:	TORM PLC
Jurisdiction of incorporation	England
Registration number (or equivalent, if any)	09818726
Registered office	Birchin Court, 20 Birchin Lane London EC3V 9DU United Kingdom
Address for service of notices	c/o TORM A/S Tuborg Havnevej 18 2900 Hellerup Denmark Fax: +45 39 17 93 80 Attention: Executive Management Email: man@torm.com

Original Guarantors

Name:	TORM A/S
Jurisdiction of incorporation	Denmark
Registration number (or equivalent, if any)	22460218
English process agent (if not incorporated in England)	TORM PLC, Birchin Court, 20 Birchin Lane, London EC3V 9DU United Kingdom
Registered office	Tuborg Havnevej 18, 2900 Hellerup, Denmark
Address for service of notices	Tuborg Havnevej 18 2900 Hellerup Denmark Fax: +45 39 17 93 80 Attention: Executive Management Email: man@torm.com

Name:	VesselCo 12 Pte. Ltd.
Jurisdiction of incorporation	Singapore
Registration number (or equivalent, if any)	201722138W
English process agent (if not incorporated in England)	TORM PLC, Birchin Court, 20 Birchin Lane, London EC3V 9DU United Kingdom
Registered office	6 Battery Road #27-02, Singapore 049909
Address for service of notices	c/o TORM A/S Tuborg Havnevej 18 2900 Hellerup Denmark Fax: +45 39 17 93 80 Attention: Executive Management Email: man@torm.com

Name:	TORM Singapore Pte. Ltd.
Jurisdiction of incorporation	Singapore
Registration number (or equivalent, if any)	200401555Z
English process agent (if not incorporated in England)	TORM PLC, Birchin Court, 20 Birchin Lane, London EC3V 9DU United Kingdom
Registered office	6 Battery Road #27-02, Singapore 049909
Address for service of notices	c/o TORM A/S Tuborg Havnevej 18 2900 Hellerup Denmark Fax: +45 39 17 93 80 Attention: Executive Management Email: man@torm.com

Original Lender

Name	ING Bank N.V.
Commitment US$40,950,000 (the Newbuilding Tranche) US$5,775,000 (the Refinancing Tranche)	Amsterdamse Poort Bijlmerplein 888 1102 MG Amsterdam The Netherlands Fax: +3120 56 58210 Attention: Stefan Engel / Vincent Li Email: Stefan.engel@ing.nl / Vincent.Li@ing.nl

The Agent
Name	ING Bank N.V.
Facility Office, address, fax number and attention details for notices and account details for payments
Amsterdamse Poort
Bijlmerplein 888
1102 MG Amsterdam
 The Netherlands

Fax: +3120 56 58210
Attention: Stefan Engel / Vincent Li
Email: Stefan.engel@ing.nl / Vincent.Li@ing.nl
Account details for payments:

	Account Bank: Swift code Account number: Account name: Reference:	[Account Details]

The Security Agent

Name	ING Bank N.V.
Facility Office, address, fax number and attention details for notices and account details for payments
Amsterdamse Poort
Bijlmerplein 888
1102 MG Amsterdam
 The Netherlands
Fax: +3120 56 58210
Attention: Stefan Engel / Vincent Li
Email: Stefan.engel@ing.nl / Vincent.Li@ing.nl
Account details for payments:

	Account Bank: Swift code Account number: Account name: Reference:	[Account Details]

SCHEDULE 2 - VESSEL INFORMATION
Mortgaged Vessel Information

No	Mortgaged Vessel Name	Registered Owner	Type	Flag and Port of Registry	IMO Number	Classification Society and Classification
1.	Torm Amazon ("Vessel 1")	TORM Singapore Pte. Ltd.	MR2 Product Tanker	Singapore	9251028	+ A1 Oil Carrier, (E), ESP, +AMS, +ACCU, VEC, TCM, ES, RRDA, CRC ABS
2.	Torm Sovereign ("Vessel 2")	VesselCo 12 Pte. Ltd.	MR2 Product Tanker	Singapore	9797723	+ A1 Oil/Chemical Carrier, (E), +AMS, +ACCU, CSR, AB-CM, ESP, IMO Ship Type 3, BWT ABS
3.	Torm Supreme ("Vessel 3")	VesselCo 12 Pte. Ltd.	MR2 Product Tanker	Singapore	9797735	+ A1 Oil/Chemical Carrier, (E), +AMS, +ACCU, CSR, AB-CM, ESP, IMO Ship Type 3, BWT ABS

SCHEDULE 3 - CONDITIONS PRECEDENT
Conditions Precedent
Part 1
Conditions Precedent to Delivery of the first Utilisation Request
1.	Borrower's Corporate Documents
a)	A copy of the Constitutional Documents of the Borrower.
b)	A copy of a resolution of the board of directors of the Borrower:
i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute such Finance Documents;
ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above and who will sign any of the Finance Documents and related documents.
d)
A certificate of the Borrower (signed on behalf of the Borrower by a director of the Borrower) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing, security or similar limit binding on the Borrower to be exceeded.

e)	A copy of any power of attorney under which any person is to execute any of the Finance Documents on behalf of the Borrower.
f)
A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in paragraphs a) to e) above is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

g)	A copy of the Original Financial Statements and Forecast of the Borrower.
2.	Original Guarantors
a)	A copy of the Constitutional Documents of each Original Guarantor and the share register of each Owner.
b)	A copy of a resolution of the board of directors of each Original Guarantor:
i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute such Finance Documents;
ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;
iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

iv)	authorising the Borrower to act as its agent in connection with the Finance Documents.

c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above and who will sign any of the Finance Documents and related documents.
d)
In respect of each Owner, a copy of a resolution signed by all the holders of the issued shares in the relevant Owner approving the terms of, and the transactions contemplated by, the Finance Documents to which the relevant Owner and any such other Original Guarantor is a party.

e)
A certificate of each Original Guarantor (signed by a director of such Original Guarantor on behalf of such Original Guarantor) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing, security or similar limit binding on such Original Guarantor to be exceeded.

f)	A copy of any power of attorney under which any person is to execute any of the Finance Documents on behalf of any Original Guarantor.
g)
A certificate of an authorised signatory of each Original Guarantor certifying that each copy document relating to it specified in paragraphs a) through f) above is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

3.	"Know Your Customer" Information
Such documentation and information as any Finance Party may reasonably request through the Agent to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to that Finance Party.
4.	Transaction Documents
a)	This Agreement executed by the Borrower.
b)	The Fee Letter executed by the Borrower.
c)	The Deed of Subordination executed by each of the parties thereto.
d)	The Share Security duly executed by the Borrower and TORM A/S, together with all letters, notices, transfers, certificates and other documents required to be delivered under such Share Security.
e)	The Earnings Account Pledge executed by the Owners, together with all letters, notices, transfer, certificates and other documents required to be delivered under the Earnings Account Pledge.
5.	Charter Documents
A copy of the Bareboat Charters and any Charter Document relating to the Existing Charter Agreements of each Mortgaged Vessel, each certified by a director of the Borrower (signing on behalf of the Borrower) to be a true and complete copy and to be current and valid (including, to the extent not in the English language, a translation thereof).
6.	Contract
A copy of the Contract certified by a director of the Borrower (signing on behalf of the Borrower) to be a true and complete copy and to be current and valid (including, to the extent not in the English language, a translation thereof).

7.	Bank Accounts
Evidence that any Account required to be established under Clause 26 (Bank Accounts) has been opened and established and designated as an "Earnings Account" pursuant to the provisions of Clause 26.2a) (Other Provisions).
8.	Jurisdiction
Details of each Obligor's jurisdiction or tax residency or centre of establishment on or immediately prior to the date of this Agreement.
9.	Financial Statements
A copy of the most recent financial statements of each Obligor.
10.	Solvency Certificate
A solvency certificate (in a form and substance acceptable to the Agent) from the chief executive officer of the Borrower (signing on behalf of the Borrower and in relation to all of the Obligors), confirming that as a result of entering into, and performing their obligations under, the Finance Documents, (a) none of the Obligors on an individual basis are insolvent, or would, upon entry into of the relevant Finance Documents, become the subject of insolvency or analogous proceedings and (b) the Group is not, and will not become insolvent or the subject of insolvency or analogous proceedings.
11.	Legal Opinions
a)
A legal opinion of Kromann Reumert, addressed to the Arrangers, the Agent, and the Security Agent, in respect of matters of English law, substantially in the form approved by the Agent (acting on the instructions of the Lenders) prior to signing the Agreement.

b)
A legal opinion of Kromann Reumert, addressed to the Arrangers, the Agent, and the Security Agent, in respect of matters of Danish law, substantially in the form approved by the Agent (acting on the instructions of the Lenders) prior to signing the Agreement.

12.	Other Documents and Evidence
A copy of any other Authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Part 2
Conditions Precedent to each Utilisation
1.	Finance Documents
a)	The Mortgage in respect of each Mortgaged Vessel for which the relevant Utilisation is made (the "Relevant Vessel(s)") duly executed by the relevant Owner.
b)	The General Assignment in respect of each Mortgaged Vessel duly executed by the relevant Owner and the relevant Bareboat Charterers.
c)	Duly executed notices of assignment of those notices and acknowledgements thereof as required by any of the above Security Documents.
2.	Mortgaged Vessels
a)	Evidence that the Relevant Vessel(s):
i)	is legally and beneficially owned by the relevant Owner and registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State; and
ii)	is classed with the relevant Classification free of all overdue requirements and recommendations of the relevant Classification Society.
3.	Mortgage Registration
Evidence that the Mortgage(s) in respect of the Relevant Vessel(s) has been registered against the Relevant Vessel(s) at the relevant Registry under the laws and flag of the relevant Flag State as a first priority or preferred mortgage over such Mortgaged Vessel(s).
4.	Insurance
In relation to each of the Insurances relating to the Relevant Vessel(s):
a)	an opinion from insurance consultants appointed by the Agent in respect of such Insurances;
b)	evidence that such Insurances have been placed in accordance with Clause 24 (Insurance) (including as regards coverage and amounts); and
c)	evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.
5.	ISM and ISPS Code
Copies of:
a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of the Relevant Vessel(s) for the purposes of that code;
b)	the safety management certificate in respect of the Relevant Vessel(s) issued in accordance with the ISM Code; and
c)	the international ship security certificate in respect of the Relevant Vessel(s) issued under the ISPS Code

6.	Fees and Expenses
Evidence that the fees, commissions, costs and expenses that are due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the relevant Utilisation Date.
7.	Legal Opinion
A legal opinion of Allen & Gledhill LLP, addressed to the Arrangers, the Agent, and the Security Agent, in respect of matters of Singapore law, substantially in the form approved by the Agent (acting on the instructions of the Lenders) prior to signing the Agreement.
8.	Other Documents and Evidence
a)
A copy of any other Authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Part 3
Conditions Precedent required to be delivered by an Additional Guarantor
1.	An Accession Deed executed by the Additional Guarantor.
2.
A copy of the Constitutional Documents of the Additional Guarantor and a certificate of good standing (to the extent applicable in the jurisdiction of incorporation of the Additional Guarantor) and the share register of the Additional Guarantor.

3.	A copy of a resolution of the board of directors of the Additional Guarantor (or any committee of such board empowered to approve and authorise the following matters):
a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute such Finance Documents;
b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;
c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

d)	authorising the Borrower to act as its agent in connection with the Finance Documents.
4.	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph 3 above and conferring authority on that committee.
5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above in relation to the relevant Finance Documents and related documents.
6.
If required, a copy of a resolution signed by all the holders of the issued shares in the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

7.	If required, a copy of a resolution of the board of directors of each corporate shareholder of the Additional Guarantor approving the terms of the resolution referred to in paragraph 6 above.
8.
A certificate of the Additional Guarantor (signed on behalf of the Additional Guarantor by a director of the Additional Guarantor) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing, security or similar limit binding on the Additional Guarantor to be exceeded.

9.	A copy of any power of attorney under which any person is to execute any of the Finance Documents on behalf of any Additional Guarantor.
10.
A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document relating to it specified in paragraphs 1 through 9 above is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

11.
A certificate from an officer of the Additional Guarantor (signing on behalf of such Additional Guarantor) that no consents, authorisations, licences or approvals are necessary for the Additional Guarantor to guarantee and/or grant security for the borrowing by the Borrower of the Loan pursuant to this Agreement and execute, deliver and perform any other Finance Document to which the Additional Guarantor is a party.

12.
A copy of any other Authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by the Accession Deed or for the validity and enforceability of any Finance Document.

13.
A legal opinion of Kromann Reumert, addressed to the Arrangers, the Agent, and the Security Agent, in respect of matters of English law, substantially in the form approved by the Agent (acting on the instructions of the Lenders) prior to signing the Accession Deed.

14.
A legal opinion of the legal advisers to the Arrangers and the Agent in each jurisdiction in which an Additional Guarantor is incorporated and/or which is or is to be the Flag State of a Mortgaged Vessel relating to that Additional Guarantor, and/or of each jurisdiction relevant to the Security Documents to which that Additional Guarantor is a party, each substantially in the form approved by the Agent (acting on the instructions of the Lenders) prior to signing the Accession Deed.

15.	Evidence that any process agent referred to in Clause 49.2 (Service of Process) has accepted its appointment in relation to the Additional Guarantor.
16.	Any security documents which are required by the Agent to be executed by the proposed Additional Guarantor.
17.	Any notices or documents required to be given or executed under the terms of those security documents.

SCHEDULE 4 - FORM OF UTILISATION REQUEST
Form of Utilisation Request
From:	TORM PLC
To:	ING Bank N.V., as Agent
Dated:	[●]
Dear Sirs
US$46,725,000 Term Facility Agreement dated [●] September 2017 (the "Agreement")
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow the Loan on the following terms:
Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
Amount:	US$ [●]
Interest Period:	[●]
3.	The Mortgaged Vessel(s) to which the Utilisation is being made are the following:
[List relevant Mortgaged Vessels]
4.	We confirm that each condition specified in Clause 4.3 (Further Conditions Precedent) is satisfied or waived on the date of this Utilisation Request.
5.	The purpose of this Loan is [specify purpose complying with Clause 3 of the Agreement] and its proceeds should be credited to [●] [specify account].
5.	The Repeating Representations are correct at the date of this Utilisation Request.
Yours faithfully
Authorised Signatory for
TORM PLC
[●]

SCHEDULE 5 - FORM OF SELECTION NOTICE
Form of Selection Notice
From:	TORM PLC
To:	ING Bank N.V., as Agent
Dated:	[●]
Dear Sirs
US$46,725,000 Term Facility Agreement dated [●] September 2017 (the "Agreement")
1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.
2.	We refer to the Interest Period ending on [●].
3.	We request that the next Interest Period for the Loan is [one/three/six] months.
4.	This Selection Notice is irrevocable.

Yours faithfully
Authorised Signatory for
TORM PLC
[●]

SCHEDULE 6 - FORM OF TRANSFER CERTIFICATE
Form of Transfer Certificate
To:	[●] as Agent and [●] as Security Agent
From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")
Dated:	[●]
US$46,725,000 Term Facility Agreement dated [●] September 2017 (the "Agreement")
1.
We refer to the Agreement and to the Subordination Deed (as defined in the Agreement). This certificate (the "Certificate") shall take effect as a Transfer Certificate for the purpose of the Agreement and as a Creditor Accession Undertaking for the purposes of the Subordination Deed (and as defined in the Subordination Deed). Terms defined in the Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 31.5 (Procedure for Transfer):
a)
The Existing Lender and the New Lender agree to the Existing Lender assigning to the New Lender all or part of the Existing Lender's Commitment rights and assuming the Existing Lender's obligations referred to in the Schedule in accordance with Clause 31.5 (Procedure for Transfer) and the Existing Lender assigns and agrees to assign such rights to the New Lender with effect from the Transfer Date

b)	The proposed Transfer Date is [●].
c)	The Facility Office and address and attention details for notices of the New Lender for the purposes of Clause 39.2 (Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 31.4c) (Limitation of Responsibility of Existing Lenders).
4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
a)	Qualifying Lender (other than a Treaty Lender);]
b)	Treaty Lender;]
c)	[not a Qualifying Lender]. [1]
d)
[The New Lender acknowledges the provisions of Clause 12 of the Agreement and in particular that if it is not a Qualifying Lender it will not be entitled to any increased payment under Clause 12 (Tax Gross Up and Indemnities) of the Agreement by reason of a Tax Deduction on account of Tax, as more particularly set out in Clause 12.2 (Tax Gross-up) and other provisions of Clause 12.]

5.
We refer to [Clause 14] (Changes to the Parties) of the Subordination Deed. In consideration of the New Lender being accepted as a Senior Creditor for the purposes of the Subordination Deed (and as defined in the Subordination Deed), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Subordination Deed as a Senior Creditor, and undertakes to perform all the obligations expressed in the Subordination Deed to be assumed by a Senior Creditor and agrees that it shall be bound by all the provisions of the Subordination Deed, as if it had been an original party to the Subordination Deed.

1 Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

6.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
7.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
8.	This Agreement has been entered into on the date stated at the beginning of this Agreement.
Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities

The Schedule
Commitment/rights to be assigned and obligations to be assumed
[insert relevant details]
Facility Office address and attention details for notices and account details for payments
[insert relevant details]
[Existing Lender]
_____________________________________
By:
[New Lender]
_____________________________________
By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Agreement by the Agent, and as a Creditor Accession Undertaking for the purposes of the Subordination Deed by the Security Agent, and the Transfer Date is confirmed to be as stated above.
[Agent]
______________________________________
By:

[Security Agent]

______________________________________

SCHEDULE 7 - FORM OF ASSIGNMENT AGREEMENT
Form of Assignment Agreement
To:	[●] as Agent, [●] as Security Agent and [●] as Borrower, for and on behalf of each Obligor
From:	[The Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")
Dated:	[●]
US$46,725,000 Term Facility Agreement dated [●] (the "Agreement")

1.
We refer to the Agreement and to the Subordination Deed (as defined in the Facility Agreement). This is an Assignment Agreement. This agreement (the "Agreement") shall take effect as an Assignment Agreement for the purpose of the Agreement and as a Creditor Accession Undertaking for the purposes of the Subordination Deed (and as defined in the Subordination Deed). Terms defined in the Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 31.6 (Procedure for Assignment) of the Agreement:
a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement, the other Finance Documents and in respect of the Security Documents which correspond to that portion of the Existing Lender's Commitment(s) and participations in Utilisations under the Agreement as specified in the Schedule.

b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment(s) and participations in Utilisations under the Agreement specified in the Schedule.

c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph b) above.
3.	The proposed Transfer Date is [●].
4.	On the Transfer Date the New Lender becomes:
a)	a party to the relevant Finance Documents (other than the Subordination Deed) as a Lender; and
b)	a party to the Subordination Deed as a Senior Creditor (as defined in the Subordination Deed).
5.	The Facility Office and address and attention details for notices of the New Lender for the purposes of Clause 39.2 (Addresses) of the Agreement are set out in the Schedule.
6.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 31.4c) (Limitation of Responsibility of Existing Lenders) of the Agreement.

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
a)	[a Qualifying Lender (other than a Treaty Lender);]
b)	[a Treaty Lender;]
c)	[not a Qualifying Lender].[2]
d)
[The New Lender acknowledges the provisions of Clause 12 of the Agreement and in particular that if it is not a Qualifying Lender it will not be entitled to any increased payment under Clause 12 (Tax Gross Up and Indemnities) of the Agreement by reason of a Tax Deduction on account of Tax, as more particularly set out in Clause 12.2 (Tax Gross-up) and other provisions of Clause 12.]

9.
We refer to [Clause 14] (Changes to the Parties) of the Subordination Deed. In consideration of the New Lender being accepted as a Senior Creditor for the purposes of the Subordination Deed (and as defined in the Subordination Deed), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Subordination Deed as a Senior Creditor, and undertakes to perform all the obligations expressed in the Subordination Deed to be assumed by a Senior Creditor and agrees that it shall be bound by all the provisions of the Subordination Deed, as if it had been an original party to the Subordination Deed.

10.
This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 31.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower) of the Agreement, to the Borrower (on behalf of each Obligor) of the assignment referred to in this Agreement.

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
11.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
12.	This Agreement has been entered into on the date stated at the beginning of this Agreement.
Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

2 Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

The Schedule
Commitment/rights and obligations to be transferred by assignment, release and accession
[insert relevant details]
[Facility office address and attention details for notices and account details for payments]
[Existing Lender]

___________________________________
By:

[New Lender]

___________________________________
By:
This Agreement is accepted as an Assignment Agreement for the purposes of the Agreement by the Agent, and as a Creditor Accession Undertaking for the purposes of the Subordination Deed by the Security Agent, and the Transfer Date is confirmed as [●].
Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.
[Agent]
__________________________________
By:

[Security Agent]

___________________________________
By:

SCHEDULE 8 - FORM OF COMPLIANCE CERTIFICATE
Form of Compliance Certificate
To:	ING Bank N.V., as Agent
From:	TORM PLC
Dated:	[●]
Dear Sirs
US$46,725,000 Term Facility Agreement dated [●] September 2017 (the "Agreement")
1.
I/We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	I/We confirm that with respect to the financial quarter ending [30 June][31 December] of the Group:
a)	Minimum Liquidity: The Minimum Liquidity is US$[•]; [Requirement: Minimum Liquidity to be equal or greater than the greater of:
i)	seventy five million dollars (US$75,000,000); and
ii)	five per cent. (5%) of the Group's Total Debt;
provided that at all times a part of the Minimum Liquidity equal to the greater of (x) forty million Dollars (US$40,000,000) and (y) five per cent. (5%) of the Group's Total Debt shall consist of Cash and Cash Equivalents.
b)	Equity Ratio: The Equity Ratio is [•]. [Requirement: Equity Ratio shall not be less than twenty-five per cent. (25%)]
3.	[I/We confirm that the Security Value is greater than the Minimum Value under the latest valuations of each Mortgaged Vessel obtained in accordance with Clause 25 (Minimum Security Value).]
4.	I/We confirm that
a)	the aggregate exposure of the Group under any charter arrangements for vessels owned by third parties as per [30 June/31 December] [year] is US$[●].
b)	the aggregate exposure of the Group under Forward Freight Agreements entered into under Clause 27.1c) as per [30 June/31 December] [year] is US$[●].
5.
[I/We confirm that no Event of Default is continuing.] [If this statement cannot be made, the certificate should identify any Event of Default that is continuing and the steps, if any, being taken to remedy it.]

Signed by:
____________________________________
[Finance Director] [Chief Financial Officer] on behalf of Torm PLC

SCHEDULE 9 - FORM OF INCREASE CONFIRMATION
Form of Increase Confirmation
To:	[●] as Agent and [●] as Security Agent
and	TORM PLC
From:	[the Increase Lender] (the Increase Lender)
Dated:	[●]
US$[●] Term Facility Agreement dated [●] September 2017 (the "Agreement")
1.
We refer to the Agreement and to the Subordination Deed (as defined in the Agreement). This agreement (the "Agreement") shall take effect as an Increase Confirmation for the purpose of the Agreement and as a Creditor Accession Undertaking for the purposes of the Subordination Deed (and as defined in the Subordination Deed). Terms defined in the Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Agreement.
3.
The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it was the Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the "Increase Date") is [●].
5.	On the Increase Date, the Increase Lender becomes:
a)	party to the relevant Finance Documents (other than the Subordination Deed) as a Lender; and
b)	a party to the Subordination Deed as a Senior Creditor (as defined in the Subordination Deed).
6.	The Facility Office and address and attention details for notices to the Increase Lender for the purposes of Clause 39.2 (Addresses) are set out in the Schedule.
7.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in Clause 2.2g) (Increase).
8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
a)	[a Qualifying Lender (other than a Treaty Lender);]
a)	[a Treaty Lender;]
c)	[not a Qualifying Lender]. [3]

3 Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

9.
We refer to [Clause 14] (Changes to the Parties) of the Subordination Deed. In consideration of the New Lender being accepted as a Senior Creditor for the purposes of the Subordination Deed (and as defined in the Subordination Deed), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Subordination Deed as a Senior Creditor, and undertakes to perform all the obligations expressed in the Subordination Deed to be assumed by a Senior Creditor and agrees that it shall be bound by all the provisions of the Subordination Deed, as if it had been an original party to the Subordination Deed.

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
11.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
12.	This Agreement has been entered into on the date stated at the beginning of this Agreement.
Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule
Relevant Commitment/rights and obligations to be assumed by the Increase Lender
[insert relevant details]
[Increase Lender]
________________________________________
By:
________________________________________
By:
This Agreement is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and as a Creditor Accession Undertaking for the purposes of the Subordination Deed and the Increase Date is confirmed as [●].
Agent
(on behalf of itself and the other Finance Parties)

________________________________________
By:

Security Agent
(on behalf of itself and the other Finance Parties)

________________________________________
By:
TORM PLC

________________________________________
By:

SCHEDULE 10 - SCHEDULED AMORTISATION PAYMENTS
(see next page)

		Newbuilding Tranche	Refinancing Tranche	Total
Year Build		2017	2002
Total Valuation		USD 63.000.000	USD 10.500.000	USD 73.500.000
Initial LTV		65%	55%
Initial commitment		USD 40.950.000	USD 5.775.000	USD 46.725.000

Period	Repayment Date	Newbuilding Tranche	Refinancing Tranche	Total
1	08-12-2017	USD 602.206	USD 339.706	USD 941.912
2	08-03-2018	USD 602.206	USD 339.706	USD 941.912
3	08-06-2018	USD 602.206	USD 339.706	USD 941.912
4	08-09-2018	USD 602.206	USD 339.706	USD 941.912
5	08-12-2018	USD 602.206	USD 339.706	USD 941.912
6	08-03-2019	USD 602.206	USD 339.706	USD 941.912
7	08-06-2019	USD 602.206	USD 339.706	USD 941.912
8	08-09-2019	USD 602.206	USD 339.706	USD 941.912
9	08-12-2019	USD 602.206	USD 339.706	USD 941.912
10	08-03-2020	USD 602.206	USD 339.706	USD 941.912
11	08-06-2020	USD 602.206	USD 339.706	USD 941.912
12	08-09-2020	USD 602.206	USD 339.706	USD 941.912
13	08-12-2020	USD 602.206	USD 339.706	USD 941.912
14	08-03-2021	USD 602.206	USD 339.706	USD 941.912
15	08-06-2021	USD 602.206	USD 339.706	USD 941.912
16	08-09-2021	USD 602.206	USD 339.706	USD 941.912
17	08-12-2021	USD 602.206	USD 339.706	USD 941.912
18	08-03-2022	USD 602.206	USD 0	USD 602.206
19	08-06-2022	USD 602.206	USD 0	USD 602.206
20	08-09-2022	USD 602.206	USD 0	USD 602.206
21	08-12-2022	USD 602.206	USD 0	USD 602.206
22	08-03-2023	USD 602.206	USD 0	USD 602.206
23	08-06-2023	USD 602.206	USD 0	USD 602.206
24	08-09-2023	USD 602.206	USD 0	USD 602.206
25	08-12-2023	USD 602.206	USD 0	USD 602.206
26	08-03-2024	USD 602.206	USD 0	USD 602.206
27	08-06-2024	USD 602.206	USD 0	USD 602.206
28	04-09-2024	USD 24.690.441	USD 0	USD 24.690.441

SCHEDULE 11 - FORM OF ACCESSION DEED
Form of Accession Deed
To:	[●] (as Agent) and [●] (as Security Agent)
From:	[Acceding Guarantor]
Dated:	[●]
Dear Sirs
TORM PLC
US$[●] Term Facility Agreement dated [●] September 2017 (the "Agreement")
1.
We refer to the Agreement and to the Subordination Deed. This deed (the "Accession Deed") shall take effect as an Accession Deed for the purposes of the Agreement and as a Debtor accession Deed for the purposes of the Subordination Deed (and as defined in the Subordination Deed). Terms defined in the Agreement have the same meaning in paragraphs 1-[3]/[4] of this Accession Deed unless given a different meaning in this Accession Deed.

2.	[●] agrees to become a Guarantor and to be bound by the terms of the Agreement as a Guarantor, including Clause 17.4 (Waiver of Defences). [●] is a company duly incorporated under the laws of [●].
3.	[●] administrative details are as follows:
Address:	[●]
Attention:	[●]
4.	We confirm that no Default is continuing or would occur as a result of [●] becoming a Guarantor.
5.	[Subsidiary] (for the purposes of this paragraph 5, the "Acceding Debtor") intends to give a guarantee, indemnity or other assurance against loss in respect of liabilities under the Agreement.
IT IS AGREED as follows:
6.
a)	Terms defined in the Subordination Deed shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph 6.
b)	The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:
i)	any Security Interest in respect of Liabilities created or expressed to be created pursuant to the Agreement;
ii)	all proceeds of that Security Interest; and
iii)
all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties (in the Agreement or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Agreement or otherwise) in favour of the Security Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Subordination Deed.
c)
The Acceding Debtor confirms that it intends to be party to the Subordination Deed as an Obligor, undertakes to perform all the obligations expressed to be assumed by an Obligor under the Subordination Deed and agrees that it shall be bound by all the provisions of the Subordination Deed as if it had been an original party to the Subordination Deed.

d)
[In consideration of the Acceding Debtor being accepted as an Intra-Group Lender for the purposes of the Subordination Deed, the Acceding Debtor also confirms that it intends to be party to the Subordination Deed as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Subordination Deed to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Subordination Deed, as if it had been an original party to the Subordination Deed].

7.
The limitations set forth herein shall apply mutatis mutandis to any security created by [●] under the Security Documents and to any guarantee, indemnity, any similar obligation resulting in a payment obligation and payment, including but not limited to set off, pursuant to this Agreement and made by [●].

8.	This Accession Deed and any non-contractual obligations connected with it are governed by English law.
9.	[For Guarantors incorporated outside of England and Wales: For the purposes of Clause 49.2 (Service of process) of the Agreement [●] appoints [●] of [●] as its English process agent.]
10.	This Accession Deed shall be considered a Finance Document.
11.
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Accession Deed or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Accession Deed) (a Dispute).

12.	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
13.
Paragraphs 11 and 12 are for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

14.	This Accession Deed has been executed as a deed by [●] and is delivered on the date stated above.
[●]
____________________________________
By:             [●]
Date:          [●]
[to be executed as a deed under the relevant local law requirements]

This Accession Deed is accepted
by the Agent on behalf of itself
and the other Finance Parties.
[●]
____________________________________
By:             [●]
Date:          [●]
____________________________________
By:             [●]
Date:          [●]
This Accession Deed is accepted
by the Security Agent on behalf of itself
and the other Finance Parties.
[●]
____________________________________
By:             [●]
Date:          [●]
____________________________________
By:             [●]
Date:          [●]

SCHEDULE 12 - GROUP STRUCTURE CHART
[*]